Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

NAVTEQ CORPORATION,

NAVTEQ HOLDINGS B.V.,

NAVTEQ HOLDINGS DELAWARE, INC.

and

TRAFFIC.COM, INC.

Dated as of November 5, 2006

3.20.	Warranties; Products Liability	43
3.21.	Customers	43
3.22.	Suppliers	44
3.23.	Export Control Laws	44
3.24.	Foreign Corrupt Practices Act	45
3.25.	Information Supplied	45
3.26.	Fairness Opinion	45
3.27.	Government Contracts	45
3.28.	Takeover Statutes and Rights Plans	46
3.29.	Tax-Free Reorganization	46
3.30.	Change of Control; Severance; Bonus Payments	47

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT, BV SUB AND MERGER SUB		47

4.1.	Organization	47
4.2.	Capitalization	47
4.3.	Authority; No Conflict; Necessary Consents	48
4.4.	SEC Filings	49
4.5.	Financial Statements	50
4.6.	Absence of Changes	52
4.7.	Governmental Authorizations	52
4.8.	Litigation	52
4.9.	Compliance with Laws	53
4.10.	Tax-Free Reorganization	53
4.11.	Information Supplied	53
4.12.	Ownership of Company Common Stock	53
4.13.	Taxes	53

ARTICLE V CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME		54

5.1.	Conduct of Business by the Company	54
5.2.	Conduct of Business by Parent	58
5.3.	Control of Other Party’s Business	59

ARTICLE VI ADDITIONAL AGREEMENTS		59

6.1.	No Solicitation; Unsolicited Acquisition Proposals	59
6.2.	Board Recommendation	61
6.3.	Meeting of Company Stockholders	62
6.4.	Proxy Statement and Registration Statement	63
6.5.	Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants	64
6.6.	Public Disclosure	65
6.7.	Regulatory Filings	65
6.8.	Other SEC Filings	67

6.9.	State Anti-Takeover Law	67
6.10.	Third-Party Consents	68
6.11.	Notification of Certain Matters	68
6.12.	Options and Warrants	69
6.13.	Form S-8	71
6.14.	Option Information	71
6.15.	Indemnification	72
6.16.	Affiliates	73
6.17.	Section 16 Matters	73
6.18.	Tax Matters	74
6.19.	FIRPTA Compliance	74
6.20.	NYSE Listing	74
6.21.	Termination or Exchange of Certain Agreements and Plans	74
6.22.	Additional Actions; Further Assurances	75

ARTICLE VII CONDITIONS TO THE MERGER		75

7.1.	Conditions to the Obligations of Each Party to Effect the Merger	75
7.2.	Additional Conditions to the Obligations of Parent, BV Sub and Merger Sub	76
7.3.	Additional Conditions to the Obligations of the Company	78

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		79

8.1.	Termination	79
8.2.	Notice of Termination; Effect of Termination	82
8.3.	Fees and Expenses	82
8.4.	Amendment	84
8.5.	Extension; Waiver	84

ARTICLE IX GENERAL PROVISIONS		84

9.1.	Non-Survival of Representations and Warranties	84
9.2.	Notices	84
9.3.	Interpretation	85
9.4.	Counterparts	86
9.5.	Attorneys’ Fees	86
9.6.	Entire Agreement; Third-Party Beneficiaries	86
9.7.	Severability	86
9.8.	Other Remedies	86
9.9.	Rules of Construction	86
9.10.	Assignment	87
9.11.	Specific Performance	87
9.12.	Governing Law; Jurisdiction	87
9.13.	Waiver of Jury Trial	87

Exhibits and Schedules

Exhibit A-1	Form of Voting Agreement
Exhibit A-2	Form of Voting Agreement
Exhibit B	Form of Affiliate Letter

Schedule I	Parties to Voting Agreement
Schedule II	List of Company Warrants
Schedule III	Holders Making Stock Elections
Schedule IV	Holders of Exchanged Warrants

Company Disclosure Letter

Parent Disclosure Letter

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 5, 2006, by and among NAVTEQ Corporation, a Delaware corporation (“Parent”), NAVTEQ Holdings B.V., a corporation organized under the laws of The Netherlands and a wholly-owned subsidiary of Parent (“BV Sub”), NAVTEQ Holdings Delaware, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of BV Sub (“Merger Sub”), and Traffic.com, Inc., a Delaware corporation (the “Company”).  All capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Article I.

RECITALS

WHEREAS, the Boards of Directors of Parent, BV Sub, Merger Sub and the Company deem it advisable and in the best interest of their respective stockholders to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions provided for herein;

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company and the shareholder and managing director of BV Sub have approved, in accordance with Applicable Law, this Agreement and the transactions contemplated hereby, including the Merger, and the Board of Directors of the Company has resolved to recommend to the stockholders of the Company that they approve and adopt this Agreement and approve the Merger;

WHEREAS, it is proposed that the acquisition be accomplished by the merger of the Company with and into Merger Sub, with Merger Sub being the Surviving Corporation, in accordance with the applicable provisions of Delaware Law, and each share of Company Common Stock will thereupon be cancelled and converted into the right to receive the consideration as set forth herein, all upon the terms and subject to the conditions set forth herein;

WHEREAS, for United States federal income tax purposes, the parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement constitutes a “plan of reorganization” for purposes of Section 368(a) of the Code;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent, BV Sub and Merger Sub to enter into this Agreement, each of the directors and executive officers of the Company who own shares of Company Common Stock and who are identified on Schedule I hereto, in their respective capacities as stockholders of the Company, and each of the other stockholders of the Company identified on Schedule I hereto, have entered into Voting Agreements with Parent substantially in the forms attached hereto as Exhibit A-1 or Exhibit A-2 (each, a “Voting Agreement” and collectively, the “Voting Agreements”); and

WHEREAS, the Company, Parent, BV Sub and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, BV Sub, Merger Sub and the Company hereby agree as follows:

Article I
DEFINITIONS

1.1.         Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acquisition Proposal” shall mean any offer, proposal or any third party indication of interest or intent relating to any transaction or series of related transactions involving: (i) any purchase or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 10% interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning 10% or more of the total outstanding voting securities of the Company, (ii) any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 90% of the equity interests in the surviving or resulting entity of such transaction or the parent of any such surviving or resulting entity, (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 10% of the assets of the Company and its Subsidiaries, taken as a whole (other than in a transaction involving not more than 20% of the assets of the Company and its Subsidiaries, taken as a whole, as may be consented to by Parent, which consent may not be unreasonably withheld, conditioned or delayed), (iv) any liquidation or dissolution of the Company (provided, however, that the transactions between Parent and the Company contemplated by this Agreement shall not be deemed an Acquisition Proposal), or (v) any combination of the foregoing.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Applicable Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, treaty, constitution, principle of common law, resolution, ordinance, code, edict, decree, directive, guidance, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of Delaware.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” shall mean any change, circumstance, development, effect, event, fact or occurrence that, individually, or when taken together with all such other changes, circumstances, developments, effects, events, facts or occurrences that exist or have occurred prior to the date of determination of the Company Material Adverse Effect, has caused, resulted in or had, a material and adverse effect on the business, financial condition, assets (whether real, personal or mixed, tangible or intangible), properties, or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that, in no event shall any of the following be deemed to constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred:  any change, circumstance, development, effect, event, fact or occurrence primarily resulting (i) from changes affecting the United States or world economy generally, which changes do not affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner, (ii) from changes affecting the industry in which the Company and its Subsidiaries operate generally which changes do not affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner, (iii) from a change in the Company’s stock price or the trading volume in such stock; provided, however, that this clause (iii) shall not exclude any underlying effect which may have caused such change in stock price or trading volume, (iv) from a failure to meet the Company’s internal projections or securities analysts’ estimates of revenue, earnings or other business or operating metrics for the Company for any period ending on or after the date of this Agreement (or for such other period for which estimates of revenues, earnings or other business or operating metrics are released); provided, however, that this clause (iv) shall not exclude any underlying effect which may have caused such failure to meet securities analysts’ estimates of revenue, earnings or other business or operating metrics, (v) from changes in accounting requirements or principles imposed upon the Company and its Subsidiaries pursuant to changes in GAAP or Applicable Law which changes were first publicly disclosed after the date hereof, (vi) from any change in Applicable Laws, or the interpretation thereof, (vii) from any litigation brought by a holder of Company Common Stock arising from allegations of a breach of fiduciary duty relating to this Agreement, or (viii) from the loss of any single customer which, individually, accounted for $1,000,000 or less of the Company’s net revenue during the preceding twelve (12) month period prior to the date of this Agreement or any group of customers which, in the aggregate, accounted for $1,000,000 or less of the Company’s net revenue during the preceding twelve (12) month period prior to the date of this Agreement.

“Company Options” shall mean any outstanding options to purchase shares of Company Common Stock under any of the Company Stock Option Plans or otherwise.

“Company Securities” shall mean the Company Common Stock and any other securities of the Company.

“Company Warrants” shall mean any outstanding warrants to purchase shares of Company Common Stock.

“Contract” shall mean any contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense, permit, franchise or other instrument, obligation or binding arrangement or understanding of any kind or character, whether oral or in writing.

“Delaware Law” shall mean the DGCL and any other applicable law of the State of Delaware.

“DGCL” shall mean the General Corporation Law of the State of Delaware, or any successor statute thereto.

“Employees” shall mean all employees of the Company and its Subsidiaries.

“Environmental Law” means any and all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judicial and administrative orders, injunctions or decrees, or other legal requirements relating to occupational safety and health, the environment, or emissions, discharges or releases of Hazardous Substances into the environment, including ambient air, surface water, groundwater or land, or otherwise relating to the handling of Hazardous Substances or the investigation, clean-up or other remediation thereof.

“Environmental Matters” means any liability or obligation arising under Environmental Law, whether arising under theories of contract, tort, negligence, successor or enterprise liability, strict liability or other legal or equitable theory, including (i) any failure to comply with an applicable Environmental Law or Permit and (ii) any liability or obligation arising from the manufacture, processing, distribution, treatment, storage, disposal, transport, presence of, release or threatened release of, or exposure of persons or property to, Hazardous Substances.

“Hazardous Substance” means any “hazardous substance,” “hazardous waste,” “pollutant,” “contaminant” or “toxic substance” (as defined or regulated by any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Resources Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., or the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., and regulations promulgated thereunder, or any analogous state and local laws and regulations), petroleum and petroleum products, polychlorinated biphenyls or asbestos.

“Knowledge” shall mean (i) with respect to the Company and its Subsidiaries, with respect to any matter in question, that any of the following persons has actual knowledge of such matter after reasonable inquiry of the persons employed by the Company and its Subsidiaries whose duties would, in the normal course of the affairs of the Company and its Subsidiaries, result in such person having knowledge of the matter in question: the Company’s Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Chief Information Officer, and General Counsel, and (ii) with respect to Parent, BV Sub, Merger Sub and Parent’s other Subsidiaries, with respect to any matter in question, that any of the following persons has actual knowledge of such matter after reasonable inquiry of the persons employed by Parent and its Subsidiaries whose duties would, in the normal course of the affairs of Parent and its Subsidiaries, result in such person having knowledge of the matter in question: Parent’s President and Chief Executive Officer, Chief Financial Officer, and General Counsel.

“Legal Proceedings” shall mean any action, claim, suit, litigation, arbitration, proceeding (public or private), criminal prosecution, audit or investigation by or before any Governmental Authority.

“Liability” or “Liabilities” shall mean all indebtedness, obligations and other liabilities, whether direct or indirect, and any loss, damage (including direct, incidental, consequential and special damages), cost, deficiency, Lien, penalty, fine, cost or expense (including any litigation expenses), or any diminution in value of any real or personal property (excluding any depreciation), or contingent liability, loss contingency, unpaid expense, claim, guaranty or endorsement (other than endorsements for deposits or collection of checks in the ordinary course of business).

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“NASDAQ” shall mean the Nasdaq Global Market, any successor inter-dealer quotation system operated by the Nasdaq Stock Market, Inc. or any successor thereto.

“NYSE” shall mean the New York Stock Exchange.

“Parent Material Adverse Effect” shall mean any change, circumstance, development, effect, event, fact or occurrence that, individually, or when taken together with all such other changes, circumstances, developments, effects, events, facts or occurrences that exist or have occurred prior to the date of determination of the Parent Material Adverse Effect, has caused, resulted in or had, a material and adverse effect on the business, financial condition, assets (whether real, personal or mixed, tangible or intangible), properties, or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that, in no event shall any of the following be deemed to constitute or be taken into account in determining whether a Parent Material Adverse Effect has occurred:  any change, circumstance, development, effect, event, fact or occurrence primarily resulting (i) from changes affecting the United States or world economy generally, which changes do not affect Parent and its Subsidiaries, taken as a whole, in a disproportionate manner, (ii) from changes affecting the industry in which Parent and its Subsidiaries operate generally which changes do not affect Parent and its Subsidiaries, taken as a whole, in a disproportionate manner, (iii) from a change in Parent’s stock price or the trading volume in such stock; provided, however, that this clause (iii) shall not exclude any underlying effect which may have caused such change in stock price or trading volume, (iv) from a failure to meet Parent’s internal projections or securities analysts’ estimates of revenue, earnings or other business or operating metrics for Parent for any period ending on or after the date of this Agreement (or for such other period for which estimates of revenues, earnings or other business or operating metrics are released); provided, however, that this clause (iv) shall not exclude any underlying effect which may have caused such failure to meet securities analysts’ estimates of revenue, earnings or other business or operating metrics, (v) from changes in accounting requirements or principles imposed upon Parent and its Subsidiaries pursuant to changes in GAAP or Applicable Law which changes were first publicly disclosed after the date hereof, (vi) any change in

Applicable Laws, or the interpretation thereof or (vii) from any litigation brought by a holder of Parent Common Stock arising from allegations of a breach of fiduciary duty relating to this Agreement.

“Parent Stock Option Plans” shall mean all of Parent’s currently existing stock incentive plans.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Proxy Statement” shall mean the proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the stockholders of the Company in connection with the solicitation of proxies for use at the Company Stockholders’ Meeting, and any schedules required to be filed with the SEC under the Exchange Act in connection therewith, and any amendments or supplements thereto, which Proxy Statement will be included in the Registration Statement and form part of the Proxy Statement/Prospectus.

“Registration Statement” shall mean the Registration Statement on Form S-4 to be filed by Parent with the SEC under the Securities Act to register the shares of Parent Common Stock issuable in connection with the Merger, and any amendments or supplements thereto

“SEC” shall mean the United States Securities and Exchange Commission, or any successor thereto.

“Subsidiaries” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Subsidiary Securities” shall mean the securities of the Company’s Subsidiaries.

“Superior Proposal” with respect to the Company, shall mean an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, a majority of the assets of the Company (measured by either fair market value of such assets or by revenue attributable to such assets) or all of the outstanding voting securities of the Company, or otherwise enter into a transaction as a result of which the stockholders of the Company immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction and any direct or indirect parent or subsidiary thereof, on terms that the Board of Directors of the Company has reasonably concluded in good faith (following the receipt of advice of its outside legal counsel and its financial advisor, and taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the Person making the offer, including without limitation any proposed conditions to consummation, as well as any counter-offer or counter-proposal made by Parent) to be more favorable, from a financial point of view, to the Company’s stockholders (in their capacities as stockholders) than the terms of the Merger, is reasonably likely to be consummated and for which financing, to the extent required, is then fully committed or reasonably determined by the Board of Directors in good faith to be available.

1.2.          List of Additional Defined Terms. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms identified below:

Term	Defined in Section
401(k) Plan	6.21(c)
Action of Divestiture	6.7(d)
Affiliate Letter	6.16
Aggregate Cash Shares	2.7(b)
Aggregate Stock Shares	2.7(c)
Agreement	Preamble
Antitrust Law	6.7(a)
Assumed Option	6.12(a)
Bid	3.27
Board Recommendation	6.2(a)
Board Recommendation Change	6.2(b)
BV Sub	Preamble
Cash Consideration Cap	2.7(b)
Cash Election	2.7(a)(i)
Cash Fraction	2.7(b)(iii)
Certificate	2.6(c)
Certificate of Merger	2.2
Closing	2.3
Closing Date	2.3
Committee Fairness Opinion	3.26
Company	Preamble
Company Balance Sheet	3.4(b)
Company Benefit Plan	3.16(a)
Company Bylaws	3.1(b)
Company Charter	3.1(b)
Company Charter Documents	3.1(b)
Company Common Stock	3.2(a)
Company Disclosure Letter	Preamble to Art. III

Company Employee Plan	5.1(s)
Company Fairness Opinion	3.26
Company Financials	3.4(b)
Company Government Contract	3.27
Company Government Subcontract	3.27
Company Intellectual Property	3.8
Company Material Contract	3.17(a)
Company Permits	3.10
Company Preferred Stock	3.2(a)
Company Products	3.8
Company Registered Intellectual Property	3.8
Company SEC Reports	3.4(a)
Company Source Code	3.8(j)
Company Stock Option Plans	3.2(b)
Company Stockholders’ Meeting	6.3(a)
Confidentiality Agreement	6.5(a)
Customer Information	3.8(n)
Delaware Secretary of State	2.2
Dissenting Shares	2.9
Dissenting Stockholder	2.9
DOJ	3.3(c)
Effective Time	2.2
Election	2.7(a)(iii)
Election Deadline	2.7(f)
End Date	8.1(b)
Environmental Permits	3.13
ERISA	3.16(a)
ERISA Affiliate	3.16(a)
Exchange Act	3.3(c)
Exchange Agent	2.8(a)
Exchange Fund	2.8(b)
Exchange Ratio	2.6(c)(i)
Exchanged Options	6.12(b)(ii)
Export Approvals	3.23
Fairness Opinion	3.26
FCPA	3.24
Form of Election	2.7(a)
FTC	3.3(c)
GAAP	3.4(b)
Governmental Authority	3.3(c)
Guarantee of Delivery	2.7(f)
HSR Act	3.3(c)
Indemnified Parties	6.15(a)
Intellectual Property	3.8
Intellectual Property Rights	3.8

Lease Documents	3.7(b)
Letter of Transmittal	2.7(f)
Merger	2.1
Merger Consideration	2.6(c)
Merger Sub	Preamble
Merger Sub Bylaws	4.1(b)
Merger Sub Charter	4.1(b)
Necessary Governmental Consents	3.3(c)
Non-Electing Shares	2.7(d)(iii)
Non-Election	2.7(a)(iii)
Open Source	3.8(i)
Parent Bylaws	4.1(b)
Parent Charter	4.1(b)
Parent Common Stock	4.2
Parent Disclosure Letter	Preamble to Art. IV
Parent Financials	4.5
Parent Permits	4.7
Parent Preferred Stock	4.2
Parent SEC Reports	4.4
Parent’s 401(k) Plan	6.21(c)
Per Share Cash Consideration	2.6(c)(ii)
Per Share Stock Consideration	2.6(c)(i)
Plan	3.16(a)
Proxy Statement/Prospectus	6.4(a)
Real Property	3.7(a)
Relevant Group	3.6(a)(i)
Requisite Stockholder Approval	3.3(a)
Sarbanes-Oxley Act	3.4(a)
Securities Act	3.3(c)
Shrink-Wrapped Code	3.8
Significant Customer	3.21
Significant Supplier	3.22
Source Code	3.8
Special Committee	3.26
Stock Consideration Cap	2.7(c)
Stock Election	2.7(a)(ii)
Stock Fraction	2.7(c)(iii)
Subsidiary Charter Documents	3.1(b)
Surviving Corporation	2.1
Tax; Taxes	3.6(a)(ii)
Tax Return	3.6(a)(iii)
Termination Fee	8.3(b)(i)
Trade Secrets	3.8(a)
Transfer Taxes	3.6(a)(iv)

Triggering Event	8.1(e)
Voting Agreement	Preamble

Article II
THE MERGER

2.1.          The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of Delaware Law, at the Effective Time, the Company shall be merged with and into Merger Sub (the “Merger”), the separate corporate existence of the Company shall thereupon cease and Merger Sub shall continue as the surviving corporation of the Merger.  (Merger Sub, as the surviving corporation of the Merger, is sometimes hereinafter referred to as the “Surviving Corporation”).  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.2.          Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Merger Sub shall cause the Merger to be consummated under Delaware Law by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of Delaware Law, with the time of such filing with the Delaware Secretary of State, or such later time as may be agreed in writing by Parent and the Company and specified in the Certificate of Merger, being referred to in this Agreement as the “Effective Time.”

2.3.          Closing. The consummation of the Merger (the “Closing”) shall take place at a closing to occur at the offices of Pepper Hamilton LLP, 600 Fourteenth Street, N.W., Washington, D.C. 20005, on a date and at a time to be agreed upon by Parent, BV Sub, Merger Sub and the Company, which date shall be no later than the second Business Day after the satisfaction or waiver (to the extent permitted by this Agreement and Applicable Law) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver, to the extent permitted by this Agreement and Applicable Law, of such conditions), or at such other location, date and time as Parent, BV Sub, Merger Sub and the Company shall mutually agree upon in writing, with the date upon which the Closing shall actually occur pursuant hereto being referred to in this Agreement as the “Closing Date.”

2.4.          Certificate of Incorporation and Bylaws. The certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation as of and after the Effective Time, until thereafter amended in accordance with the applicable provisions of Delaware Law, such certificate of incorporation and bylaws, and this Agreement.

2.5.          Directors and Officers.  Unless otherwise determined by Parent prior to the Effective Time, the directors and officers of Merger Sub holding office immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation as of and after the Effective Time and shall continue as such until their respective successors are duly elected or appointed and qualified.

2.6.          Effect on Capital Stock; Effect on Options and Warrants.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, BV Sub, Merger Sub, the Company or the holders of any shares of capital stock of the Company:

(a)           Treasury Stock. All shares of Company Common Stock that are held in the Company’s treasury shall be cancelled and cease to exist and no cash, shares of Parent capital stock or other consideration shall be delivered in exchange therefor.

(b)           Subsidiary and Parent-Owned Stock. All shares of Company Common Stock held by any direct or indirect wholly-owned Subsidiary of the Company shall be cancelled and cease to exist and no cash, shares of Parent capital stock or other consideration shall be delivered in exchange therefor. All shares of Company Common Stock held by the Parent or any direct or indirect wholly-owned Subsidiary of Parent shall be cancelled and cease to exist and no cash, shares of Parent capital stock or other consideration shall be delivered in exchange therefor.

(c)           Conversion of Company Common Stock. Subject to the other provisions of this Article II (including the election and pro-ration provisions set forth in Section 2.7), each issued and outstanding share of Company Common Stock shall be converted into the right to receive, at the election of the holder thereof:

(i)            0.235 shares of Parent Common Stock (the “Per Share Stock Consideration,” and the ratio of one share of Company Common Stock to the Per Share Stock Consideration being the” Exchange Ratio”); or

(ii)           cash in the amount of $8.00, without interest (the “Per Share Cash Consideration”).

All such shares of Company Common Stock, when so converted, shall be retired, shall cease to be outstanding and shall automatically be cancelled, and the holder of a certificate (“Certificate”) that, immediately prior to the Effective Time represented such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Certificate in accordance with Section 2.8(c): (A) the Per Share Stock Consideration and/or the Per Share Cash Consideration, as the case may be, as determined in accordance with Section 2.7, (B) certain dividends and other distributions in accordance with Section 2.8(d), and (C) cash in lieu of fractional shares of Parent Common Stock in accordance with Section 2.6(f), in each case without interest (collectively, the “Merger Consideration”). All Merger Consideration paid upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no registration of transfers on the records of the Surviving Corporation of shares of Company

Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

Notwithstanding the foregoing, if between the date hereof and the Effective Time the Parent Common Stock or Company Common Stock is changed into a different number of shares or a different class, because of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio and the Per Share Cash Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

(d)           Parent Common Stock. The Merger shall not affect any shares of Parent Common Stock that are issued and outstanding immediately prior to the Effective Time.

(e)           Company Options; Company Warrants.

(i)            At the Closing, each Company Option then outstanding under any of the Company Stock Option Plans shall be treated in accordance with the provisions of this Article II and Section 6.12. At the time of execution and delivery of this Agreement by the Company, the Company shall deliver or cause to be delivered to Parent written evidence that the Company’s Board of Directors or the Compensation Committee of the Board of Directors has taken such action pursuant to the Company Stock Option Plans and the stock option agreements pertaining to all outstanding Company Options so as to cause all Company Options outstanding at the Closing to be cancelled, other than those to be assumed by Parent in accordance with Section 6.12(a) and those that become Exchanged Options in accordance with Section 6.12(b). With respect to the Company’s 1999 Non-Employee Option Plan, the Company shall use all commercially reasonable efforts to cause the holders of Company Options outstanding under such plan to exercise such Company Options at or prior to Closing. Subject to the other provisions of this Article II (including the election and pro-ration provisions set forth in Section 2.7), each Exchanged Option shall be converted (on a net basis, taking into account the exercise price of such Exchanged Option) into the right to receive, at the election of the holder thereof (A) the Per Share Stock Consideration or (B) the Per Share Cash Consideration.

(ii)           At the Closing, each Company Warrant then outstanding shall be treated in accordance with the provisions of Section 6.12(c), except that Exchanged Warrants shall be treated in accordance with the provisions of this Article II and Section 6.12. Subject to the other provisions of this Article II (but excluding the election and pro-ration provisions set forth in Section 2.7), each Exchanged Warrant shall be converted (on a net basis, taking into account the exercise price of such Exchanged Warrant) into the right to receive the Per Share Stock Consideration.

(iii)          All Exchanged Options and Exchanged Warrants, when so converted, shall be retired, shall cease to be outstanding and shall automatically be cancelled, and the holder thereof shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Exchanged Option or Exchanged Warrant in accordance with Section 2.8(c): (A) the Per Share Stock Consideration and/or the Per Share Cash Consideration, as the case may be, as determined in accordance with Section 2.7 (and, in the case of Exchanged

Warrants, the Per Share Stock Consideration only), (B) certain dividends and other distributions in accordance with Section 2.8(d), and (C) cash in lieu of fractional shares of Parent Common Stock in accordance with Section 2.6(f), in each case without interest. All such consideration paid upon the surrender for exchange of Exchanged Options or Exchanged Warrants in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Exchanged Option or Exchanged Warrant.

(f)            No Fractional Shares of Parent Common Stock. No fractional shares of Parent Common Stock shall be issued in the Merger, but in lieu thereof (i) each holder of shares of Company Common Stock and (ii) each holder of a Company Option or Company Warrant which becomes an Exchanged Option or Exchanged Warrant, who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder’s Certificate(s), Company Option or Company Warrant, as applicable, receive an amount of cash (rounded to the nearest whole cent), without interest, less the amount of any withholding taxes as contemplated by Section 2.8(f) which are required to be withheld with respect thereto, equal to the product of: (i) such fraction, multiplied by (ii) the average closing price of one share of Parent Common Stock for the ten (10) most recent trading days that Parent Common Stock has traded ending on the trading day one day prior to the Effective Time, as reported on the NYSE. As soon as practicable after the determination of the amount of cash to be paid to such former holders in lieu of any fractional interests, the Exchange Agent shall notify Parent, and Parent shall cause BV Sub to deposit with the Exchange Agent and shall cause the Exchange Agent to make available in accordance with this Agreement such amounts to such former holders of Company Common Stock, Company Options and Company Warrants.

2.7.          Election and Allocation Procedures.

(a)           Cash and Stock Elections. Subject to the election and allocation procedures set forth in this Section 2.7, the limitations imposed by the Cash Consideration Cap and the Stock Consideration Cap and the agreements to make Stock Elections set forth in Section 2.7(e), each record holder (or beneficial owner through appropriate and customary documentation and instructions) of shares of Company Common Stock immediately prior to the Effective Time and each holder of a Company Option that has become an Exchanged Option in accordance with Section 6.12(b) shall be entitled to:

(i)            elect to receive the Merger Consideration (A) in respect of each such share of Company Common Stock and (B) in respect of each Exchanged Option (on a net basis, taking into account the exercise price of such Exchanged Option) entirely in cash (a “Cash Election”),

(ii)           elect to receive the Merger Consideration (A) in respect of each such share of Company Common Stock and (B) in respect of each Exchanged Option (on a net basis, taking into account the exercise price of such Exchanged Option) entirely in shares of Parent Common Stock (a “Stock Election”), or

(iii)          indicate that such holder has no preference as to the receipt of cash or shares of Parent Common Stock with respect to such shares of Company Common

Stock or Exchanged Options (a “Non-Election;” and any Cash Election, Stock Election or Non-Election shall be referred to herein generally as an “Election”);

provided, however, that no holder of Dissenting Shares shall be entitled to make an Election, and, provided further, that the election made by each holder shall apply to all shares of Company Common Stock and all Exchanged Options held by each holder (except that a holder of Dissenting Shares who withdraws or waives such holder’s dissent pursuant to Section 262 of the DGCL shall be entitled to make an Election). All such Elections shall be made on a form furnished by Parent for that purpose (a “Form of Election”) reasonably satisfactory to the Company. If more than one Certificate shall be surrendered in accordance with Section 2.8(c) and/or more than one Company Option that has become an Exchanged Option in accordance with Section 6.12(b) for the account of the same holder, the number of shares of Parent Common Stock, if any, to be issued to such holder in exchange for the Certificates and Exchanged Options that have been surrendered and/or exchanged in accordance with Section 2.8(c) and Section 6.12(b) shall be computed on the basis of the aggregate number of shares of Company Common Stock represented by all such Certificates and Exchanged Options surrendered and/or exchanged for the account of such holder. Holders of record of shares of Company Common Stock who hold such shares as nominees, trustees or in other representative capacities may submit multiple Forms of Election, provided that such nominee, trustee or representative certifies that each such Form of Election covers all shares of Company Common Stock held for a particular beneficial owner.

(b)           Pro-ration – Excess Cash Elections. Notwithstanding the Elections made pursuant to Section 2.7(a), the aggregate cash consideration payable to all holders of shares of Company Common Stock and Company Options that have become Exchanged Options in accordance with Section 6.12(b) shall not exceed $49,000,000 minus the cash value of Dissenting Shares (the “Cash Consideration Cap”). For purposes of the definition of Cash Consideration Cap, the “cash value of Dissenting Shares” shall equal the Per Share Cash Consideration multiplied by the number of shares of Company Common Stock that are Dissenting Shares. If the product of (X) the Per Share Cash Consideration and (Y) the aggregate number of shares of Company Common Stock (including shares of Company Common Stock issued and outstanding and shares attributable to Exchanged Options) with respect to which Cash Elections have been made would exceed the Cash Consideration Cap, then:

(i)            each share of Company Common Stock with respect to which a Stock Election shall have been made (including shares of Company Common Stock issued and outstanding and shares attributable to Exchanged Options) shall be converted into the right to receive the Per Share Stock Consideration;

(ii)           each share of Company Common Stock with respect to which a Non-Election shall have been made (or deemed to have been made) (including shares of Company Common Stock issued and outstanding and shares attributable to Exchanged Options) shall be converted into the right to receive the Per Share Stock Consideration; and

(iii)          each share of Company Common Stock with respect to which a Cash Election shall have been made (including shares of Company Common Stock issued and outstanding and shares attributable to Exchanged Options) shall be converted into the right to receive:  (A) the amount in cash, without interest, equal to the product of (1) the Per Share Cash Consideration and (2) a fraction (the “Cash Fraction”), the numerator of which shall be the Aggregate Cash Shares, and the denominator of which shall be the aggregate number of shares of Company Common Stock with respect to which Cash Elections shall have been made (including shares of Company Common Stock issued and outstanding and shares attributable to Exchanged Options), and (B) the number of shares of Parent Common Stock equal to the product of (1) the Per Share Stock Consideration and (2) a fraction equal to one minus the Cash Fraction.

For purposes of this Article II, “Aggregate Cash Shares” means a number of shares of Company Common Stock equal to the Cash Consideration Cap divided by the Per Share Cash Consideration.

(c)           Pro-ration – Excess Parent Stock Elections. Notwithstanding the Elections made pursuant to Section 2.7(a), the aggregate number of shares of Parent Common Stock payable to all holders of shares of Company Common Stock (including shares of Company Common Stock issued and outstanding and shares attributable to Exchanged Options) shall not exceed that number of shares equal to 4,300,000 less the shares of Parent Common Stock payable to the holders of Company Warrants that become Exchanged Warrants pursuant to Section 2.7(e) and Section 6.12(c) (the “Stock Consideration Cap”). If the product of (X) the Per Share Stock Consideration and (Y) the aggregate number of shares of Company Common Stock with respect to which Stock Elections have been made, including pursuant to the agreements described in Section 2.7(e) would exceed the Stock Consideration Cap, then:

(i)            each share of Company Common Stock with respect to which a Cash Election shall have been made (including shares of Company Common Stock issued and outstanding and shares attributable to Exchanged Options) shall be converted into the right to receive the Per Share Cash Consideration;

(ii)           each share of Company Common Stock with respect to which a Non-Election shall have been made (or deemed to have been made) (including shares of Company Common Stock issued and outstanding and shares attributable to Exchanged Options) shall be converted into the right to receive the Per Share Cash Consideration; and

(iii)          each share of Company Common Stock with respect to which a Stock Election shall have been made (including shares of Company Common Stock issued and outstanding and shares attributable to Exchanged Options) shall be converted into the right to receive:  (A) the number of shares of Parent Common Stock equal to the product of (1) the Per Share Stock Consideration and (2) a fraction (the “Stock Fraction”), the numerator of which shall be the Aggregate Stock Shares, and the denominator of which shall be the aggregate number of shares of Company Common Stock (including shares of Company Common Stock issued and outstanding and shares attributable to Exchanged Options) with respect to which Stock Elections have been made, and (B) the amount in cash, without interest, equal to the product of (1) the Per Share Cash Consideration and (2) a fraction equal to one minus the Stock Fraction.

For purposes of this Article II, “Aggregate Stock Shares” means a number of shares of Company Common Stock equal to the Stock Consideration Cap divided by the Per Share Stock Consideration.

(d)           No Pro-ration. In the event that Sections 2.7(b) and 2.7(c) are not applicable, then:

(i)            each share of Company Common Stock with respect to which a Cash Election shall have been made (including shares of Company Common Stock issued and outstanding and shares attributable to Exchanged Options) shall be converted into the right to receive the Per Share Cash Consideration;

(ii)           each share of Company Common Stock with respect to which a Stock Election shall have been made (including shares of Company Common Stock issued and outstanding and shares attributable to Exchanged Options) shall be converted into the right to receive the Per Share Stock Consideration; and

(iii)          each share of Company Common Stock with respect to which a Non-Election shall have been made (or deemed to have been made) (including shares of Company Common Stock issued and outstanding and shares attributable to Exchanged Options) (the “Non-Electing Shares”), if any, shall be converted into the right to receive a pro rata share of the remaining Per Share Stock Consideration and Per Share Cash Consideration.

(e)           Exchanged Warrants; Agreement to Make Stock Election. Notwithstanding the provisions of Sections 2.7(a), (b), (c) and (d), any Company Warrant that becomes an Exchanged Warrant in accordance with Section 6.12(c) shall be exchanged only for the Per Share Stock Consideration (on a net basis, taking into account the exercise price of such Exchanged Warrant) and shall not be entitled to make any Election. Further, the holders of shares of Company Common Stock listed on Schedule III hereto have agreed and committed to make a Stock Election with respect to all issued and outstanding shares of Company Common Stock held by them and the holders of shares of Company Warrants listed on Schedule IV hereto have agreed and committed to exchange their Company Warrants in accordance with Section 6.12(c) so that such Company Warrants become Exchanged Warrants. The parties acknowledge and agree that the Stock Elections made pursuant to this Section 2.7(e) shall be treated as Stock Elections for all purposes of Article II, including the determination as to whether the Stock Consideration Cap has been exceeded.

(f)            Form of Election; Delivery of Certificates. A Form of Election and a letter of transmittal (the “Letter of Transmittal”) shall be included with or mailed contemporaneously with each copy of the Proxy Statement/Prospectus. Parent and Company shall each use commercially reasonable efforts to mail or otherwise make available the Form of Election and the Letter of Transmittal to all persons who become holders of shares of Company Common Stock during the period between the record date for the Company Stockholders’ Meeting and the Effective Time. Elections shall be made by holders of shares of Company Common Stock and holders of Company Options that have become Exchanged Options by delivering the Form of Election to the Exchange Agent (as hereinafter defined). To be effective, a Form of Election must be properly completed, signed and submitted to and received by the Exchange Agent by no later than 5:00 p.m. (Eastern time) on the date that is five (5) Business Days after the Effective Time (the “Election Deadline”), and accompanied by (i)(A) the Certificates as to which the election is being made or (B) an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm that is a member of a registered national securities exchange or of the NASDAQ or a commercial bank or trust company having an office or correspondent in the United States, provided such Certificates are in fact delivered to the Exchange Agent within three NYSE trading days after the date of execution of such guarantee of delivery (a “Guarantee of Delivery”), (ii) an agreement (“Exchange Agreement”), with respect to Company Options that have become Exchanged Options, and (iii) a properly completed and signed Letter of Transmittal.

(g)           Failure to Deliver; Defects. Failure to deliver Certificates covered by any Guarantee of Delivery within three (3) NYSE trading days after the date of execution of such Guarantee of Delivery shall be deemed to invalidate any otherwise properly made Cash Election or Stock Election. Parent will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The good faith decision of Parent (or the Exchange Agent) in such matters shall be conclusive and binding. Neither Parent nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. A Form of Election with respect to Dissenting Shares shall not be valid. The Exchange Agent shall also make all computations contemplated by this Section 2.7 and all such computations shall be conclusive and binding on the holders of shares of Company Common Stock, Exchanged Options and Exchanged Warrants in the absence of manifest error. Any Form of Election may be changed or revoked prior to the Election Deadline. In the event a Form of Election is revoked prior to the Election Deadline, Parent shall, or shall cause the Exchange Agent to, cause the Certificates representing shares of Company Common Stock covered by such Form of Election to be promptly returned without charge to the Person submitting the Form of Election upon written request to that effect from such Person.

(h)           Non-Elections; Dissenting Shares. Subject to the immediately succeeding sentence, for the purposes hereof, a holder of shares of Company Common Stock who does not submit a Form of Election that is received by the Exchange Agent prior to the Election Deadline (including a holder who submits and then revokes his, her or its Form of Election and does not resubmit a Form of Election that is timely received by the Exchange Agent and otherwise complies with the terms and conditions hereof), or who submits a Form of Election without the other documents required by this Section 2.7, shall be deemed to have made a Non-Election. Holders of Dissenting Shares shall not be entitled to make an Election other than a holder of Dissenting Shares who withdraws or waives such holder’s dissent pursuant to Section 262 of the DGCL and shall not be deemed to have made a Non-Election; the rights of such holders of Dissenting Shares shall be determined in accordance with Section 262 of the DGCL and Section 2.9. If any Form of Election is defective in any manner such that the Exchange Agent cannot reasonably determine the election preference of the stockholder submitting such Form of Election, the purported Cash Election or Stock Election set forth therein shall be deemed to be of no force and effect and the stockholder making such purported Cash Election or Stock Election shall, for purposes hereof, be deemed to have made a Non-Election.

2.8.          Exchange of Certificates.

(a)           Exchange Agent. As soon as practicable following the date of this Agreement, Parent shall appoint Computershare Investor Services LLC, or such other bank or trust company reasonably satisfactory to the Company, to act as exchange agent (the “Exchange Agent”) for the purpose of (i) receiving Forms of Election and determining, in accordance with this Article II, the form of Merger Consideration to be received by each holder of shares of Company Common Stock, Exchanged Options and Exchanged Warrants and (ii) exchanging the applicable Merger Consideration for shares of Company Common Stock, Exchanged Options and Exchanged Warrants.

(b)           Parent to Cause Deposit of Merger Consideration. Prior to or on the Closing Date, Parent shall cause BV Sub to deposit with the Exchange Agent, for exchange in accordance with this Article II, the Merger Consideration payable pursuant hereto. The Merger Consideration deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” For the purposes of such deposit, Parent shall assume that there will not be any fractional shares of Parent Common Stock; provided, however, that at the time Parent determines the number of fractional shares to be paid in cash, it will promptly cause BV Sub to deposit with the Exchange Agent such additional amount necessary to make such payments. The Exchange Agent shall, pursuant to irrevocable instructions, deliver shares of Parent Common Stock and cash contemplated to be issued out of the Exchange Fund on the terms set forth herein. The Exchange Fund may not be used for any other purpose.

(c)           Exchange Procedures. Upon surrender of a Certificate or Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, an Exchange Agreement (if required) and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate, holder of a Company Option that has become an Exchanged Option or holder of a Company Warrant that has become an Exchanged Warrant, as applicable, subject to Section 2.8(e), shall be entitled to receive in exchange therefor the Merger Consideration to which such holder is entitled pursuant to this Article II, and the Certificate so surrendered shall forthwith be cancelled. The shares of Parent Common Stock constituting part of such Merger Consideration (if any), at Parent’s option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder or is otherwise required under Applicable Law. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the Merger Consideration into which such shares of Company Common Stock shall have been so converted.

(d)           Dividends and Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 2.6(f), shall be paid to the holder of any Certificates not surrendered until such Certificates are surrendered or transferred, as the case may be, as provided in this Section 2.8. Subject to Applicable Law, following such surrender or transfer, there shall be paid, without interest, to the Person in whose name the securities of Parent have been registered, (i) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such

Person is entitled pursuant to Section 2.6(f), and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such securities.

(e)           Payments to Persons Other than a Registered Holder. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered or, in the case of a Company Option that has become an Exchanged Option or a Company Warrant that has become an Exchanged Warrant, to a Person other than the Person named as the holder thereof, it shall be a condition to such payment that (i) in the case of a holder of Company Common Stock, (A) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (B) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent (or the Exchange Agent or any other agent designated by Parent) that such transfer or other Taxes have been paid or are otherwise not payable or (ii) in the case of an Exchanged Option or Exchanged Warrant, (A) the named holder of such Exchanged Option or Exchanged Warrant shall provide written instructions to the Exchange Agent authorizing such payment to such Person requesting such payment and (B) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the named holder or establish to the satisfaction of Parent (or the Exchange Agent or any other agent designated by Parent) that such transfer or other Taxes have been paid or are otherwise not payable.

(f)            Withholding.  Each of the Exchange Agent, Parent, BV Sub and the Surviving Corporation shall deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock, Exchanged Options or Exchanged Warrants such amounts as may be required to be deducted or withheld therefrom under United States federal or state, local or foreign law. To the extent that such amounts are so deducted or withheld pursuant to this Section 2.8(f), such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g)           No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Exchange Agent, Parent, BV Sub, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Parent Common Stock, Company Common Stock, Exchanged Options or Exchanged Warrants for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Laws.

(h)           Investment of Exchange Fund. The Exchange Agent shall invest the cash included in the Exchange Fund in direct obligations of the U.S. Treasury or otherwise with the consent of Parent, on a daily basis; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of Company Common Stock, Exchanged Options or Exchanged Warrants pursuant to this Article II. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to holders of Company Common Stock, Exchanged Options or Exchanged Warrants pursuant to this Article II shall promptly be paid to Parent upon Parent’s request. If for any reason (including losses) the amount of cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations of Parent to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit or cause to be deposited cash into the Exchange Fund an amount equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(i)            Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed twelve (12) months after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or otherwise according to the instruction of the Surviving Corporation, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 2.8 shall after such delivery to Surviving Corporation look only to Parent and the Surviving Corporation for payment of the Merger Consideration (and as a general creditor for the cash constituting the Merger Consideration, which cash shall not accrue interest) pursuant to Section 2.7, cash in lieu of any fractional shares pursuant to Section 2.6(f) and any dividends or other distributions pursuant to Section 2.8(d) with respect to the shares of Company Common Stock formerly represented thereby. Any amounts remaining unclaimed by holders of Company Common Stock after twenty-four (24) months following the Effective Time shall become, to the extent permitted by Applicable Law, the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.

2.9.          Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who has delivered a written demand for appraisal for such shares in accordance with Section 262 of the DGCL (a “Dissenting Stockholder”) shall not be converted into the right to receive the Merger Consideration as provided in this Article II, unless and until such holder fails to perfect or effectively withdraws or otherwise loses such holder’s right to appraisal under applicable Delaware Law. A Dissenting Stockholder may receive payment of the fair value of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by such Dissenting Stockholder (“Dissenting Shares”) in accordance with the provisions of applicable Delaware Law, provided that such Dissenting Stockholder complies with Section 262 of the DGCL. At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist and shall represent only the right to receive the fair value thereof in accordance with applicable Delaware Law. Any Dissenting Shares as to which the holder later waives or withdraws a demand for appraisal shall be entitled to make an Election, subject to pro-ration to the same extent as if such holder surrendered such formerly Dissenting Shares promptly following the Effective Time subject to a valid Election. The Company shall provide Parent (a) prompt written notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served under applicable Delaware Law, and (b) the opportunity to participate in and direct all negotiations, proceedings or settlements with respect to demands for appraisal under applicable Delaware Law. The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with Parent’s prior written consent, settle or offer to settle any such demands.

2.10.        Lost, Stolen or Destroyed Share Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of a satisfactory affidavit of that fact by the holder thereof, such shares of Parent Common Stock, cash for fractional shares, if any, as may be required pursuant to Section 2.6(f) and any dividends or distributions payable pursuant to Section 2.8(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.11.        Tax Consequences.  It is intended by the parties hereto that the Merger constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

2.12.        Further Action.  At and after the Effective Time, the officers and directors of Parent, BV Sub and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

2.13.        Restriction on Further Purchases of Shares.  From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement, except pursuant to or as contemplated by this Agreement, Parent shall not (and shall cause its Subsidiaries not to) (i) acquire or make any proposal to acquire, directly or indirectly, any beneficial interest in shares of Company Common Stock or any options, warrants or other securities exercisable for shares of Company Common Stock, (ii) make or participate in any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of any securities of the Company, or (iii) form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of the Company; provided, however, that the restrictions imposed by this Section 2.13 shall not apply to the Voting Agreements between Parent and the other parties thereto.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent, BV Sub and Merger Sub, subject to the exceptions specifically disclosed in the disclosure letter (referencing the appropriate section or subsection of this Agreement, as applicable) supplied by the Company to Parent dated as of the date hereof and certified by a duly authorized executive officer of the Company (the “Company Disclosure Letter”), as follows:

3.1.          Organization.

(a)           Organization; Good Standing; Power and Authority. The Company and each of its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, except where the failure to be so organized, validly existing and in good standing would not reasonably be expected to have a Company Material Adverse Effect, and has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. The Company and each of its Subsidiaries is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect.

(b)           Charter Documents. The Company has delivered or made available to Parent (i) a true and correct copy of the certificate of incorporation, including all certificates of designation thereto (the “Company Charter”), and bylaws of the Company (the “Company Bylaws”), each as amended and or restated to date (collectively, the “Company Charter Documents”) and (ii) the certificate of incorporation and bylaws, or like organizational documents (collectively, “Subsidiary Charter Documents”), of each of its Subsidiaries, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each Subsidiary is not in violation of its respective Subsidiary Charter Documents.

(c)           Subsidiaries. Section 3.1(c) of the Company Disclosure Letter sets forth each Subsidiary of the Company. The Company is the owner of all of the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary and all such shares have been duly authorized, validly issued and are fully paid and nonassessable, free and clear of all Liens or any other restrictions on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws. Other than the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.

3.2.          Capitalization.

(a)           Capital Stock. The authorized capital stock of Company consists of: (i) 100,000,000 shares of Common Stock, par value $0.01 (the “Company Common Stock”) and (ii) 30,000,000 shares of Company Preferred Stock, par value $0.01 (the “Company Preferred Stock”). At the close of business on November 3, 2006:  (i) 20,597,273 shares of Company Common Stock were issued and outstanding and (ii) no shares of Company Preferred Stock were issued or outstanding. No shares of Company Common Stock are owned or held by any Subsidiary of the Company. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Company Charter Documents, or any agreement to which the Company is a party or by which it is bound.

(b)           Company Options and Warrants. As of the close of business on November 3, 2006: (i) 2,481,123 shares of Company Common Stock are issuable upon the exercise of outstanding Company Options granted under the Company’s Amended and Restated 1999 Long-term Incentive Plan, Amended and Restated 1999 Non-Employees’ Stock Plan and 2005 Long-Term Incentive Plan (collectively, the “Company Stock Option Plans”) or otherwise, (ii) the weighted average exercise price of such Company Options is $3.03 and 1,560,734 such Company Options are vested and exercisable, (iii) 1,284,998 shares of Company Common Stock are available for future grant under the Company Stock Option Plans, (iv) 0 shares of Company Common Stock are issuable pursuant to Company Options that have been granted other than pursuant to the Company Stock Option Plans, and (v) 1,073,122 shares of Company Common Stock are issuable pursuant to outstanding Company Warrants. Section 3.2(b) of the Company Disclosure Letter sets forth (A) a list of each outstanding Company Option and Company Warrant, (B) the particular Company Stock Option Plan (if any) pursuant to which any such Company Option was granted, (C) the name of the holder of each Company Option or Company Warrant, (D) the number of shares of Company Common Stock subject to each Company Option and Company Warrant, (E) the exercise price of each Company Option and Company Warrant, (F) the date of grant or issue for each Company Option and Company Warrant, (G) the applicable vesting schedule, if any, and the extent to which each Company Option and Warrant is vested and exercisable as of the date hereof, (H) the date on which each Company Option and Company Warrant expires and (I) details regarding the acceleration of vesting, if any. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans and underlying Company Warrants, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option or Company Warrant as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

(c)           Other Securities. Except as described in this Section 3.2 or in Section 3.2(c) of the Company Disclosure Letter, as of the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. There are no outstanding Contracts of the Company or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (ii) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. The Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the Knowledge of the Company, other than the Voting Agreements and the irrevocable proxies granted pursuant to the Voting Agreements, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans, anti-takeover plans or registration rights agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries.

3.3.          Authority; No Conflict; Necessary Consents.

(a)           Authority. The Company has all requisite power and authority to enter into this Agreement and to consummate the Merger and the transactions contemplated hereby, subject, in the case of consummation of the Merger, to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company’s stockholders by the Requisite Stockholder Approval. Assuming the accuracy of the representations and warranties made by Parent, BV Sub and Merger Sub in Section 4.12, the execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the Requisite Stockholder Approval and the filing of the Certificate of Merger pursuant to Delaware law. Assuming the accuracy of the representations and warranties made by Parent, BV Sub and Merger Sub in Section 4.12, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company capital stock necessary to approve or adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. The Board of Directors of the Company has, by resolution adopted by unanimous vote at a meeting of all Directors duly called and held and not subsequently rescinded or modified in any way (except as may be permitted in accordance with Section 6.2), duly (i) determined that the Merger is fair to, and in the best interest of, the Company and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that such matter be submitted to the Company’s stockholders at the Company Stockholders’ Meeting. This Agreement has been duly executed and delivered by the Company and assuming due authorization, execution and delivery by Parent, BV Sub and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law.

(b)           No Conflict. The execution and delivery by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not (i) conflict with or violate any provision of the Company Charter Documents or any Subsidiary Charter Documents, (ii) subject to the Requisite Stockholder Approval and compliance with the requirements set forth in Section 3.3(c), conflict with or violate any Applicable Law, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any Company Material Contract except, in the case of each of the preceding clauses (i), (ii) and (iii) for any conflict, violation, beach, default, impairment, alteration, giving of rights or Lien which would not reasonably be expected to result in a Company Material Adverse Effect or materially adversely affect the ability of the Company to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of such conflict, violation, beach, default, impairment, alteration, giving of rights or Lien.

(c)           Necessary Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Authority”) or any other Person is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business, (ii) the filing of the Proxy Statement with the SEC in accordance with the Securities Exchange Act or 1934, as amended (the “Exchange Act”), (iii) the filing and effectiveness of the Registration Statement with the SEC in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iv) the filing of the Notification and Report Forms with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) and the expiration or termination of the applicable waiting period under the HSR Act and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the foreign merger control regulations identified in Section 4.3(c) of the Parent Disclosure Letter, (v) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would not be material to the Company and its Subsidiaries taken as a whole or Parent and its Subsidiaries taken as a whole or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, waiver, approval, order, authorization, registration, declaration or filing. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (iv) above are referred to herein collectively as the “Necessary Governmental Consents.” Section 3.3(c)(i) and 3.3(c)(ii) of the Company Disclosure Letter provides a list of all Persons, other than Governmental Authorities, whose consent is required to be obtained by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby and thereby, including all consents with respect to Material Contracts.

3.4.          SEC Filings; Financial Statements; Internal Controls.

(a)           SEC Filings. The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the “Company SEC Reports” As of their respective dates, the Company SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such amended or superceding filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC.  The Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.  The Company has responded to all comment letters of the staff of the SEC relating to the Company SEC Reports, and the SEC has not advised the Company that any final responses are inadequate, insufficient or otherwise non-responsive. The Company has made available to Parent true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other, including all SEC comment letters and responses to such comment letters by or on behalf of the Company.  To the Company’s Knowledge, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.  The Company and, to the Company’s Knowledge, each of its officers and directors are in compliance with, and have complied, in each case in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the related rules and regulations promulgated under or pursuant to such act and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ.  Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and/or chief financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act.  Neither the Company nor, to the Company’s Knowledge, any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing such certifications.

(b)           Financial Statements.  The consolidated financial statements (including, in each case, any related notes thereto) of the Company contained in the Company SEC Reports (the “Company Financials”) (i) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor form under the Exchange Act), and (iii) fairly and accurately presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective date or dates thereof and the consolidated results of the Company’s operations and cash flows for the periods then ended.  The Company does not intend to correct or restate, nor is there any basis for any correction or restatement of, any aspect of the Company Financials.  The balance sheet of the Company contained in the Company SEC

Reports as of December 31, 2005 is hereinafter referred to as the “Company Balance Sheet.”  Except as disclosed in the Company Financials, since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statement prepared in accordance with GAAP, except for liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices.  The Company has not had any unresolved dispute with any of its auditors regarding accounting matters or policies during any of its past three full years or during the current fiscal year-to-date.  The books and records of the Company and each Subsidiary have been, and are being maintained in all material respects in accordance with applicable legal and accounting requirements and the Company Financials are consistent with such books and records.  Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K).

(c)           Internal Controls.  The Company and each of its Subsidiaries has established and maintains, adheres to and enforces a system of internal controls which are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Company Financials), including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that material information relating to the Company and its Subsidiaries is promptly made known to the officers responsible for establishing and maintaining the system of internal controls, (iii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Company, (iv) provide reasonable assurance that access to assets is permitted only in accordance with management’s general or specific authorization, (v)  provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries, and (vi) provide reasonable assurance that any significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud, whether or not material, that involves the Company’s management or other Employees who have a role in the preparation of financial statements or the internal controls utilized by the Company and its Subsidiaries, are adequately and promptly disclosed to the Company’s independent auditors and the audit committee of the Company’s Board of Directors.  Neither the Company nor any of its Subsidiaries (including, to the Company’s Knowledge, any Employee thereof) nor the Company’s independent auditors has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal controls utilized by the Company and its Subsidiaries(other than a significant deficiency or material weakness that has been disclosed to the Audit Committee of the Board of Directors of the Company, and, in the case of a material weakness, that has been disclosed as required in the Company SEC Reports), (B) any fraud, whether or not material, that involves the

Company’s management or other Employees who have a role in the preparation of financial statements or the internal controls utilized by the Company and its Subsidiaries or (C) any claim or allegation regarding any of the foregoing (other than claims or allegations that have been duly investigated and found not to involve any of the foregoing).

(d)           Accounting and Auditing Practices.  Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.  No current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or executive officer of the Company.

(e)           Section 806 of the Sarbanes-Oxley Act.  To the Company’s Knowledge, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

3.5.          Absence of Certain Changes or Events. Other than as disclosed in Section 3.5 of the Company Disclosure Letter, from the date of the Company Balance Sheet through the date of this Agreement, there has not been, accrued or arisen:

(a)           any Company Material Adverse Effect;

(b)           any acquisition by the Company or any Subsidiary of, or agreement by the Company or any Subsidiary to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the business of the Company;

(c)           any Contract, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any material joint venture, strategic partnership or alliance;

(d)           any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its

Subsidiaries’ capital stock, or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company’s capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities;

(e)           any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock;

(f)            any granting by the Company or any of its Subsidiaries, whether orally or in writing, of any increase in compensation or fringe benefits or any payment by the Company or any of its Subsidiaries of any bonus or any change by the Company or any of its Subsidiaries of severance, termination or bonus policies and practices or any entry by the Company or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby (either alone or upon the occurrence of additional or subsequent events), other than such actions taken in the ordinary course of business consistent with past practices with respect to Employees who are not officers or directors of the Company;

(g)           any amendment, termination or consent with respect to any Company Material Contract, Contract required to be disclosed in Section 3.17(b) of the Company Disclosure Letter;

(h)           any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP;

(i)            any debt, capital lease or other debt or equity financing transaction by the Company or any of its Subsidiaries or entry into any agreement by the Company or any of its Subsidiaries in connection with any such transaction, except for capital lease and receivables financings entered into in the ordinary course of business consistent with past practices which are not individually or in the aggregate material to the Company and its Subsidiaries taken as a whole;

(j)            any sale, lease, mortgage, pledge, license, encumbrance or other disposition of any properties or assets except the sale, lease, mortgage, pledge license, encumbrance or disposition of property or assets which are not material, individually or in the aggregate to the business of the Company;

(k)           any material purchases of fixed assets, spares or other long-term assets other than in the ordinary course of business and in a manner consistent with past practices;

(l)            any material revaluation, or any indication that such a revaluation was merited under GAAP, by the Company of any of its assets, including, writing down the value of capitalized inventory, spares, long term or short-term investments, fixed assets, goodwill, intangible assets, deferred tax assets, or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practices; or

(m)          any damage, destruction or other casualty loss (whether or not covered by insurance) with respect to any assets that, individually or in the aggregate, are material to the Company and its Subsidiaries taken as a whole.

3.6.          Taxes.

(a)           For purposes of this Agreement:

(i)            “Relevant Group” means any affiliated, combined, consolidated, unitary or similar group of which the Company or any of its Subsidiaries (or, with respect to Parent, BV Sub or Merger Sub) is or was a member.

(ii)           “Tax” or “Taxes” means all federal, state, local or foreign, net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, use, occupation, severance, energy, unemployment, social security, worker’s compensation, capital, premium, or other taxes, assessments, customs, duties, fees, levies, or other governmental charges in the nature of a tax, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

(iii)          “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(iv)          “Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration, stock transfer, and other similar taxes and fees (including any penalties and interest).

(b)           All material Tax Returns required to have been filed by or with respect to the Company and any of its Subsidiaries or a Relevant Group have been duly and timely filed, and each such Tax Return is true and accurate in all material respects and correctly and completely reflects in all material respects liability for Taxes and all other information required to be reported thereon.  All material Taxes required to be paid by the Company and any of its Subsidiaries or a Relevant Group (whether or not shown on any Tax Return) have been timely paid.  The Company and its Subsidiaries have adequately provided for liabilities for all material unpaid Taxes in the Company Financials, which liabilities represent current Taxes not yet due and payable, in accordance with GAAP.

(c)           There is no action, audit, dispute or claim pending, or to the Company’s Knowledge, threatened against, or with respect to, the Company or any of its Subsidiaries in respect of any Taxes.  None of the Company or its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, nor have any of them made (or had made on their behalf) any requests for such extensions.  No claim has ever been made in writing by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns.  There are no Liens on any of the capital or assets of the

Company or any of its Subsidiaries with respect to Taxes, other than Liens for Taxes that are not yet due and payable.

(d)           Each of the Company and its Subsidiaries has withheld and timely paid all material Taxes required to have been withheld and paid, and has collected and remitted all Taxes (including all sales and use Taxes), required to be collected and remitted, and has complied with all information reporting and backup withholding requirements.

(e)           Section 3.6 of the Company Disclosure Letter: (i) lists all federal, state, local, and foreign Tax Returns filed with respect to the Company and its Subsidiaries for taxable periods ended on or after December 31, 2001, (ii) indicates those Tax Returns that have been audited, and (iii) indicates those Tax Returns that currently are the subject of audit.  The Company has delivered or made available to Parent correct and complete copies of all federal Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by to the Company or its Subsidiaries since January 1, 2001.  None of the Company or its Subsidiaries has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

(f)            None of the Company or any of its Subsidiaries has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(g)           None of the Company or any of its Subsidiaries has agreed to or is required to make by reason of a change in accounting method or otherwise, or could be required to make by reason of a proposed change in accounting method or otherwise, any adjustment under Section 481(a) of the Code.  None of the Company or any of its Subsidiaries has been the “distributing corporation” or the “controlled corporation” with respect to a transaction described in Section 355 of the Code.  None of the Company or any of its Subsidiaries has received (or is subject to) any private ruling from any taxing authority or has entered into (or is subject to) any agreement with a taxing authority.  None of the Company or any of its Subsidiaries has engaged in a “reportable transaction” as defined in Treasury Regulation Section 1.6011-4.

(h)           None of the Company or any of its Subsidiaries is a party to any Tax allocation or sharing agreement.  None of the Company or any of its Subsidiaries has any liability for the Taxes of any other Person, other than under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local, or foreign law) with respect to any Relevant Group of which the Company or any of its Subsidiaries currently is a member, (i) as a transferee or successor, (ii) by contract, (iii) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law), or (iv) otherwise.  Except as set forth in Section 3.6 of the Company Disclosure Letter, none of the Company or any of its Subsidiaries is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income tax purposes.

(i)            None of the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:  (i) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date or (iii) prepaid amount received on or prior to the Closing Date.

3.7.          Title to Properties.

(a)           Owned and Leased Properties.  Neither the Company nor any of its Subsidiaries has ever owned any real property.  Section 3.7(a) of the Company Disclosure Letter sets forth a separate list of all real property currently leased, licensed or subleased by the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (the “Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee and the date of the lease, license, sublease or other occupancy right and each amendment thereto.  All such current leases which are material to the Company and its Subsidiaries taken as a whole are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or material event of default (or event which with notice or lapse of time, or both, would constitute a material default) by the Company or any of its Subsidiaries, or, to the Company’s Knowledge, by any other party thereto.  The Company or its Subsidiaries currently occupies all of the Real Property for the operation of its business.  No parties other than the Company or any of its Subsidiaries have a right to occupy any material Real Property, except for subleases described in the Company Disclosure Letter pursuant to which third parties have the right to occupy Real Property.  The Real Property and the physical assets of the Company and the Subsidiaries are, in all material respects, in good condition and repair (ordinary wear and tear excepted) and regularly maintained in accordance with standard industry practices and, to the Company’s Knowledge, the Real Property is in compliance, in all materials respects, with Applicable Laws.  Neither the Company nor any of its Subsidiaries will be required to incur any material cost or expense for any restoration or surrender obligations, or any other costs otherwise qualifying as asset retirement obligations under Financial Accounting Standards Board Statement of Financial Accounting Standard No. 143 “Accounting for Asset Retirement Obligations,” upon the expiration or earlier termination of any leases or other occupancy agreements for the Real Property.  The Company and each of its Subsidiaries has performed all of its obligations under any material termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no material continuing liability with respect to such terminated real property leases.

(b)           Lease Documents.  The Company has provided Parent true, correct and complete copies of all leases, lease guaranties, agreements for the leasing, use or occupancy of, or otherwise granting to the Company and its Subsidiaries a right to occupy the Real Property, including all amendments, terminations and modifications thereof ( the “Lease Documents”); and there are no other Lease Documents affecting the Real Property or to which the Company or any of its Subsidiaries is bound, other than those identified in Section 3.7(b) of the Company Disclosure Letter.

(c)           Title.  The Company and each of its Subsidiaries has good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens except (i) as reflected in the Company Balance Sheet, (ii) Liens for Taxes not yet due and payable or delinquent or being contested in good faith by appropriate proceedings for which reserves have been established in accordance with GAAP and

(iii) easements, covenants, conditions and restrictions and such other imperfections of title and encumbrances, if any, which do not in any material respect detract from the value or interfere with the present use of the property subject thereto or affected thereby.  The rights, properties and assets presently owned, leased or licensed by the Company and its Subsidiaries include all rights, properties and assets necessary to permit the Company and its Subsidiaries to conduct their business in all material respects in the same manner as their businesses have been conducted prior to the date hereof.

3.8.          Intellectual Property.

(a)           Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Intellectual Property” shall mean any and all Intellectual Property Rights that are owned by, or licensed to, the Company or its Subsidiaries.

“Company Products” shall mean all products and services that have been developed by or for the Company or any of its Subsidiaries and/or are owned, made, provided, distributed, imported, sold or licensed to third Persons by or on behalf of the Company or any of its Subsidiaries.

“Company Registered Intellectual Property” shall mean the applications, registrations and filings for Intellectual Property Rights that are owned by the Company or that have been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Authority by or in the name of the Company or any of its Subsidiaries or licensed to the Company or any of its Subsidiaries.

“Intellectual Property” shall mean any or all of the following (i) works of authorship including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, (viii) devices, prototypes, schematics, breadboards, netlists, maskworks, test methodologies, verilog files, emulation and simulation reports, test vectors and hardware development tools, and (ix) any and all instantiations of the foregoing in any form and embodied in any medium.

“Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (i) patents, patent applications and inventors’ certificates, (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights, (iii) the protection of trade and industrial secrets and confidential information (“Trade Secrets”), (iv) trademarks, trade names and service marks, (vi) divisions, continuations, renewals, reissuances, extensions and any foreign equivalents of the foregoing (as applicable) and (vii) analogous rights to those set forth above, including the right to enforce and recover remedies for infringement or misappropriation of any of the foregoing.

“Shrink-Wrapped Code” means (a) generally commercially available binary code (other than development tools and development environments) where available for a cost of not more than U.S. $20,000 for a perpetual license for a single user or work station (or $150,000 in the aggregate for all users and work stations), and (b) generally commercially available software programs that are not Company Products and are used internally by the Company in the ordinary course of business.

“Source Code” shall mean computer software and code, in form other than object code form, including, to the extent currently prepared and in existence, any related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

(b)           No Default/No Conflict.  All unexpired written Contracts relating to either (i) Company Intellectual Property, or (ii) Intellectual Property or Intellectual Property Rights of a third Person licensed to the Company or any of its Subsidiaries, are valid and in full force and effect, and enforceable in accordance with their terms.  The consummation of the transactions contemplated by this Agreement will neither violate nor by their terms result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, such Contracts, subject to obtaining any consents and approvals as are set forth in Section 3.8(b) of the Company Disclosure Letter.  Each of the Company and its Subsidiaries is in material compliance with, and has not breached any material term of any such Contracts or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of any such Contract and, to the Knowledge of the Company, all other parties to such Contracts are in material compliance with, and have not breached any material term of, such Contracts. Following the Closing Date, and subject to obtaining any consents and approvals as are set forth in Section 3.8(b) of the Company Disclosure Letter, the Surviving Corporation will be permitted to exercise all of the Company’s and its Subsidiaries’ rights under such Contracts to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay.

(c)           No Infringement.  To the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as it is currently conducted or proposed to be conducted, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of any Company Product, has not and does not infringe or misappropriate any Intellectual Property Rights of any third Person, or constitute unfair competition or trade practices under the laws of any jurisdiction.

(d)           Notice.  Neither the Company nor any of its Subsidiaries has received notice, written or otherwise, from any third Person claiming that any Company Product or the operation of the business of the Company or its Subsidiaries infringes or misappropriates any Intellectual Property Rights of any third Person or constitutes unfair competition or trade practices under the laws of any jurisdiction. Neither the Company nor any of its Subsidiaries has received notice, written or otherwise, from any third Person challenging the complete and exclusive ownership of or right to use the Company Intellectual Property, or suggesting that any third Person has any claim of legal or beneficial ownership with respect thereto.  Neither the Company nor any of its Subsidiaries has received any notice, written or otherwise, challenging, terminating, amending or affecting the interest of the Company or its Subsidiaries, in the Company Intellectual Property.

(e)           Transaction.  Neither this Agreement nor the transactions contemplated by this Agreement, including any assignment to Parent by operation of law as a result of the Merger of any material written contracts or agreements to which the Company or any of its Subsidiaries is a party, will result in Parent, any of its subsidiaries or the Surviving Corporation being obligated under such written contracts or agreements to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, the Company or any of them, respectively, its Subsidiaries in the absence of this Agreement or the transactions contemplated hereby, subject to obtaining any consents and approvals required to be obtained in connection with any such written contracts and agreements.

(f)            Intellectual Property.  Each of the Company and its Subsidiaries has taken commercially reasonable steps to obtain, maintain and protect the Company Intellectual Property.  Without limiting the foregoing, each of the Company and its Subsidiaries has, and has implemented, a policy requiring each current and former employee, consultant and contractor to execute sufficient information and confidentiality agreements and all current and former employees, consultants and contractors of the Company or any Subsidiary that have created any material Company Intellectual Property have executed such agreements and either: (i) is a party to a “work made for hire” agreement or arrangement under which the Company or any Subsidiary is deemed to be the original owner/author of all right, title and interest in the Company Intellectual Property; or (ii) has executed a valid, enforceable and irrevocable assignment of or a valid and enforceable agreement to irrevocably assign in favor of the Company or any Subsidiary all right, title and interest in the Company Intellectual Property.  The Company or its Subsidiaries own all right, title and interest in and to or otherwise have the right to use all Company Intellectual Property, subject to the terms of any applicable Contracts to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has been granted or provided any rights to Intellectual Property or Intellectual Property Rights by a third party, free and clear of all Liens or claims of others.

(g)           Section 3.8(g) of the Company Disclosure Letter lists all Company Registered Intellectual Property.  To the Knowledge of the Company, the Company and its Subsidiaries is current as of the date hereof and will be current as of the Closing Date in (A) the payment of all necessary registration, maintenance and renewal fees owing in connection with such Company Registered Intellectual Property and (B) the filing of documents that are required to be filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of obtaining and maintaining such Company Registered Intellectual Property.  Section 3.8(g) of the Company Disclosure Letter lists all actions, including the making of any payments that need to be taken with the applicable registering governmental agency within 120 days of the date hereof to maintain, renew or preserve the rights of Company in any of the Company Registered Intellectual Property.  To the Knowledge of the Company, all of the Company Registered Intellectual Property is valid and subsisting. To the Knowledge of the Company, the Company has not taken or failed to take any action, including with respect to disclosure of information in the application for or prosecution of any Company Registered Intellectual Property that would render such Company Registered

Intellectual invalid or unenforceable.  No Company Registered Intellectual Property is involved in any interference, reissue, reexamination, opposition or cancellation proceeding or any other material Legal Proceeding of any kind in the United States or in any other jurisdiction.

(h)           No Order.  The Company has not received any notice that any Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment, settlement agreement, forbearance to sue, consent, stipulation or similar obligation that restricts in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries or may affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

(i)            Open Source.  No open source, public source or freeware software, or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU general public license or limited general public license or other software that is licensed pursuant to a license that purports to require the distribution of or access to Source Code or purports to restrict a licensee’s ability to charge for distribution of or to use software for commercial purposes (collectively “Open Source”), was incorporated into or integrated or bundled with, any Company Products.  Section 3.8(i) of the Company Disclosure Letter sets forth a list of all Open Source that is incorporated into or integrated or bundled with any Company Product and for each such use of Open Source: (i) a description of the Open Source, (ii) name of the applicable license, (iii) the applicable Company Product, and (iv) to the extent known by the Company, the copyright holder of such Open Source.

(j)            Source Code.  Neither the Company, nor any of its Subsidiaries, has disclosed, delivered or licensed to any third Person, agreed to disclose, deliver or license to any third Person, or permitted the disclosure or delivery to any escrow agent or other third Person of, any Source Code for any Company Product that is owned by the Company or a Subsidiary of the Company (“Company Source Code”). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, any of its Subsidiaries or any third Person acting on their behalf to any third Person of any Company Source Code.  Section 3.8(j) of the Company Disclosure Letter identifies each written Contract pursuant to which the Company has deposited, or is or may be required to deposit, Company Source Code with an escrow agent or any other Person.  The execution of this Agreement or any of the other transactions contemplated by this Agreement will not result in the release from escrow of any Company Source Code.

(k)           Licenses-In.  Other than (i) licenses to Shrink-Wrapped Code, (ii) licenses to Open Source as set forth in Section 3.8(i) of the Company Disclosure Letter and (iii) non-disclosure agreements entered into in the ordinary course of business, Section 3.8(k) of the Company Disclosure Letter lists all written Contracts that are material to the business of the Company to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has been granted or provided any rights to Intellectual Property or Intellectual Property Rights by a third party.

(l)            Supplier Agreements.  Section 3.8(l) of the Company Disclosure Letter lists all written Contracts that are material to the Company to which the Company or any of its

Subsidiaries is a party and pursuant to which Company or is Subsidiaries licenses, purchases or acquires any Intellectual Property (including any parts, supplies and components) that is material to the design, manufacture or support of the Company Products.

(m)          Licenses-Out.  Other than (i) written non-disclosure agreements and (ii) non-exclusive licenses and related agreements with respect thereto (including software and maintenance and support agreements) of current Company Products to end-users (in each case, pursuant to written agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company’s standard form(s) which have been provided to Parent), Section 3.8(m) of the Company Disclosure Letter lists all written contracts, licenses and agreements to which the Company or any of its Subsidiaries is a party that have generated for the Company or any of its Subsidiaries more than $150,000 in revenue in a fiscal quarter in any of the last three fiscal years and under which the Company or any of its Subsidiaries has granted any license to the Company Intellectual Property.

(n)           Customer Information.  The Company and each of its Subsidiaries has all necessary rights to, and has taken commercially reasonable steps to protect the confidentiality of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its customers (the “Customer Information”).  To the Knowledge of the Company, the Company and its Subsidiaries are in full compliance with all Applicable Laws, regulations and Contracts with respect to the use and disclosure of Customer Information and the consummation of the transactions contemplated by this Agreement will not violate such laws, regulations and contracts with respect to such Customer Information.

(o)           Third Person Infringement.  No third Person has been put on notice of, nor is the Company or its Subsidiaries aware of any facts which would indicate a likelihood that a third Person has, will be, or currently is infringing, misappropriating, diluting or otherwise misusing any of the Company Intellectual Property.

3.9.          Restrictions on Business Activities. Neither the Company nor any of its Subsidiaries is party to or bound by any Contract containing any covenant (a) limiting in any respect the right of the Company or any of its Subsidiaries to engage in any line of business, to make use of any Company Intellectual Property or Company Product or compete with any Person in any line of business, (b) granting any exclusive distribution rights, (c) providing “most favored nations” or other preferential pricing terms for current Company Products or (d) otherwise limiting or restricting the right of the Company and its Subsidiaries to sell, distribute or manufacture any Company Products or Company Intellectual Property or to purchase or otherwise obtain any software, components, parts or subassemblies.

3.10.        Governmental Authorizations. Each material consent, license, permit, grant or other authorization (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of their respective properties or assets, or (ii) which is required for the operation of the Company’s or any of its Subsidiaries’ business as currently conducted or the holding of any such interest (collectively, “Company Permits”) has been issued or granted to the Company or any of its Subsidiaries, as the case may be.  Each Company Permit is in full force and effect.  As of the date hereof, no suspension or cancellation of any Company Permit is pending or, to the Knowledge of the Company, threatened.  The Company and its Subsidiaries are in compliance in all material respects with the terms of all Company Permits.

3.11.        Litigation. There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective properties or assets (whether real, personal or mixed, tangible or intangible).  There is no investigation or other proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective properties or assets (whether real, personal or mixed, tangible or intangible) by or before any Governmental Authority.  There has not been since January 1, 2003, nor are there currently, any internal investigations or inquiries being conducted by the Company, the Company’s Board of Directors (or any committee thereof) or, to the Knowledge of the Company, any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

3.12.        Compliance with Laws. Neither the Company nor any of its Subsidiaries has been or is in violation or default in any material respect of any Applicable Law.  There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries in such a way as has resulted or would reasonably be expected to result in a Company Material Adverse Effect.

3.13.        Environmental Matters. Section 3.13 of the Company Disclosure Letter sets forth a complete list of all material Company Permits held by the Company or any of its Subsidiaries which have been issued under Environmental Laws (the “Environmental Permits”).  The Environmental Permits set forth in Section 3.13 of the Company Disclosure Letter constitute all of the material Company Permits that relate to Environmental Matters, issued or required under Environmental Laws by any Governmental Authority in connection with the operation of the Company’s business.  The Company and its Subsidiaries are now and for the last five years have been in material compliance with all Environmental Laws and all Environmental Permits.  There are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans (i) that have given rise or could reasonably be expected to give rise to any material Liabilities of the Company and its Subsidiaries under any Environmental Laws or (ii) that have required or could reasonably be expected to require the Company and its Subsidiaries to incur any material cleanup, remediation, removal or other response costs (including the cost of coming into compliance with Environmental Laws), investigation costs (including fees of consultants, counsel and other experts in connection with any environmental investigation, testing, audits or studies), losses, Liabilities, payments, damages (including any actual, punitive or consequential damages under any Environmental Laws or to third parties for personal injury or property damage), civil or criminal fines or penalties, judgments or amounts paid in settlement under Environmental Laws.  Neither the Company nor any of its Subsidiaries has received any written notice or other written communication: (x) that any of them is or may be a potentially responsible Person or otherwise materially liable in connection with any waste disposal site or other location allegedly containing any Hazardous Substances; (y) of any failure by any of them to materially comply with any Environmental Laws or the requirements of any Environmental Permits; or (z) that any of them is requested or required by any Governmental

Authority to perform any material investigatory or remedial activity or other action in connection with any actual or alleged release of Hazardous Substances or any other environmental matters.

3.14.        Brokers’ and Finders’ Fees. Except for fees payable to Allen & Company, Inc. and Susquehanna Financial Group, LLLP pursuant to engagement letters, copies of which have been provided to Parent, neither the Company nor any of its Subsidiaries has (i) incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor (ii) entered into any indemnification agreement or arrangement with any Person in connection with this Agreement and the transactions contemplated hereby.

3.15.        Transactions with Affiliates. Except as set forth in the Company SEC Reports filed on or prior to the date of this Agreement, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.16.        Employee Benefit Plans and Compensation.

(a)           Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Benefit Plan” means any Plan established by the Company or any of its Subsidiaries, or any predecessor of the Company or any of its Subsidiaries, to which the Company or any of its Subsidiaries contributes or has contributed on behalf of any Employee, or under which any Employee, or any beneficiary thereof, is covered, is eligible for coverage or has benefit rights, or for which the Company or any of its Subsidiaries has any Liability.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, as to any person, any trade or business, whether or not incorporated, which together with such person would be deemed, at any time through the Closing Date, a single employer within the meaning of Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation or holiday pay, day or dependent care, legal services, cafeteria, life, health, accident, sickness, disability, workmen’s compensation, medical, life, dental or other insurance, severance, separation or other employee benefit, fringe benefit, plan, program, trust, contract, practice, policy or arrangement of any kind, whether written or oral, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA whether or not in the nature of formal or informal understandings and whether or not included in or described in any employment manual or handbook.

(b)           Section 3.16 of the Company Disclosure Letter is a current, correct and complete list of all Company Benefit Plans.

(c)           All the Company Benefit Plans conform (and at all times have conformed) in all material respects to, and are being administered and operated (and have at all times been administered and operated) in material compliance with, the requirements of ERISA, the Code and all other Applicable Laws.  All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all such Company Benefit Plans have been timely filed or delivered.  There have not been any “prohibited transactions” (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) involving any of the Benefit Plans that could subject the Company to any penalty or tax under ERISA or the Code.

(d)           Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the Internal Revenue Service to be so qualified and exempt.  Any such Internal Revenue Service determination remains in effect and has not been revoked.  Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of an excise, income or unrelated business income taxes under the Code or ERISA with respect to any such Company Benefit Plan.

(e)           The Company and ERISA Affiliates do not sponsor or contribute to, and have not in the past sponsored or contributed to, and have no Liabilities with respect to, any defined benefit plan subject to Title IV of ERISA or any “multi-employer plan” (as defined in Section 3(37) of ERISA).

(f)            The Company has delivered or made available to Purchaser current, correct and complete copies of the following documents: (i) all plan documents, amendments and trust agreements relating to each Company Benefit Plan; (ii) the most recent annual and periodic accountings of plan assets; (iii) the most recent Internal Revenue Service determination or notification letter for each Company Benefit Plan that is an “employee pension benefit plan” (as that term is defined in ERISA Section 3(2)) and a list identifying any amendment not covered by such determination or notification letter; (iv) annual reports filed on Form 5500 (including accompanying schedules) for each Company Benefit Plan for the last three (3) years, if such reports were required to be filed; (v) the current summary plan description, if any is required by ERISA, for each Company Benefit Plan; (vi) all insurance contracts, annuity contracts, investment management or advisory agreements, administration contracts, service provider agreements, audit reports, fidelity bonds and fiduciary liability policies relating to any Company Benefit Plan; and (vii) all material correspondence with any Governmental Authority relating to any Company Benefit Plan.

(g)           To the Knowledge of the Company and any of its Subsidiaries, all communications regarding each Company Benefit Plan by the Company, any of its Subsidiaries or by an Employee or agent of the Company reflect and have always reflected accurately the material terms of that Company Benefit Plan.

(h)           There are no pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened claims by or on behalf of any Company Benefit Plan, or by or on behalf of any individual participants or beneficiaries of any Company Benefit Plan, alleging any violation of ERISA or any other Applicable Laws, or claiming payments (other than benefit claims made in the ordinary course of the operation of such plans), nor is there, to the knowledge of the Company or any of its Subsidiaries, any basis for such claim.  No Company Benefit Plan is the subject of any pending (or, to the Knowledge of the Company, any threatened) investigation or audit by the Internal Revenue Service , the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other regulatory agency, foreign or domestic.

(i)            All required payments and contributions under the Company Benefit Plans, including the payment of all insurance premiums, have been timely made.  All such payments and contributions have been fully deducted by the Company or any of its Subsidiaries for federal income tax purposes.  Such deductions have not been challenged or disallowed by any Governmental Authority and neither the Company nor any of its Subsidiaries has any reason to believe that such deductions are not properly allowable.  There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any Employee of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code.  Neither the Company nor any of its Subsidiaries has incurred any Liabilities for any tax, excise tax, penalty or fee with respect to any Company Benefit Plan, and no event has occurred and no circumstance exists or has existed that could give rise to any such Liabilities.

(j)            The execution and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) result in any payment, acceleration, vesting or increase in benefits with respect to any employee or former employee of the Company or any of its Subsidiaries.  Furthermore, the execution of and performance of the transactions contemplated by this Agreement will not result in any payment, acceleration, vesting or increase in benefits with respect to any Employee or former Employee of the Company or its Subsidiaries that would be an “excess parachute payment” under Section 280G of the Code.

(k)           Neither the Company nor any of its Subsidiaries maintains any plan or arrangement that provides post retirement medical benefits, post retirement death benefits or other post retirement welfare benefits, other than to the extent required by Part 6 of Title I of ERISA.

(l)            There has been no amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under, any Company Benefit Plan which would increase materially the expense of maintaining such Company Benefit Plan above the level of the expense incurred in respect thereof for the fiscal year of the Company ending immediately prior to the date hereof.  Each Company Benefit Plan may be amended or terminated, at any time determined by the Company in its sole discretion.

3.17.        Contracts.

(a)           Material Contracts.  For purposes of this Agreement, “Company Material Contract” shall mean any of the following to which the Company or any of its Subsidiaries is a party or by which it or its assets are bound:

(i)            any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) with respect to the Company and its Subsidiaries;

(ii)           any agreement pursuant to which the Company or any of its Subsidiaries have continuing obligations to jointly develop any Intellectual Property or Intellectual Property Rights that will not be owned, in whole or in part, by the Company or any of its Subsidiaries and which may not be terminated without penalty to the Company or any of its Subsidiaries upon notice of 30 days or less;

(iii)          Any agreement granting, licensing, sublicensing or otherwise transferring any Intellectual Property Rights of the Company or its Subsidiaries other than in the ordinary course of business and consistent with past practices;

(iv)          any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the ordinary course of business and consistent with past practices;

(v)           any material settlement agreement entered into within three years prior to the date of this Agreement;

(vi)          any Company Government Contract or Company Government Subcontract;

(vii)         any agreement, or group of agreements with a Person (or group of affiliated Persons), the termination or breach of which could reasonably be expected to have a material adverse effect on any Company Product or otherwise have a Company Material Adverse Effect; or

(viii)        any other agreement in effect at any time during the past three years which provided for any obligations to make payments or entitlement to receive payments on behalf of the Company or any of its Subsidiaries of $250,000 or more within a 12-month period.

(b)           Schedule of Material Contracts.  Section 3.17(b) of the Company Disclosure Letter sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound as of the date hereof which are described in Section 3.17(a), setting forth for each such Company Material Contract, the subsections of Section 3.17(a) applicable to such Company Material Contract.

(c)           No Breach.  All Company Material Contracts are valid and in full force and effect in all material respects, except to the extent they have previously expired in accordance with their terms.  Neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material default under the provisions of, any Company Material Contract.

3.18.        Insurance. Section 3.18 of the Company Disclosure Letter sets forth a list of all insurance policies, including worker’s compensation, title, fire, general liability, fiduciary liability, directors’ and officers’ liability, malpractice liability, theft and other forms of property and casualty insurance held by the Company and each of its Subsidiaries.  Except for policies that have been, or are scheduled to be, terminated in the ordinary course of business and consistent with past practices of the Company and in accordance with the terms thereof, each of the insurance policies set forth in Section 3.18 of the Company Disclosure Letter is in full force and effect.  To the Knowledge of the Company, there is no existing default or event which, with the giving of notice, lapse of time or both, would constitute a default, by any insured under any policy listed in Section 3.18 of the Company Disclosure Letter, except where the existence of such default would not be reasonably likely to be material to the Company and its Subsidiaries taken as a whole.  All premiums and other amounts due on such policies have been paid, and the Company and its Subsidiaries have complied in all material respect with the provisions of such policies.  The Company and its Subsidiaries have reported to their insurers all claims and pending circumstances that could potentially result in a claim, except where the failure to report such a claim would not be reasonably likely to be material to the Company and its Subsidiaries taken as a whole.

3.19.        Accounts Receivable. The Company has delivered or made available to Parent a list of all accounts receivable of the Company as of September 30, 2006, together with a range of days elapsed since invoice.  All of the Company’s accounts receivable arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, and are reasonably believed by the Company to be collectible except to the extent of reserves therefor set forth in the Company Financial Statements, or, for receivables arising subsequent to September 30, 2006, as reflected on the books and records of the Company (which are prepared in accordance with GAAP and the reserve practices and methodology used in preparation of the Company Balance Sheet).  No Person has any Lien on any of the Company’s accounts receivable, and no request or agreement for deduction or discount has been made with respect to any of the Company’s accounts receivable.

3.20.        Warranties; Products Liability. Neither the Company nor any Subsidiary has incurred any material expenses not reflected in the Company Financials in connection with any claims made by customers under the Company’s or any Subsidiary’s obligations under their guaranty, warranty, right of return and indemnity provisions during each of the last 3 fiscal years and the interim period covered by the Company Financials; and to the Company’s Knowledge, there is no reason why a material amount of any such expenses would be incurred in the future.  During the last 3 fiscal years and the interim period covered by the Company Financials, neither the Company nor any Subsidiary has incurred any material liability arising out of any injury to any individual or property as a result of the ownership, possession, or use of any product or service manufactured, sold, leased or delivered by the Company or its Subsidiaries.

3.21.        Customers. Section 3.21 of the Company Disclosure Letter lists the customers who, in the Company’s nine months ended September 30, 2006, were the fifteen (15) largest customers, as measured by gross revenue, of Company and its Subsidiaries (each, a “Significant Customer”).  Neither the Company nor any Subsidiary intends to (a) terminate its relationship or any Contract between any Significant Customer and the Company or its Subsidiaries, (b) stop, or materially decrease the rate of supplying products or services (in each case, as measured against the Company’s historical rate of supplying products or services since January 1, 2003, or such shorter period of time the Company has been supplying products or services to such Significant

Customer) to such Significant Customer, or (c) seek the exercise of any remedy against any such Significant Customer.  The Company has no Knowledge of any intent on the part of a Significant Customer to (a) terminate its relationship or any Contract between such Significant Customer and the Company or its Subsidiaries, (b) stop, or materially decrease the rate of buying products or services (in each case, as measured against the Significant Customer’s historical rate of buying products or services since January 1, 2003, or such shorter period of time the Company has been supplying products or services to such Significant Customer) from the Company or any Subsidiary, (c) refuse to pay any amount due from such Significant Customer to the Company or its Subsidiaries (other than non-material, bona fide disputes), (d) return products of the Company or its Subsidiaries, or (e) seek the exercise of any remedy against the Company or any Subsidiary.  The Company has not since the Balance Sheet Date been engaged in a material dispute with any Significant Customer.

3.22.        Suppliers. Section 3.22 of the Company Disclosure Letter lists the suppliers who, in the nine months ended September 30, 2006, were the ten (10) largest suppliers of goods and services to the Company and its Subsidiaries, based on amounts paid by the Company and its Subsidiaries to such suppliers (each, a “Significant Supplier”).  Neither the Company nor any Subsidiary has any intent of (a) terminating any Contract with any Significant Supplier, (b) stop, or materially decrease the rate of buying products or services (in each case, as measured against the Company’s historical rate of buying products or services since January 1, 2003) from any Significant Supplier, (c) refusing to pay any amount due to any Significant Supplier, (d) returning any products to any Significant Supplier or (e) seeking to exercise any remedy against any Significant Supplier.  The Company has no Knowledge that any Significant Supplier intends to (a) terminate any Contract between such Significant Supplier and the Company or any of its Subsidiaries, (b) stop, or materially decrease the rate of supplying products or services (in each case, as measured against such Significant Supplier’s historical rate of supplying products or services since January 1, 2003) to the Company or any Subsidiary, (c) or seek to exercise any remedy against the Company or any of its Subsidiaries.  The Company has not within the past year been engaged in a material dispute with any Significant Supplier.

3.23.        Export Control Laws. The Company and each of its Subsidiaries has at all times conducted its export transactions in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company conducts business.  The Company and each of its Subsidiaries has obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Authority required for (i) the export and reexport of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”).  The Company and each of its Subsidiaries is in compliance with the terms of all applicable Export Approvals, There are no pending or, to the Company’s Knowledge, threatened claims against the Company or any Subsidiary with respect to such Export Approvals, and no Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required.  To the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export transactions that may give rise to any future claims.

3.24.        Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other Person associated with or acting on their behalf) has, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or Applicable Law with respect to anti-bribery in any jurisdiction other than the United Sates (collectively, the “FCPA”), used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.  The Company has established sufficient internal controls and procedures to ensure compliance with the FCPA and has made available to Parent all documentation relating to ethical business practices.

3.25.        Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement (including the Proxy Statement to be included therein) or any amendment or supplement thereto shall (a) at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) or (b) on the date of mailing to the Company’s stockholders and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  Notwithstanding any of the foregoing in this Section 3.25, the Company makes no representation or warranty with respect to any information supplied by Parent, BV Sub or Merger Sub for inclusion or incorporation by reference in the Registration Statement.

3.26.        Fairness Opinion. The Company’s Board of Directors has received a written opinion from Allen & Company, dated as of November 5, 2006, a copy of which has been delivered to Parent, that, as of such date and subject to the assumptions and qualifications made therein, the Merger Consideration is fair to the Company’s stockholders from a financial point of view (the “Company Fairness Opinion”).  The special committee of the Company’s Board of Directors (the “Special Committee”) has received a written opinion from Susquehanna Financial Group, LLLP, dated as of November 5, 2006, a copy of which has been delivered to Parent, that, as of such date and subject to the assumptions and qualifications made therein, the Merger Consideration is fair to the Company’s stockholders from a financial point of view (the “Committee Fairness Opinion” and together with the Company Fairness Opinion, the “Fairness Opinions”).

3.27.        Government Contracts. With respect to each Contract between the Company or any Subsidiary of the Company, on the one hand, and any U.S. federal governmental entity, on the other hand, and each outstanding bid, quotation or proposal by the Company or any Subsidiary of the Company (each, a “Bid”) that if accepted or awarded could lead to a Contract between the Company or any Subsidiary of the Company, on the one hand, and any U.S. federal governmental entity, on the other hand, (each such Contract or Bid, a “Company Government Contract”) and each Contract between the Company or any Subsidiary of the Company, on the one hand, and any prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such person and any U.S. federal governmental entity, and each outstanding

Bid that if accepted or awarded could lead to a Contract between the Company or a Subsidiary of the Company, on the one hand, and a prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such person and any U.S. federal governmental entity (each such Contract or Bid, a “Company Government Subcontract”):

(a)           Each such Company Government Contract or Company Government Subcontract (other than Bids) was, to the Knowledge of the Company, legally awarded, is binding on the parties thereto, and is in full force and effect in all material respects, except to the extent such Company Government Contract or Company Government Subcontract (other than Bids) has previously expired in accordance with their terms.  Neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material default under the provisions of, any Company Government Contract or Company Government Subcontract.

(b)           There are no material Legal Proceeding pending or, to the Knowledge of the Company, threatened, in connection with any Company Government Contract or Company Government Subcontract, against the Company or any of its Subsidiaries alleging fraud or under the United States False Claims Act, the United States Procurement Integrity Act or the United States Truth in Negotiations Act. Neither the Company, any Company Subsidiary or any cost incurred by the Company or any Subsidiary of the Company pertaining to a Company Government Contract or Company Government Subcontract is the subject of any audit or, to the Knowledge of the Company, investigation or has been disallowed by any Governmental Authority, except any investigation, audit or disallowance (i) that, individually or in the aggregate, is not reasonably likely to result in a material liability to the Company and its Subsidiaries taken as a whole or (ii) which commenced prior to the three-year period prior to the date hereof and is closed and no longer pending.

(c)           The Company and its Subsidiaries have complied in all material respects with all requirements of the Company Government Contracts or Company Government Subcontracts and any material Applicable Law relating to the safeguarding of, and access to, classified information.  The execution, delivery and performance of this Agreement will not and the Company is not aware of any facts that are reasonably likely to give rise to the revocation of any security clearance of the Company, any Subsidiary of the Company or any Employee of the Company or any Company Subsidiary.

3.28.        Takeover Statutes and Rights Plans. Assuming the accuracy of the representations and warranties made by Parent, BV Sub and Merger Sub in Section 4.12, the Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of the DGCL and any other similar Applicable Law, will not apply to Parent, BV Sub or Merger Sub or any Affiliate of any of them during the pendency of this Agreement, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

3.29.        Tax-Free Reorganization. Neither the Company, nor to the Knowledge of the Company, any of its Affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

3.30.        Change of Control; Severance; Bonus Payments. The Company is not a party to any agreement that would require any change of control, severance or bonus payment, or acceleration of vesting of any options, warrants or similar rights to acquire Company Securities in connection with the consummation of the Merger and the consummation of the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT, BV Sub AND MERGER SUB

Parent, BV Sub and Merger Sub represent and warrant to the Company, subject to the exceptions specifically disclosed in the disclosure letter (referencing the appropriate section or subsection of this Agreement, as applicable) supplied by Parent to the Company dated as of the date hereof and certified by a duly authorized executive officer of the Parent (the “Parent Disclosure Letter”) as follows:

4.1.          Organization

(a)           Organization; Good Standing; Power and Authority.  Each of Parent, BV Sub and Merger Sub is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, except where the failure to be so organized, validly existing and in good standing would not reasonably be expected to have a Parent Material Adverse Effect, and has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted.  Each of Parent, BV Sub and Merger Sub is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Parent Material Adverse Effect.

(b)           Charter Documents.  Parent has delivered to the Company true and complete copies of the certificate of incorporation of Parent, as amended and restated to the date of this Agreement (as so amended and restated, the “Parent Charter”), the bylaws of Parent, as amended and restated to the date of this Agreement (as so amended and restated, the “Parent Bylaws”), the certificate of incorporation of Merger Sub (“Merger Sub Charter”) and the bylaws of Merger Sub (“Merger Sub Bylaws”), and the governing documents of BV Sub (“BV Sub Governing Documents”) and each such instrument is in full force and effect.  Parent is not in violation of any of the provisions of the Parent Charter or Parent Bylaws, Merger Sub is not in violation of any of the provisions of the Merger Sub Charter or Merger Sub Bylaws and BV Sub is not in violation of the BV Sub Governing Documents.

4.2.          Capitalization. As of the date hereof, the authorized capital stock of Parent consists of: (a) 400,000,000 shares of Parent Common Stock, $0.001 par value (“Parent Common Stock”), and (b) 10,000,000 shares of undesignated preferred stock, $0.001 par value (“Parent Preferred Stock”).  At the close of business on November 3, 2006 (i) 93,472,470 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Common Stock were issued and held by the Parent in its treasury, (iii) an aggregate of 4,825,439 shares of Parent Common Stock were issuable upon exercise of Parent Stock Options, (iv) an aggregate of 565,615 shares of Parent

Common Stock were issuable upon lapsing of outstanding restricted stock units granted under the Parent Stock Option Plans, (v) an aggregate of 8,922,106 shares of Parent Common Stock were reserved for future issuance pursuant to the Parent Stock Option Plans, and (vi) no shares of Parent Preferred Stock were issued or outstanding.  All outstanding shares of Parent Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Parent Charter, or any agreement to which Parent is a party or by which it is bound.  Except as set forth above or as otherwise contemplated by this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent or any Parent Subsidiary is a party or by which any of them is bound (x) obligating Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interest in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Parent or any Parent Subsidiary, (y) obligating Parent or any Parent Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (z) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Parent Common Stock.  As of the date of this Agreement, there are not any outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any Parent Subsidiary.  The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, 1,000 of which are issued and outstanding and all of which are owned by BV Sub.  The authorized capital stock of BV Sub consists of 90,000 shares of BV Sub Common Stock, 18,000 of which are issued and outstanding and all of which are owned by Parent.  The shares of Parent Common Stock to be issued and delivered in the Merger pursuant to Article II shall be, at the time of such issuance and delivery, duly authorized, validly issued, fully paid and non-assessable.  Parent is in control of Merger Sub for purposes of Section 368(a)(2)(D) of the Code.

4.3.          Authority; No Conflict; Necessary Consents.

(a)           Authority.  Each of Parent, BV Sub and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the transactions contemplated hereby.  The execution and delivery by each of Parent, BV Sub and Merger Sub of this Agreement and the consummation of the Merger and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, BV Sub and Merger Sub and no other action is required on the part of Parent, BV Sub and Merger Sub to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to the DGCL.  This Agreement has been duly executed and delivered by Parent, BV Sub and Merger Sub and, assuming due execution and delivery of this Agreement by the Company, constitutes the valid and binding obligations of Parent, BV Sub and Merger Sub, enforceable against each of Parent, BV Sub and Merger Sub in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law.

(b)           No Conflict.  The execution and delivery by Parent, BV Sub and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, will not (i) conflict with or violate any provision of the Parent Charter Documents, Merger Sub Charter Documents or BV Sub Governing Documents, (ii) subject to compliance with the requirements set forth in Section 4.3(c), conflict with or violate any material Applicable Law or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s, Merger Sub’s or BV Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent, BV Sub or Merger Sub pursuant to, any contract filed with the SEC in the Parent SEC Reports pursuant to Item 601(b)(10) of Regulation S-K of the SEC; except, in the case of each of the preceding clauses (i), (ii) and (iii) for any conflict, violation, beach, default, impairment, alteration, giving of rights or Lien which would not reasonably be expected to result in a Parent Material Adverse Effect or materially adversely affect the ability of Parent, BV Sub or Merger Sub to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of such conflict, violation, beach, default, impairment, alteration, giving of rights or Lien.

(c)           Necessary Consents. No consent, waiver, approval, order, authorization, registration, declaration or filing with any Governmental Authority, or any Person, is required to be made or obtained by Parent, BV Sub or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the Necessary Governmental Consents, (ii) any required filings under applicable state securities law, and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not be material to Parent, BV Sub and Merger Sub taken as a whole or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, waiver, approval, order, authorization, registration, declaration or filing.  No vote of Parent’s stockholders is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

4.4.          SEC Filings. Parent has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2004.  All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the “Parent SEC Reports.”  As of their respective dates, the Parent SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such amended or superceding filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is required to file any forms, reports or other documents with the SEC.  Parent has previously furnished to the Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.  Parent has responded to all comment letters of the staff of the SEC relating to Parent SEC Reports, and the SEC has not advised Parent that any final responses are inadequate, insufficient or otherwise non-responsive. Parent has made available to the Company true, correct and complete copies of all correspondence between the SEC, on the one hand, and Parent and any of its Subsidiaries, on the other, including all SEC comment letters and responses to such comment letters by or on behalf of Parent.  To Parent’s Knowledge, none of Parent’s SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.  Parent and, to the Parent’s Knowledge, each of its officers and directors are in compliance with, and have complied, in each case in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated under or pursuant to such act and (ii) the applicable listing and corporate governance rules and regulations of NYSE.  Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by Parent was accompanied by the certifications required to be filed or submitted by Parent’s chief executive officer and/or chief financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act.  Neither Parent nor, to Parent’s Knowledge, any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing such certifications.

4.5.          Financial Statements. (a)  Financial Statements.  The consolidated financial statements of Parent included in Parent SEC Reports (the “Parent Financials”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto, or in the case of unaudited statements, as permitted by the SEC on Form 10-Q or Form 8-K or any successor form under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended. Parent does not intend to correct or restate, nor is there any basis for any correction or restatement of, any aspect of the Parent Financials.  The books and records of Parent and Parent’s Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements, and the Parent Financials are consistent with such books and records.  Except as and to the extent disclosed or reserved against on Parent’s most recent balance sheet (or in the notes thereto) included in the Parent SEC Reports, neither Parent nor any Parent Subsidiary has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to a consolidated financial statement prepared in accordance with GAAP, except for liabilities incurred since the date of Parent’s most recent balance sheet in the ordinary course of business consistent with past practices.  Parent has not had any unresolved dispute with any of its auditors regarding accounting matters or policies during any of its past three full years or during the current fiscal year-to-date.  Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among Parent or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K).

(b)           Internal Controls.  Parent and each of its Subsidiaries has established and maintains, adheres to and enforces a system of internal controls which are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Parent Financials), including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and its Subsidiaries, (ii) provide reasonable assurance that material information relating to Parent and its Subsidiaries is promptly made known to the officers responsible for establishing and maintaining the system of internal controls, (iii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Board of Directors of Parent, (iv) provide reasonable assurance that access to assets is permitted only in accordance with management’s general or specific authorization, (v) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent and its Subsidiaries, and (vi) provide reasonable assurance that any significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud, whether or not material, that involves Parent’s management or other Employees who have a role in the preparation of financial statements or the internal controls utilized by Parent and its Subsidiaries, are adequately and promptly disclosed to Parent’s independent auditors and the audit committee of Parent’s Board of Directors.  Neither Parent nor any of its Subsidiaries (including, to Parent’s Knowledge, any Employee thereof) nor Parent’s independent auditors has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal controls utilized by Parent and its Subsidiaries (other than a significant deficiency or material weakness that has been disclosed to the Audit Committee of the Board of Directors of Parent, and, in the case of a material weakness, that has been disclosed as required in the Parent SEC Reports), (B) any fraud, whether or not material, that involves Parent’s management or other Employees who have a role in the preparation of financial statements or the internal controls utilized by Parent and its Subsidiaries or (C) any claim or allegation regarding any of the foregoing (other than claims or allegations that have been duly investigated and found not to involve any of the foregoing).

(c)           Accounting and Auditing Practices.  Neither Parent nor any of its Subsidiaries nor, to Parent’s Knowledge, any director, officer, employee, auditor, accountant, consultant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.  No current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of

Directors of the Company or any committee thereof or to any director or executive officer of the Company.

(d)           Section 806 of the Sarbanes-Oxley Act.  To Parent’s Knowledge, no employee of Parent or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by Parent or any of its Subsidiaries.  Neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any director, officer, employee, contractor, subcontractor or agent of Parent or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Parent or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

4.6.          Absence of Changes. Other than as disclosed in Section 4.6 of the Parent Disclosure Letter or in the Parent Financials, from January 1, 2006 through the date of this Agreement, Parent has conducted its business in all material respects only in the ordinary course, and since such date there has not been (a) any event or development, condition or occurrence that, individually or in the aggregate, has had a Parent Material Adverse Effect, (b) any material change in accounting methods, principles or practices by Parent or any Parent Subsidiary, except insofar as may have been required by a change in GAAP, (c) any settlement or compromise by Parent or any Parent Subsidiary of any material Tax liability or refund, (d) any material revaluation, or any indication that such a revaluation was merited under GAAP, by Parent of any of its assets, including, writing down the value of capitalized inventory, spares, long term or short-term investments, fixed assets, goodwill, intangible assets, deferred tax assets, or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practices; or (e) any damage, destruction or other casualty loss (whether or not covered by insurance) with respect to any assets that, individually or in the aggregate, are material to the Parent and its Subsidiaries taken as a whole.

4.7.          Governmental Authorizations. Each material consent, license, permit, grant or other authorization (i) pursuant to which Parent or any of its Subsidiaries currently operates or holds any interest in any of their respective properties or assets, or (ii) which is required for the operation of Parent’s or any of its Subsidiaries’ business as currently conducted or the holding of any such interest (collectively, “Parent Permits”) has been issued or granted to Parent or any of its Subsidiaries, as the case may be.  Each Parent Permit is in full force and effect.  As of the date hereof, no suspension or cancellation of any Parent Permit is pending or, to the Knowledge of the Company, threatened.  Parent and its Subsidiaries are in compliance in all material respects with the terms of all Parent Permits.

4.8.          Litigation. There is no material Legal Proceeding pending or, to the Knowledge of the Parent, threatened against the Parent, any of its Subsidiaries or any of their respective properties or assets (whether real, personal or mixed, tangible or intangible).  There is no investigation or other proceeding pending or, to the Knowledge of the Parent, threatened against the Parent, any of its Subsidiaries or any of their respective properties or assets (whether real, personal or mixed, tangible or intangible) by or before any Governmental Authority.

4.9.          Compliance with Laws. Neither the Parent nor any of its Subsidiaries has been or is in violation or default in any material respect of any Applicable Law, except for such violations or defaults as would not result in a Parent Material Adverse Change.  There is no agreement, judgment, injunction, order or decree binding upon the Parent or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Parent or any of its Subsidiaries in such a way as to result in a Parent Material Adverse Effect.

4.10.        Tax-Free Reorganization. Neither Parent, nor to the Knowledge of Parent, any of its Affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

4.11.        Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent, BV Sub or Merger Sub for inclusion or incorporation by reference in the Registration Statement (including the Proxy Statement to be included therein) or any amendment or supplement thereto, or the Proxy Statement/Prospectus or any amendment or supplement thereto, shall (a) at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) or (b) on the date of mailing to the stockholders of the Company of the Proxy Statement/Prospectus and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  Notwithstanding any of the foregoing in this Section 4.11, Parent, BV Sub and Merger Sub make no representation or warranty with respect to any information supplied by the Company for inclusion or incorporation by reference in the Registration Statement.

4.12.        Ownership of Company Common Stock. Neither Parent nor any of Parent’s “affiliates” or “associates” directly or indirectly “owns,” and at all times since September 1, 2003 neither Parent nor any of parent’s affiliates directly or indirectly has “owned,” beneficially or otherwise, any Company Common Stock, as those terms are defined in Section 203 of the DGCL.

4.13.        Taxes. (a)  All material Tax Returns required to have been filed by or with respect to the Parent and any of its Subsidiaries or a Relevant Group have been duly and timely filed, and each such Tax Return is true and accurate in all material respects and correctly and completely reflects in all material respects liability for Taxes and all other information required to be reported thereon.  All material Taxes required to be paid by the Parent and any of its Subsidiaries or a Relevant Group (whether or not shown on any Tax Return) have been timely paid.  The Parent and its Subsidiaries have adequately provided for liabilities for all material unpaid Taxes in the Parent Financials, which liabilities represent current Taxes not yet due and payable, in accordance with GAAP.

(b)           There is no action, audit, dispute or claim now pending, or to the Parent’s Knowledge, threatened against, or with respect to, the Parent and any of its Subsidiaries in respect of any Taxes.  None of the Parent or its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, nor have any of them made (or had made on their behalf) any requests for such extensions.  No claim has ever been made in writing by a Governmental Authority in a jurisdiction where the Parent or any of its Subsidiaries does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns.  There are no Liens on any of the capital or assets of the Parent and any of its Subsidiaries with respect to Taxes, other than Liens for Taxes that are not yet due and payable.

(c)           Each of the Parent and its Subsidiaries has withheld and timely paid all material Taxes required to have been withheld and paid, and has collected and remitted all Taxes (including all sales and use Taxes), required to be collected and remitted, and has complied with all information reporting and backup withholding requirements.

(d)           None of the Parent or its Subsidiaries has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

(e)           None of the Parent or any of its Subsidiaries has any liability for the Taxes of any Person, other than under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local, or foreign law) with respect to any Relevant Group of which the Parent or any of its Subsidiaries currently is a member, (i) as a transferee or successor, (ii) by contract, (iii) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law), or (iv) otherwise.

(f)            None of the Parent or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:  (i) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date or (iii) prepaid amount received on or prior to the Closing Date.

Article V
CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME

5.1.          Conduct of Business by the Company. Except as otherwise expressly contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter, or as required by Applicable Law, or to the extent that Parent shall otherwise consent in writing, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to Article VIII or the Effective Time, the Company shall and shall cause each of its Subsidiaries to, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in material compliance with all Applicable Laws, pay its debts and Taxes when due, pay or perform other material obligations when due, and use commercially reasonable efforts consistent with past practices and policies to preserve substantially intact its present business organization, keep available the services of its present executive officers and Employees and consultants, and preserve its relationships with its Employees, consultants, customers, suppliers, licensors, licensees, lessors and others with which it has significant business dealings.  The Company also shall promptly notify in writing Parent of the occurrence of any Company Material Adverse Effect or the occurrence of any event which is reasonably likely to result in a Company Material Adverse Effect.  Without limiting the generality of the foregoing, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to Article VIII or the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Letter, the Company shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

(a)           Enter into any new line of business material to the Company and its Subsidiaries taken as a whole;

(b)           Declare, set aside or pay any dividends on or make any other distributions in respect of any capital stock, or combine, split or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than dividends and distributions made by any Subsidiary of the Company to the Company in the ordinary course of business consistent with past practices;

(c)           Authorize for issuance, issue, deliver, sell, pledge or otherwise encumber (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights (including stock appreciation rights), rights to purchase or otherwise) any Company Securities or Subsidiary Securities or rights to acquire such securities, or enter into any other agreements or commitments of any character obligating it to issue any such securities or rights, or enter into any amendment of any term of any currently outstanding Company Securities or Subsidiary Securities or rights to acquire such securities, other than issuances of Company Common Stock upon the exercise of Company Options or Company Warrants existing on the date hereof in accordance with their present terms;

(d)           Purchase, redeem or otherwise acquire or offer to redeem, purchase, or otherwise acquire, directly or indirectly, any Company Securities or Subsidiary Securities;

(e)           Cause, permit or propose to adopt any amendments to Company Charter Documents or the Subsidiary Charter Documents;

(f)            Adopt or implement any stockholder rights plan, “poison pill,” or other anti-takeover plan, arrangement or mechanism that, in each case, is applicable to Parent, BV Sub or Merger Sub or the transactions contemplated by this Agreement;

(g)           Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or purchasing a portion or all of the assets of, or by any other manner, any business or any Person or any division thereof, or otherwise acquire or agree to acquire any assets that are or are expected to be material, individually or in the aggregate, to the business of the Company or its Subsidiaries, or solicit or participate in any negotiations with respect to any of the foregoing;

(h)           Enter into, modify or amend in a manner materially adverse to the Company and its Subsidiaries taken as a whole, or terminate any Company Material Contract or waive, release or assign any material rights or claims thereunder, in each case, in a manner materially adverse to the Company and its Subsidiaries taken as a whole;

(i)            Enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any material joint venture, strategic partnership or alliance;

(j)            Sell, lease, license, mortgage, pledge, encumber or otherwise dispose of any properties or assets except for the sale, lease, license, encumbrance or disposition of property or assets that are not material, individually or in the aggregate, to the business of the Company and its Subsidiaries, in each case, in the ordinary course of business and in a manner consistent with past practices, including with respect to the terms and conditions of any such sale, lease, license, encumbrance or other disposition;

(k)           With the exception of the Merger, adopt a plan of complete or partial liquidation dissolution, merger, consolidation, recapitalization, reorganization, or other restructuring of the Company or any of its Subsidiaries, or alter, pursuant to the foregoing or other event, the corporate structure or ownership of any Subsidiary of the Company;

(l)            Incur, assume or prepay any indebtedness for borrowed money or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for, any such indebtedness of another Person, guarantee any debt securities of another Person, or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practices;

(m)          Make any payments, loans, extensions of credit or financing, advances or capital contributions to, or investments in, any other Person, other than (i) payments, loans or investments by the Company or a wholly-owned Subsidiary of the Company to or in the Company or any wholly-owned Subsidiary of the Company, (ii) employee loans, advances, or payments for bona fide travel and entertainment expenses reimbursement made in the ordinary course of business consistent with past practices, or (iii) extensions of credit or financing to, or extended payment terms for, customers made in the ordinary course of business consistent with past practices;

(n)           Sell, transfer or lease any properties or assets (whether real, personal or mixed, tangible or intangible) to, or enter into any contract, arrangement or understanding with or on behalf of, any officer, director or employee of the Company, any of its Subsidiaries, any Affiliate of any of them, or any business entity in which the Company, any Subsidiary or any Affiliate of any of them, or any relative of any such Person, has any material, direct or indirect interest;

(o)           Commit any capital expenditure or expenditures in excess of $250,000 in the aggregate above the capital expenditures set forth in the Company’s fiscal 2006 budget forecasts.

(p)           Except as required by changes in GAAP or Applicable Law, and as concurred in by its independent auditors, (i) make any change in the Company’s methods or principles of accounting or (ii) revalue any of the Company’s assets, including writing down the value of inventory or writing-off notes or accounts receivable;

(q)           (i) Fail to file on a timely basis, including allowable extensions, with the appropriate Governmental Authorities, all Tax Returns required to be filed by or with respect to the Company and each of its Subsidiaries for taxable years or periods ending on or before the Closing Date and due on or prior to the Closing Date, (ii) fail to timely pay or remit (or cause to be paid or remitted) any Taxes due in respect of such Tax Returns, other than payments that are the subject of a good-faith dispute, (iii) adopt or change any accounting method in respect of Taxes, (iv) enter into any agreement or settle or compromise any material claim or assessment in respect of Taxes, or (v) file any material Tax Election or material amended Tax Return or consent to any extension or waiver of the statutory period of limitations period applicable to any claim or assessment in respect of Taxes;

(r)            Commence, settle or compromise any pending or threatened Legal Proceeding, or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability, obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise) by or against the Company or any Subsidiary of the Company or relating to any of their businesses, properties or assets (whether real, personal or mixed, tangible or intangible) , other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings, claims or other Liabilities (i) reflected or reserved against in full in the Company Financials or (ii) the settlement, compromise, discharge or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Effective Time and that does not involve the payment, individually or in the aggregate, of an amount exceeding $250,000;

(s)           Except as required by Applicable Law or any contract or agreement currently binding on the Company or its Subsidiaries, (i) adopt, amend, modify, or increase in any manner the amount of compensation or fringe benefits of, pay or grant any bonus, change of control, severance or termination pay to any officer, Employee or director of the Company or any Subsidiary of the Company, (ii) adopt or amend in any manner, any Company Stock Option Plan, Company Benefit Plan or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or Employee (each, a “Company Employee Plan”), (iii) fail to make any required contribution to any Company Employee Plan, (iv) make any contribution, other than regularly scheduled contributions, to any Company Employee Plan, (v) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any Company Options or reprice any Company Options, (vi) authorize cash payments in exchange for any Company Options, (vii) allocate bonus awards under a Company Employee Plan in a manner or amount not consistent with past practices, (viii) enter into any employment agreement, arrangement or understanding with any Employee or director or any indemnification agreement or arrangement with any Employee or director (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practices with employees who are terminable “at will”), (ix) enter into any collective bargaining or amend or extend any existing collective bargaining agreement, or (x) hire any employees or retain any consultant other than in the ordinary course of business consistent with past practices or hire, elect or appoint any officers or directors;

(t)            (i) Grant any exclusive rights with respect to any Company Intellectual Property, (ii) divest any Company Intellectual Property, except if such divestiture or divestures, individually or in the aggregate, are not material to the Company, (iii) enter into any material contract, agreement or license that adversely affects, or could reasonably be expected to adversely affect, any patents or applications therefor, in each case, of the Company and its Subsidiaries, any parent of the Company or any other affiliates of such entity, or (iv) abandon or permit to lapse any rights to any United States patent or patent application;

(u)           Take any action that would or could reasonably be expected to disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code;

(v)           Enter into any contract, agreement, arrangement or understanding with a customer that contains any non-competition, exclusivity or “most favored nations” or similar terms or restrictions on the Company or its business, except for such terms or restrictions that would not restrict the business or assets of Parent and its Subsidiaries (other than the Surviving Corporation) in any way following completion of the Merger and are entered into in the ordinary course of business consistent with past practices; or

(w)          Enter into any contract, arrangement or understanding to do any of the foregoing and, except as specifically permitted by this Agreement, authorize, recommend, take, commit, or agree in writing or otherwise to take, or announce an intention to take, any of the actions described in this Section 5.1, or any other action that results or is reasonably likely to (i) result in any of the conditions to the Merger set forth in Article VII hereof not being satisfied, (ii) result in any representation or warranty of the Company contained in this Agreement that is qualified as to materiality becoming untrue or incorrect or any representation or warranty not so qualified becoming untrue or incorrect in any material respect (provided that representations made as of a specific date shall be required to be so true and correct, subject to qualifications, as of such date only), (iii) prevent the Company from performing, or cause the Company not to perform, its covenants or agreements hereunder, or (iv) otherwise materially impair the ability of the Company to consummate the transactions contemplated hereby in accordance with the terms hereof or materially delay such consummation.

5.2.          Conduct of Business by Parent.  Parent also shall promptly notify in writing the Company of the occurrence of any Parent Material Adverse Effect or the occurrence of any event which is reasonably likely to result in a Parent Material Adverse Effect..  Except as otherwise expressly contemplated by this Agreement, as described in Section 5.2 of the Parent Disclosure Letter, or as required by Applicable Law, or to the extent that the Company shall otherwise consent in writing, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to Article VIII or the Effective Time (except as otherwise provided for in Section 5.2(d)), Parent, BV Sub and Merger Sub shall not do any of the following:

(a)           Adopt or propose to adopt any amendments to Parent Charter or Parent Bylaws that would reasonably be expected to interfere materially with the consummation of the Merger;

(b)           With respect to Parent only, split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock, other securities, or property) in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such (except for purchases of Parent Common Stock pursuant to stock repurchase plans), unless the Exchange Ratio is proportionately adjusted, in which case the prior written consent of the Company shall not be required, but the Company shall be entitled to written notice of such event;

(c)           Adopt a plan of complete or partial liquidation or dissolution of Parent;

(d)           Take any action that would or could reasonably be expected to disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code, which covenant shall continue to apply after the Effective Time; or

(e)           Enter into any contract, arrangement or understanding to do any of the foregoing, and except as specifically permitted by this Agreement, authorize, recommend, take, commit, or agree in writing or otherwise to take, or announce an intention to take, any of the actions described in this Section 5.2, or any other action that results or is reasonably likely to (i) result in any of the conditions to the Merger set forth in Article VII not being satisfied, (ii) result in any representation or warranty of Parent, BV Sub or Merger Sub contained in this Agreement that is qualified as to materiality becoming untrue or incorrect or any representation or warranty not so qualified becoming untrue or incorrect in any material respect (provided that representations made as of a specific date shall be required to be so true and correct, subject to qualifications, as of such date only), (iii) prevent Parent, BV Sub or Merger Sub from performing, or cause Parent, BV Sub or Merger Sub not to perform, its covenants or agreements hereunder, or (iv) otherwise materially impair the ability of Parent, BV Sub or Merger Sub to consummate the transactions contemplated hereby in accordance with the terms hereof or materially delay such consummation.

5.3.          Control of Other Party’s Business.  Nothing contained in this Agreement shall give Parent, BV Sub or Merger Sub, directly or indirectly, the right to control the Company’s operations prior to the Effective Time.  Prior to the Effective Time, each of Parent, BV Sub, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective business operations.

Article VI
ADDITIONAL AGREEMENTS

6.1.          No Solicitation; Unsolicited Acquisition Proposals.

(a)           Termination of Certain Activities.  The Company and its Subsidiaries shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal and shall use commercially reasonable efforts to cause any such third parties (including their employees, agents and representatives) in possession of confidential information about the Company in connection with an Acquisition Proposal to return or destroy all such information and all materials, documents, analyses and other work product containing or derived from that information.

(b)           No Solicitation.  At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries shall not, nor shall they authorize or permit any of their respective directors, officers or other employees, affiliates, or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate or knowingly encourage the making, submission or announcement of, an Acquisition Proposal, (ii) furnish to any Person (other than Parent, BV Sub, Merger Sub or any designees of Parent, BV Sub or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Person (other than Parent, BV Sub, Merger Sub or any designees of Parent, BV Sub or Merger Sub) in connection with any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, or take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (other than to notify such Person as to the existence of the provisions of this Section 6.1), (iv) approve, endorse or recommend an Acquisition Proposal, (v) enter into any letter of intent, memorandum of understanding or other agreement, contract or arrangement contemplating or otherwise relating to an Acquisition Proposal (except as permitted by Sections 6.1(c) or 8.1(j), or (vi) terminate, amend or waive any rights under any “standstill” or other similar agreement between the Company or any of its Subsidiaries and any Person (other than Parent).

(c)           Unsolicited Acquisition Proposals.  Notwithstanding any other provision of this Agreement, prior to the receipt of the Requisite Stockholder Approval, the Company may, at the direction of the Board of Directors or the Special Committee, directly or indirectly through advisors, agents or other intermediaries, subject to the Company’s compliance with the provisions of this Section 6.1(c), (A) engage or participate in discussions or negotiations with any Person that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing that the Board of Directors of the Company or the Special Committee reasonably determines in good faith (after consultation with its respective financial advisor) constitutes or is reasonably likely to lead to a Superior Proposal and/or (B) furnish to any Person that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing that the Board of Directors of the Company or the Special Committee reasonably determines in good faith (after consultation with its respective financial advisor) constitutes or is reasonably likely to lead to a Superior Proposal any non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement the terms of which are no less favorable to the Company than those contained in the Confidentiality Agreement, provided further, that in the case of any action taken pursuant to the foregoing clauses (A) or (B), (1) none of the Company, its Subsidiaries or any representative of the Company or its Subsidiaries shall have materially breached or violated the terms of Section 6.1, (2) the Board of Directors of the Company or the Special Committee determines in good faith (after receiving the advice of its respective outside legal counsel) that such action is required in order to comply with its fiduciary duties to the stockholders of the Company under Delaware Law, (3) at least twenty-four (24) hours prior to engaging or participating in any such discussions or negotiations with, or furnishing any non-public information to, such Person, the Company provides Parent written notice of the identity of such Person and the material terms and conditions of such Acquisition Proposal (unless such

Acquisition Proposal is in written form, in which case the Company shall provide Parent a copy thereof) and of the Company’s intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such Person, (4) promptly following receipt of any written communications from such Person in connection with such Acquisition Proposal, the Company provides Parent a copy of all written materials provided by or on behalf of such Person, and (5) contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent (but only to the extent such information has not been previously furnished by the Company to Parent).  Until any such Acquisition Proposal has been withdrawn, the Company shall promptly provide Parent a copy of all written materials subsequently provided to, by or on behalf of such Person in connection with such Acquisition Proposal, request or inquiry, including material amendments or proposed material amendments to such Acquisition Proposal, request or inquiry (but only to the extent such information has not been previously furnished by the Company to Parent).

(d)           Actions by Others.  Without limiting the generality of the foregoing, it is understood and agreed by the parties hereto that any material breach or violation of the restrictions set forth above in this Section 6.1 by any officer, director, agent, representative or affiliate of the Company shall be deemed to be a material breach of this Agreement by the Company.

6.2.          Board Recommendation.

(a)           Recommendation to Company Stockholders.  Subject to the terms of Section 6.2(b), the Board of Directors of the Company shall recommend that the stockholders of the Company adopt and approve this Agreement and approve the Merger in accordance with the applicable provisions of Delaware Law (the “Board Recommendation”) and the Proxy Statement/Prospectus shall include a statement to that effect.

(b)           Changes to Board Recommendation.  Subject to the terms of this Section 6.2(b), neither the Board of Directors of the Company nor any committee thereof shall withhold, withdraw, amend or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent, the Board Recommendation (a “Board Recommendation Change”); provided, however, that notwithstanding the foregoing, at any time prior to the receipt of the Requisite Stockholder Approval, the Board of Directors of the Company and the Special Committee may effect a Board Recommendation Change if and only if either:

(i)            (A) the Company has received an Acquisition Proposal that constitutes a Superior Proposal, (B) the Board of Directors of the Company or the Special Committee determines in good faith (after receiving the advice of its respective outside legal counsel and after considering in good faith any counter-offer or proposal made by Parent pursuant to clause (D) below), that, in light of such Superior Proposal, the Board of Directors of the Company or the Special Committee is required, in order to comply with its fiduciary duties to the stockholders of the Company under Delaware Law, to effect a Board Recommendation Change, (C) prior to effecting such Board Recommendation Change, the Company shall have given Parent at least two (2) Business Days notice thereof and the opportunity to meet with the Board of Directors of the Company and the Special Committee and their outside legal counsel, all with the purpose and intent of enabling Parent and the Company to discuss in good faith a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected, and (D) Parent shall not have made, within two (2) Business Days after receipt of the Company’s written notice of its intention to effect a Board Recommendation Change pursuant to this Section 6.2(b)(i), a counter-offer or proposal that the Board of Directors of the Company or the Special Committee reasonably determines in good faith, after consultation with its respective financial advisor and outside legal counsel, is at least as favorable to the stockholders of the Company as such Superior Proposal; or

(ii)           except for a Board Recommendation Change that is effected (or that is proposed to be effected) in response to or in connection with a Superior Proposal (it being understood and agreed by the parties that any Board Recommendation Change that is effected or that is proposed to be effected in response to or in connection with a Superior Proposal may be made only pursuant to Section 6.2(b)(i) immediately above), (A) the Board of Directors of the Company or the Special Committee determines in good faith (after receiving the advice of its respective outside legal counsel) that it is required to effect a Board Recommendation Change in order to comply with its fiduciary duties to the stockholders of the Company under Delaware Law, and (B) prior to effecting such Board Recommendation Change, the Company shall have given Parent at least two (2) Business Days notice thereof and the opportunity to meet with the Board of Directors of the Company and the Special Committee and their outside legal counsel, all with the purpose and intent of enabling Parent and the Company to discuss in good faith the purported basis for the proposed Board Recommendation Change, Parent’s reaction thereto and any possible modification of the terms and conditions of this Agreement in response thereto.

(c)           Nothing in this Agreement is intended to or shall prohibit the Board of Directors of the Company or the Special Committee from taking and disclosing to the stockholders of the Company a position in accordance with Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act; provided, however, that, in each case, any statement(s) made by the Board of Directors of the Company or the Special Committee pursuant to Rule 14e-2(a) under the Exchange Act or Rule 14d-9 under the Exchange Act shall be subject to the terms and conditions of this Agreement, including the provisions of Article VIII.

6.3.          Meeting of Company Stockholders.

(a)           Call of Meeting; Solicitation of Proxies.  Subject to Section 6.4(a), the Company will take all action necessary to call, hold and convene a meeting of its stockholders, as promptly as practicable following the date hereof, for the purposes of voting on the adoption and approval of this Agreement and approval of the Merger (the “Company Stockholders’ Meeting”).  The Company shall solicit proxies from the stockholders of the Company with respect to the adoption and approval of this Agreement and approval of the Merger and, consistent with its fiduciary duties, use its best efforts to secure the Requisite Stockholder Vote at the Company Stockholders’ Meeting.  Unless this Agreement is earlier terminated pursuant to Article VIII, the Company shall establish a record date for, call, give notice of, convene and hold the Company Stockholders’ Meeting for the purpose of voting upon the adoption and approval of this Agreement and approval of the Merger in accordance with Delaware Law, whether or not the

Board of Directors of the Company or the Special Committee at any time subsequent to the date hereof shall have effected a Board Recommendation Change or otherwise shall determine that this Agreement is no longer advisable or recommends that the stockholders of the Company reject this Agreement and the Merger.  Notwithstanding anything to the contrary set forth in this Agreement, the Company’s obligation to establish a record date for, call, give notice of, convene and hold the Company Stockholders’ Meeting pursuant to this Section 6.3 shall not be limited to, or otherwise affected by, the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal.

(b)           Postponement or Adjournment.  The Company may adjourn or postpone the Company Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus or Registration Statement is provided to its stockholders in advance of a vote on the adoption and approval of this Agreement and approval of the Merger, or, if as of the time the Company Stockholders’ Meeting is originally scheduled to be convened (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting.

(c)           Compliance with Law.  The Company shall ensure that the Company Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Company Stockholders’ Meeting are solicited, in compliance with the Exchange Act, Delaware Law, the Company’s Charter Documents, applicable listing and corporate governance rules and regulations of NASDAQ, and all other provisions of Applicable Law.

6.4.          Proxy Statement and Registration Statement.

(a)           Preparation and Filing.  As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare, and Parent shall file with the SEC the Registration Statement in accordance with the applicable requirements of the Securities Act (and, in which the Proxy Statement will be included) and the Company shall prepare the Proxy Statement in accordance with the applicable requirements of the Exchange Act (the Proxy Statement and the Prospectus included as part of the Registration Statement are referred to herein as the “Proxy Statement/Prospectus”).  The Proxy Statement/Prospectus shall include the notice to stockholders required under Delaware Law with respect to the availability of appraisal rights to the stockholders of the Company.  Each of the Company and Parent shall use commercially reasonable efforts to have the Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable after such filing.  Parent and the Company shall use their commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the stockholders of the Company as promptly as practicable after the Registration Statement has been declared effective under the Securities Act.  Parent shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of shares of Parent Common Stock in the Merger, and each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation and filing of the Registration Statement and the preparation, filing and distribution of the Proxy Statement/Prospectus.

(b)           Cooperation and Consultation; Amendments and Supplements.  No preparation or filing of the Registration Statement (including any amendments or supplements thereto) will be made by Parent, no preparation, filing or distribution of the Proxy Statement (including any amendments or supplements thereto) will be made by the Company, and no distribution of the Proxy Statement/Prospectus will be made by either Parent or the Company, in each case without providing the other party hereto with a reasonable opportunity to review and comment thereon.  Parent and the Company each will notify the other party promptly upon the receipt of any comments from the SEC or its staff in connection with the initial filing of, or amendments or supplements to, the Registration Statement or Proxy Statement, as applicable, and shall supply each other with copies of all correspondence between Parent or the Company or any of their representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Registration Statement and the Proxy Statement.  If at any time prior to the Effective Time, Parent or the Company becomes aware of any information that should be set forth in an amendment or supplement to the Registration Statement, the Proxy Statement or the Proxy Statement/Prospectus, so that either such document would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party becoming aware of such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law or SEC staff request, disseminated to the stockholders of the Company.

(c)           Effective Date; Notice of Certain Actions.  The parties shall notify each other promptly of the time when the Registration Statement has become effective.  The parties also shall notify each other promptly of the issuance of any stop order affecting the Registration Statement or suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or injunction or other action of the SEC or other Governmental Authority prohibiting or limiting the use of the Proxy Statement/Prospectus in connection with the solicitation of proxies from the stockholders of the Company with respect to the adoption and approval of this Agreement and approval of the Merger and the offer and issuance of Parent Common Stock in connection therewith.

6.5.                               Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

(a)           Confidentiality.  The parties acknowledge that Parent and the Company have previously executed a Confidentiality/Non-Disclosure Agreement dated May 31, 2006 (the “Confidentiality Agreement”), which Confidentiality Agreement shall be deemed incorporated herein as if it were set forth in its entirety and shall continue in full force and effect in accordance with its terms and be unaffected by any termination of this Agreement.

(b)           Access to Information.  The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the period from the date hereof and prior to the Effective Time to (i) all of the properties, assets, books, contracts, commitments and records of the Company and its Subsidiaries, including all Intellectual Property used by the Company (including access to design processes and methodologies and all source code), (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by Applicable Law) of the Company and its Subsidiaries as Parent may reasonably request, and (iii) all Employees of the Company and its Subsidiaries as identified by Parent.  The Company agrees to provide to Parent and its accountants, attorneys, bankers and financial advisors and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request.  Parent shall afford the Company and its accountants, counsel and other representatives, reasonable access during the period from the date hereof and prior to the Effective Time to (i) properties, assets, books, contracts, commitments and records of the Parent and its Subsidiaries and (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by Applicable Law) of Parent and its Subsidiaries as the Company may reasonably request.  Parent agrees to provide to the Company and its accountants, attorneys, bankers and financial advisors and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request.  No information or knowledge obtained in any investigation or notification pursuant to this Section 6.5 or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto, the conditions to the obligations of the parties hereto under this Agreement, or the remedies available to the parties hereto under this Agreement. The terms and conditions of the Confidentiality Agreement shall apply to any information provided to the parties pursuant to this Section 6.5.

6.6.          Public Disclosure.  From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Merger and any Acquisition Proposal, and will not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by Applicable Law or any listing agreement with, in the case of Parent, the NYSE, and in the case of the Company, NASDAQ (in which case reasonable efforts to consult with the other party hereto shall be made prior to any such release or public statement).  The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

6.7.          Regulatory Filings.

(a)           Regulatory Filings.  Each of Parent, BV Sub, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use all reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Applicable Law, and as promptly as practicable after the date hereof, each of Parent, BV Sub, Merger Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Authority in connection with the Merger and the transactions contemplated hereby, including: (i) Notification and Report Forms with the FTC and the DOJ as required by the HSR Act, (ii) filings under any other comparable pre-merger notification forms reasonably determined by Parent to be required by the Antitrust Laws of any applicable jurisdiction, as agreed by the parties hereto and (iii) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other legal requirement relating to the Merger.  For purposes of this Agreement,

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, Council Regulation (EC) 139/2004, the HSR Act, the Federal Trade Commission Act, as amended, and all other national, provincial, and state (U.S. and non-U.S.) statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or impeding or lessening of competition through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.  Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Authority under this Section 6.7(a) to comply in all material respects with all Applicable Law.

(b)           Exchange of Information.  Parent, BV Sub, Merger Sub and the Company each shall promptly supply the other with any information that may be required in order to effectuate any filings or application pursuant to Section 6.7(a).  Except where prohibited by Applicable Law, and subject to the Confidentiality Agreement, each of the Company and Parent shall (i) consult with the other prior to taking a position with respect to any such filing, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Authority by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any applicable antitrust or fair trade law or regulation), (iii) coordinate with the other in preparing and exchanging such information and promptly provide the other and/or its counsel with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Authority in connection with this Agreement or the transactions contemplated hereby, provided, however, that with respect to any such filing, presentation or submission, each of Parent and the Company need not supply the other (or its counsel) with copies (or in the case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Authority applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information, and (iv) cooperate in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by a private party, and permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences if permitted under Antitrust Laws.  Notwithstanding the foregoing, except as may be agreed in connection with any joint defense agreement executed between counsel for Parent and counsel for the Company, Parent, BV Sub, Merger Sub and the Company will not be required to share with each other any documents covered by Item 4(c) of filings prepared in connection with the HSR Act.

(c)           Notification.  Each of Parent, BV Sub, Merger Sub and the Company will notify the other promptly upon the receipt of (i) any communications from any staff members or officials of any Governmental Authority in connection with any filings made pursuant to Section 6.7 hereof, (ii) any request by any officials of any Governmental Authority for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Applicable Law and (iii) any communication received or given in connection with any proceeding by a private party seeking to enjoin the Merger under any Antitrust Law.  Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.7(a), Parent, BV Sub, Merger Sub or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Authority such amendment or supplement.

(d)           Limitation on Divestiture.  In furtherance and not in limitation of the covenants of the parties contained in Sections 6.7(a) through (c), if any objections are asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or otherwise brought under any Antitrust Law that would otherwise prohibit or materially impair or materially delay the consummation of the transactions contemplated hereby, each of Parent, BV Sub, Merger Sub and the Company shall use its commercially reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement.  The Company shall not take or agree to take any Action of Divestiture that would reasonably be likely to adversely and materially impact Parent and its Subsidiaries taken as a whole, the Company and its Subsidiaries taken as a whole, or the benefits Parent expects to derive from the Merger and the transactions contemplated by this Agreement, without the prior written consent of Parent.  For purposes of this Agreement, an “Action of Divestiture” shall mean (i)  any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any material business, assets or properties of Parent, its Subsidiaries or affiliates or of the Company or its Subsidiaries, (ii) the imposition of any material limitation on the ability of Parent, its Subsidiaries or affiliates or the Company or its Subsidiaries to conduct their respective businesses or own any capital stock or material assets or to acquire, hold or exercise all material rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company and its Subsidiaries, or (iii) the imposition of any material impediment on Parent, its Subsidiaries or affiliates or the Company or its Subsidiaries under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices.

6.8.          Other SEC Filings.  Each of Parent and the Company shall file with the SEC all annual, quarterly and current reports required to be filed by Parent and the Company under the Exchange Act for any and all periods ending prior to the Effective Time, which such annual, quarterly and current reports shall (i) be made on a timely basis pursuant to the requirements applicable to each such type of report and (ii) comply in all material respects with the rules and regulations of the SEC applicable to each such type of report.

6.9.          State Anti-Takeover Law.  In the event that any state anti-takeover or other similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the transactions contemplated by this Agreement, the Company, at the direction of the Board of Directors of the Company, shall use its best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement, and otherwise to minimize the effect of any such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

6.10.        Third-Party Consents.  As soon as practicable following the date hereof, the Company will use all commercially reasonable efforts to obtain the consents, waivers and approvals under any of its or its Subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, all of which consents, waivers and approvals are set forth in Section 3.3(c)(ii) of the Company Disclosure Letter.  As soon as practicable following the date hereof, Parent will use all commercially reasonable efforts to obtain the consents, waivers, and approvals under any of its or its Subsidiaries’ respective contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, all of which consents, waivers and approvals are set forth in Section 4.3(b) of the Parent Disclosure Letter.  The Company’s consents, waivers and approvals shall be in a form reasonably acceptable to Parent and Parent’s consents, waivers and approvals shall be in a form reasonably acceptable to the Company.

6.11.        Notification of Certain Matters.

(a)           By the Company.

(i)            At all times commencing with the execution and delivery of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Article VIII hereof and the Effective Time, the Company shall give prompt notice to Parent, BV Sub and Merger Sub (A) of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (B) of the occurrence of any Company Material Adverse Effect or the occurrence of any event which is reasonably likely to result in a Company Material Adverse Effect, or (C) any Legal Proceedings commenced or threatened in writing by any Person (including a Governmental Authority) that seek to prohibit or materially impair the consummation of the Merger and the transactions contemplated in this Agreement, including any Legal Proceeding commenced after the date hereof against the Company or any of its directors by any stockholders of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby, and the Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder Legal Proceeding and shall consider Parent’s views with respect to such stockholder Legal Proceeding and shall not settle any such stockholder Legal Proceeding without the prior written consent of Parent.  No notification and no information or knowledge obtained through notification pursuant to this Section 6.11(a)(i) or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto, the conditions to the obligations of the parties hereto under this Agreement, or the remedies available to the parties hereto under this Agreement.  The terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 6.11(a)(i).

(ii)           At all times commencing with the execution and delivery of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall give prompt notice to Parent of (A) any notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging any material breach of or material default under any Material Contract to which the Company or any of its Subsidiaries is a party or (B) any notice or other communication received by the Company or any of its Subsidiaries from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.  No notification and no information or knowledge obtained through notification pursuant to this Section 6.11(a)(ii) or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto, the conditions to the obligations of the parties hereto under this Agreement, or the remedies available to the parties hereto under this Agreement.  The terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 6.11(a)(ii).

(b)           By Parent, BV Sub and Merger Sub.  At all times commencing with the execution and delivery of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent, BV Sub and Merger Sub shall give prompt notice to the Company (A) of any representation or warranty made by them contained in this Agreement becoming untrue or inaccurate in any material respect, or of any failure of Parent, BV Sub or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by them under this Agreement or (B) of the occurrence of any Parent Material Adverse Effect or the occurrence of any event which is reasonably likely to result in a Parent Material Adverse Effect, or (C) any Legal Proceedings commenced or threatened in writing by any Person (including a Governmental Authority) that seek to prohibit or materially impair the consummation of the Merger and the transactions contemplated in this Agreement, including any Legal Proceeding commenced after the date hereof against Parent or any of its directors by any stockholders of Parent (on their own behalf or on behalf of Parent) relating to this Agreement or the transactions contemplated hereby.  No notification and no information or knowledge obtained through notification pursuant to this Section 6.11(b) or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto, the conditions to the obligations of the parties hereto under this Agreement, or the remedies available to the parties hereto under this Agreement.  The terms and conditions of the Confidentiality Agreement shall apply to any information provided to either party pursuant to this Section 6.11(b).

6.12.        Options and Warrants.

(a)           Assumption of Certain Options.  At the Effective Time, each then-outstanding Company Option that is (i) not yet vested and exercisable by its terms, and regardless of the exercise price thereof, (ii) vested, with a per share exercise price that is greater than the market price per share of the Company’s Common Stock on the day immediately prior to the Closing Date, or (iii) issued under the Company’s 1999 Non-Employee Option Plan, is vested and currently exercisable (including Company Options which vest in connection with the Merger under applicable “change of control” provisions of the Company Stock Option Plans or other agreements identified in Section 3.2 of the Company Disclosure Letter) and which has a per share exercise price that is less than or equal to the market price per share of the Company’s

Common Stock on the day immediately prior to the Closing Date and which has not been exercised prior to the Effective Date (each, an “Assumed Option”) will be assumed by the Parent.  Each Assumed Option will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Option (including any applicable stock option agreement or other document evidencing such Company Option) immediately prior to the Effective Time (including any repurchase rights or vesting provisions and including qualification as an incentive stock option under Section 422 of the Code if the Assumed Company Option so qualified), except that (i) each such Assumed Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of (A) the number of shares underlying such Assumed Option and (B) 0.235 and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Assumed Option will be equal to the quotient of (X) the exercise price of such Assumed Option and (Y) 0.235.  With respect to each Assumed Option, the same vesting schedule as was applicable to the Assumed Option prior to the Effective Time will be applicable to the Assumed Option following the Effective Time.  As soon as reasonably practicable, Parent will use all reasonable efforts to issue to each Person who holds an Assumed Option a document evidencing the foregoing assumption of such Company Option by Parent and, as a condition to such assumption, each former holder of a Company Option so assumed by Parent shall acknowledge the receipt of the same in exchange for such holder’s Company Option.  Prior to the Closing Date, the Company shall take all action necessary to permit Parent to assume the Company Options identified in this Section 6.12, including the adoption of amendments to the Company Stock Option Plans and/or the stock option agreements pertaining to such outstanding Company Options intended to become Assumed Options and shall use commercially reasonable efforts to obtain the amendments or consents of, or acknowledgments and releases from the holders of such Company Options, if so requested by Parent, which such amendments, consents, acknowledgments or releases shall be in form reasonably satisfactory to Parent.

(b)           Company Options Not Assumed.

(i)            Except as otherwise provided in this Section 6.12(b), all outstanding Company Options which are vested and currently exercisable (including Company Options which shall vest in connection with the Merger under applicable “change of control” provisions of the Company Stock Option Plans or other agreements identified in Section 3.2 of the Company Disclosure Letter) and which have a per share exercise price that is less than or equal to the market price per share of the Company’s Common Stock on the day immediately prior to the Closing Date shall be cancelled, with such cancellation effective immediately prior to the Effective Time, and the Company shall promptly following the date of this Agreement (i) inform all affected holders of Company Options of the requirement to cause all of such Company Options to be cancelled and (ii) take all action necessary to cause such cancellation, including the adoption of amendments to the Company Stock Option Plans and/or the stock option agreements pertaining to all outstanding Company Options that are to be cancelled pursuant to this Section 6.12, and shall use commercially reasonable efforts to obtain the amendments or consents of, or acknowledgments and releases from the holders of such Company Options, if so requested by Parent, which such amendments, consents, acknowledgments or releases shall be in form reasonably satisfactory to Parent.  With respect to the Company’s 1999 Non-Employee Option Plan, the Company’s obligation shall be limited to using all commercially reasonable efforts to cause the holders of Company Options outstanding under such plan to exercise such Company

Options at or prior to Closing.  The Company shall, promptly following the date of this Agreement, notify the holders of Company Options which may be affected by this Section 6.12(b) of the terms hereof.

(ii)           Notwithstanding the provisions of Section 5.1 and Section 6.12(b)(i), following the date of this Agreement and prior to the Closing Date, the Company, through action of its Board of Directors or Compensation Committee, may provide that the Company Options identified above in Section 6.12(b)(i) may, at the election of the holder of such Company Options and in lieu of exercising such Company Options for shares of Company Common Stock, elect to exchange such Company Options for the Merger Consideration by making a Cash Election, a Stock Election or a Non-Election and agreeing that such Election shall be subject to the provisions of Article II applicable to holders of Company Common Stock generally.  Such Company Options as to which the holders thereof choose to make an Election are referred to herein as “Exchanged Options.”

(c)           Company Warrants.  Notwithstanding the provisions of Section 5.1, the Company, shall provide that all outstanding Company Warrants may, at the election of the holder of such Company Warrants and in lieu of exercising such Company Warrants for shares of Company Common Stock or having such Company Warrants continue in effect following consummation of the Merger, elect to exchange such Company Warrants for the Per Share Stock Consideration (on a net basis, taking into account the exercise price of such Company Warrants).  Such Company Warrants as to which the holders thereof choose to receive the Per Share Stock Consideration are referred to herein as “Exchanged Warrants.”  The Company shall promptly following the date of this Agreement obtain and deliver to Parent written agreements, in form agreed to by Parent, from each holder of outstanding Company Warrants identified on Schedule II, which agreements shall provide that such holder will (i) exercise such Company Warrants in full at or prior to Closing, (ii) agree to have such Company Warrants become Exchanged Warrants pursuant to this Section 6.12(c), or (iii) be subject to a new warrant or warrants in replacement of such Company Warrants, in form agreed to by Parent and such holders; provided, however, that holders of all Company Warrants identified on Schedule IV shall agree to have such Company Warrants become Exchanged Warrants pursuant to this Section 6.12(c).

6.13.        Form S-8.  Parent agrees to file a registration statement on Form S-8 (or any successor or other appropriate form) promptly after the Effective Time with respect to the shares of Parent Common Stock issuable with respect to any Company Options assumed by Parent in connection with the Merger, and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Company Options assumed by Parent in accordance with this Agreement remain outstanding.

6.14.        Option Information.  Prior to the Effective Time, the Company shall provide to Parent with an update of the information required to be provided by the Company in accordance with Section 3.2(b) with respect to Company Options and Company Warrants, with such information to be as of the date immediately preceding the Effective Time.

6.15.        Indemnification.

(a)           Indemnity.  For a period of six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, to the extent permitted by Applicable Law, honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements (true and correct copies of which have been provided to Parent) in effect as of the date hereof between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (collectively, the “Indemnified Parties”), with respect to any matter arising out of, relating to, or in connection with any acts or omissions occurring or alleged to have occurred prior to the Effective Time.  In addition, for a period of six (6) years following the Effective Time, Parent shall (and shall cause the Surviving Corporation and its Subsidiaries to), to the extent permitted by Applicable Law, cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification and exculpation in favor of such Indemnified Parties, with respect to any matter arising out of, relating to, or in connection with any acts or omissions occurring or alleged to have occurred prior to the Effective Time, that are at least as favorable as the indemnification and exculpation provisions contained in the Company Charter Documents and the Subsidiaries Charter Documents as in effect on the date hereof.  Further, during such six-year period, neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim, with respect to any matter arising out of, relating to, or in connection with any acts or omissions occurring or alleged to have occurred prior to the Effective Time (in which indemnification could be sought by such Indemnified Party under the indemnification provisions in the Company Charter Documents or his or her indemnification agreement), brought against any Indemnified Party, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents and Parent and the Surviving Corporation shall (and shall cause its or their Subsidiaries to), cooperate in the defense of any such matter; provided, however, that an unconditional release or consent from such Indemnified Party will not be required for the settlement, compromise or consent to the entry of any judgment by Parent or the Surviving Corporation in any pending or threatened action, suit, proceeding, investigation or claim in connection with liability of such Indemnified Party (i) for any breach of a director’s duty of loyalty to the Company or its Subsidiaries, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) any transaction from which a director derived an improper personal benefit.

(b)           Insurance.  For a period of six (6) years after the Effective Time, Parent will cause the Surviving Corporation to cause to be maintained directors’ and officers’ liability insurance covering those persons who are covered by the Company’s directors’ and officers’ liability insurance policy as of the date hereof for events occurring on or prior to the Effective Time in an amount and scope at least as favorable as those in the current directors’ and officers’ insurance policy of the Company; provided, however, that in no event will Parent and/or the Surviving Corporation be required to pay annual premiums in excess of 250% of the current annual insurance premium.  In the event that the annual premium would exceed 250% of the current annual insurance premium the Parent will cause the Surviving Corporation to cause to be maintained, for such amount the maximum amount of coverage as is available.  Notwithstanding the foregoing, Parent may satisfy its and the Surviving Corporation’s obligations under this Section 6.15(b) by purchasing a “tail” policy, or prior to the Effective Time or consenting to the purchase of a “tail” policy by the Company (which consent will not be unreasonably withheld, conditioned or delayed) (x) under the Company’s existing directors’ and officers’ insurance policy or otherwise from Parent’s insurance carrier on the date hereof or (y) from an insurance carrier with a financial rating of AX or better as rated by A.M. Best , which, in either case has an effective term of six (6) years from the Effective Time, covers those persons who are currently covered by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time, and is written in an amount and scope at least as favorable as those in the Company’s directors’ and officers’ insurance policy in effect as of the date hereof.

(c)           Third–Party Beneficiaries.  This Section 6.15 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns.

(d)           Tolling.  Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.15 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e)           Continuing Obligation.  In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 6.15.

6.16.        Affiliates.  The Company shall identify in a letter to Parent all Persons who are, on the date hereof, “affiliates” of the Company, as such term is used in Rule 145 under the Securities Act.  The Company shall cause its respective affiliates to deliver to Parent, not later than ten (10) days prior to the date of the Company Stockholders’ Meeting, a written agreement substantially in the form attached as Exhibit B (the “Affiliate Letter”), and shall to cause Persons who become “affiliates” after such date but prior to the Closing Date to execute and deliver such Affiliate Letters at least five (5) days prior to the Closing Date.

6.17.        Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.18.        Tax Matters.  Each party shall use all commercially reasonable efforts to cause the Merger to qualify, and shall not take, and shall use all commercially reasonable efforts to prevent any Affiliate of such party from taking, any actions which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code.

6.19.        FIRPTA Compliance.  On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

6.20.        NYSE Listing.  Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.21.        Termination or Exchange of Certain Agreements and Plans.

(a)           Termination of Investor Rights Agreement.  Prior to the Effective Time, the Company shall take all action necessary to cause the termination of the Fourth Amended and Restated Investor Rights Agreement dated August 30, 2005 and shall provide Parent with written documentation of such action.

(b)           Termination of Loan and Security Agreement.  Prior to the Effective Time, the Company shall take all action necessary to cause the cancellation or termination of the Loan and Security Agreement, dated as of August 28, 2006, by and between the Company and Square 1 Bank and shall provide Parent with written documentation of such action.

(c)           Termination of 401(k) Plan.  Effective as of no later than the day immediately preceding the Closing Date, each of the Company, its Subsidiaries and any ERISA Affiliate shall terminate any and all Company Employee Plans intended to include an arrangement under Section 401(k) of the Code (each a “401(k) Plan”) unless Parent provides written notice to the Company that any such 401(k) plan shall not be terminated.  Unless, no later than ten (10) Business Days prior to the Closing Date, Parent provides such written notice to the Company, then the Company shall provide Parent with evidence that such 401(k) Plan(s) have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company, its Subsidiaries or such ERISA Affiliate, as the case may be.  Parent shall take all steps necessary to permit each Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from each 401(k) Plan, if any, to roll such eligible rollover distribution as part of any lump sum distribution to the extent permitted by each 401(k) Plan into an account under Parent’s 401(k) plan (the “Parent’s 401(k) Plan”), to the extent permitted by Parent’s 401(k) Plan.

(d)           Warrant Agreements.  At or prior to the Closing, the Company shall have delivered to Parent written agreements, in form agreed to by Parent and the Company prior to the date hereof, from each holder of outstanding Company Warrants set forth on Schedule II, which agreement shall provide that such holder will either exercise such Company Warrants in full at or prior to Closing or be subject to a new warrant or warrants in replacement of such Company Warrants, in form agreed to by Parent and such holders.

6.22.        Additional Actions; Further Assurances.  Subject to the terms and conditions of this Agreement, each party agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law, or to remove any injunctions or other impediments or delays, to consummate and make effective the Merger and transactions contemplated hereby, subject, however, to the Requisite Stockholder Approval.  Each of the parties agrees further shall take such additional action to deliver or cause to be delivered to other parties at the Closing and at such other times thereafter as shall be reasonably agreed by such parties such additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement and the transactions contemplated hereby.  At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company.

Article VII
CONDITIONS TO THE MERGER

7.1.          Conditions to the Obligations of Each Party to Effect the Merger.  The respective obligations of each of Parent, BV Sub, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction, or, to extent permitted by Applicable Law, the waiver at or prior to the Closing Date of each of the following conditions:

(a)           Company Stockholder Approval.  This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the Requisite Stockholder Approval.

(b)           No Legal Prohibition.  No Governmental Authority of competent jurisdiction shall have (i) adopted or issued a statute, rule, regulation or order or taken any other action (including the failure to have taken an action) that is in effect, in any case having the effect (or which reasonably could be expected to have the effect) of (A) making illegal the Merger or the transactions contemplated hereby or prohibiting or otherwise preventing the consummation of the Merger or any of the transactions contemplated hereby, (B) prohibiting or limiting in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation, or (C) compelling the Company, Parent or any Subsidiary of Parent to take an Action of Divestiture as a result of the Merger or any of the transactions contemplated by this Agreement, or (ii) issued or granted or threatened in writing to issue or grant any judgment, injunction, order, decree, ruling or similar action (whether temporary, preliminary or permanent in character) that is in effect and has (or which reasonably could be expected to have) the effect of (A) making illegal the Merger or the transactions contemplated hereby or prohibiting or otherwise preventing the consummation of the Merger or any of the transactions contemplated hereby, (B) seeking to prohibit or limit or prohibiting or limiting in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation, or (C) seeking to compel or compelling the Company, Parent or any Subsidiary of

Parent to take an Action of Divestiture as a result of the Merger or any of the transactions contemplated by this Agreement.

(c)           HSR Act.  All waiting periods (and any extensions thereof) under the HSR Act relating to the transactions contemplated hereby shall have expired or shall have terminated.

(d)           Other Governmental Consents.  Each of the parties shall have obtained all other Necessary Governmental Consents required to consummate the Merger and the transactions contemplated thereby.

(e)           Registration Statement.  The Registration Statement shall have been declared effective by the SEC in accordance with the applicable provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC, and no proceedings for such purpose shall have been initiated or threatened by the SEC and not concluded or withdrawn.

(f)            Dissenting Shares.  The number of shares of Company capital stock which, as of the Closing, have become or could reasonably be expected to become Dissenting Shares shall not exceed ten percent (10%) of the aggregate number of shares of Company capital stock outstanding as of the record date for the Company Stockholders’ Meeting.

(g)           NYSE Listing.  The shares of Parent Common Stock to be issued in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

7.2.          Additional Conditions to the Obligations of Parent, BV Sub and Merger Sub.

The obligations of Parent, BV Sub and Merger Sub to effect the Merger shall be subject to the satisfaction, or, to extent permitted by Applicable Law, the waiver by Parent, BV Sub and Merger Sub, at or prior to the Closing Date of each of the following conditions:

(a)           Representations and Warranties.  Each of the representations and warranties of the Company set forth in this Agreement or in any other document delivered pursuant hereto, without giving effect to any “material,” “materially” or Company Material Adverse Effect qualification contained in such representations and warranties, shall be true and correct in each case as of the date hereof and as of the Effective Time with the same effect as if made anew at and as of the Effective Time (except to the extent such representations and warranties specifically relate to a different date, in which case such representations and warranties shall be true and correct as of such different date), except where the failure to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  In addition, for purposes of determining the accuracy of the Company’s representations and warranties under this Section 7.2(a), any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded.

(b)           Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Company at or prior to the Closing Date.

(c)           No Company Material Adverse Effect.  From the date hereof through the Effective Time, there shall not have occurred and be continuing any change, event, occurrence, development or circumstance which, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.

(d)           Tax Opinion.  Parent shall have received an opinion of Pepper Hamilton LLP, dated as of the Closing Date, to the effect that (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, (ii) Parent and the Company shall each be a party to that reorganization, and (iii) no gain or loss shall be recognized by Parent or the Company because of the Merger.  The issuance of such opinion shall be conditioned upon the receipt by such counsel of customary representation letters from each of Parent, BV Sub, Merger Sub, and the Company, in each case, in form and substance reasonably satisfactory to such counsel.  Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.  In the event that counsel to Parent shall not render the opinion contemplated by this Section 7.2(d), this condition shall nonetheless be deemed satisfied if counsel to the Company shall render such opinion to Parent, in form and substance reasonably satisfactory to Parent; provided, however, that in rendering such opinion, such counsel may rely upon the representations letters referred to in this Section 7.2(d).

(e)           Third Party Consents.  The Company shall have delivered to Parent all of the consents, waivers and approvals set forth in Section 3.3(c)(i) of the Company Disclosure Letter.

(f)            Rule 145.  Parent shall have received the Affiliate Letters from all Persons who are “affiliates” of the Company, as such term is used in Rule 145 under the Securities Act.

(g)           Company Warrants.  The Company shall have obtained and delivered to Parent promptly following the date of this Agreement, written agreements, in form agreed to by Parent, from each holder of outstanding Company Warrants identified on Schedule II, which agreements shall provide that such holder will (i) exercise such Company Warrants in full at or prior to Closing, (ii) agreed to have such Company Warrants become Exchanged Warrants pursuant to Section 6.12(c), or (iii) be subject to a new warrant or warrants in replacement of such Company Warrants, in form agreed to by Parent and such holders; provided, however, that holders of all Company Warrants identified on Schedule IV shall agree to have such Company Warrants become Exchanged Warrants pursuant to Section 6.12(c).

(h)           Closing Deliveries.  All documents, instruments, certificates or other items required hereunder to be delivered at the Closing by or on behalf of the Company shall have been delivered.

(i)            Officers’ Certificates.  Parent shall have received a certificate, dated as of the Closing Date, signed on behalf of the Company by the Company’s Chief Executive Officer and Chief Financial Officer to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

(j)            Termination of Certain Agreements; Termination of 401(k) Plan.  Parent shall have received evidence, satisfactory to Parent, of termination of (i) the Fourth Amended and

Restated Investor Rights Agreement dated August 30, 2005, as amended among the Company and the parties listed therein, (ii) the Loan and Security Agreement, dated as of August 28, 2006, by and between the Company and Square 1 Bank, (iii) the 401(k) Plan and (iv) the Comerica Letter of Credit.

7.3.          Additional Conditions to the Obligations of the Company.  The obligations of the Company to effect the Merger shall be subject to the satisfaction, or, to extent permitted by Applicable Law, the waiver by the Company, at or prior to the Closing Date of each of the following conditions:

(a)           Representations and Warranties.  Each of the representations and warranties of Parent, BV Sub and Merger Sub set forth in this Agreement or in any other document delivered pursuant hereto, without giving effect to any “material,” “materially” or Parent Material Adverse Effect qualification contained in such representations and warranties, shall be true and correct in each case as of the Effective Time (except to the extent such representations and warranties specifically related to a different date, in which case such representations and warranties shall be true and correct as of such different date), except where the failure to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  In addition, for purposes of determining the accuracy of the Parent’s representations and warranties under this Section 7.3(a), any update of or modification to the Parent Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded.

(b)           Agreements and Covenants.  Parent, BV Sub and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

(c)           No Parent Material Adverse Effect.  From the date hereof through the Effective Time, there shall not have occurred and be continuing any change, event, occurrence, development or circumstance which, individually or in the aggregate, has had or would reasonably be expected to have, a Parent Material Adverse Effect.

(d)           Tax Opinion.  The Company shall have received an opinion of Klehr, Harrison, Harvey, Branzburg & Ellers, LLP, dated as of the Closing Date, to the effect that (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, (ii) Parent and the Company shall each be a party to that reorganization, (iii) no gain or loss shall be recognized by a holder of Company Common Stock who exchanges shares of Company Common Stock solely for shares of Parent Common Stock except for any gain or loss recognized with respect to any cash received in lieu of fractional share interests, (iv) with respect to a holder of Company Common Stock who exchanges shares of Company Common Stock for shares of Parent Common Stock and cash, gain or income realized (if any), but not loss, will be recognized on the exchange, but only to the extent such gain or income does not exceed the amount of cash received, and (v) with respect to a holder of Company Common Stock who exchanges shares of Company Common Stock solely for cash, gain or loss will be recognized equal to the difference, if any, between the amount of cash received and the tax basis of exchanged shares of Company Common Stock.  The issuance of such opinion shall be conditioned upon the receipt by such counsel of customary representation letters from each of Parent, BV Sub, Merger Sub, and the

Company, in each case, in form and substance reasonably satisfactory to such counsel.  Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.  In the event that counsel to the Company shall not render the opinion contemplated by this Section 7.3(d), this condition shall nonetheless be deemed satisfied if counsel to the Parent shall render such opinion to the Company, in form and substance reasonably satisfactory to the Company; provided, however, that in rendering such opinion, such counsel may rely upon the representations letters referred to in this Section 7.3(d).

(e)           Third Party Consents   Parent shall have delivered to the Company all of the consents, waivers and approvals set forth in Section 4.3(c) of the Parent Disclosure Letter.

(f)            Closing Deliveries.  All documents, instruments, certificates or other items required to be delivered at the Closing by or on behalf of Parent, BV Sub and Merger Sub.

(g)           Officers’ Certificates.  The Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Parent by an authorized executive officer of Parent (with respect to the representations, warranties, covenants and agreements of Parent) and signed on behalf of Merger Sub by an authorized executive officer of Merger Sub (with respect to the representations, warranties, covenants and agreements of Merger Sub) to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

Article VIII
TERMINATION, AMENDMENT AND WAIVER

8.1.          Termination.  This Agreement may be terminated at any time prior to the Effective Time, by action taken by the terminating party or parties, and except as provided below, whether before or after the Requisite Stockholder Approval:

(a)           by mutual written consent of each of Parent and the Company;

(b)           by either Parent or the Company if the Merger shall not have been consummated by May 31, 2007 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement; and, provided further that, in the event that the conditions set forth in Sections 7.1(c) or 7.1(d) shall not have been satisfied by May 31, 2007, and all other conditions set forth in Article VII have been satisfied (other than those conditions that by their terms are to be satisfied or waived at Closing), either Parent or the Company may unilaterally extend the End Date until June 30, 2007 upon written notice to the other by May 31, 2007, in which case the Termination Date shall be deemed for all purposes to be June 30, 2007;

(c)           by either Parent or the Company if any Governmental Authority of competent jurisdiction shall have (i) adopted or issued a statute, rule, regulation or order or taken any other action (including the failure to have taken an action) that is in effect, in any case having the effect (or which reasonably could be expected to have the effect) of (A) making illegal the Merger or the transactions contemplated hereby or prohibiting or otherwise preventing the consummation of the Merger or any of the transactions contemplated hereby, (B) prohibiting or limiting in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation, or (C) compelling the Company, Parent or any Subsidiary of Parent to take an Action of Divestiture as a result of the Merger or any of the transactions contemplated by this Agreement, or (ii) issued or granted any judgment, injunction, order, decree, ruling or similar action (whether temporary, preliminary or permanent in character) that is in effect and has (or which reasonably could be expected to have) the effect of (A) making illegal the Merger or the transactions contemplated hereby or prohibiting or otherwise preventing the consummation of the Merger or any of the transactions contemplated hereby, (B) seeking to prohibit or limit or prohibiting or limiting in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation, or (C) seeking to compel or compelling the Company, Parent or any Subsidiary of Parent to take an Action of Divestiture as a result of the Merger or any of the transactions contemplated by this Agreement, which judgment, injunction, order, decree, ruling or other action is final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party whose breach of any provision of this Agreement results in or has been the primary cause of the imposition of such judgment, injunction, order, decree, ruling or other action; and provided, further, that the right to terminate this agreement pursuant to this Section 8.1(c) shall not be available to any party who has not used all commercially reasonable efforts to lift any such judgment, injunction, order, decree, ruling or other action;

(d)           by either Parent or the Company if the Requisite Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Company Stockholders’ Meeting (including any postponement or adjournment thereof); provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company in the event that the failure to obtain such stockholder approval shall have been caused by the action or failure to act of the Company in accordance with its obligations under Sections 6.3 and 6.4 hereof;

(e)           by Parent, in the event a Triggering Event with respect to the Company shall have occurred; for the purposes of this Agreement, a “Triggering Event,” with respect to the Company, shall be deemed to have occurred if: (i) the Company shall have materially breached (or be deemed, pursuant to the terms thereof, to have breached) the provisions of Section 6.1 or Section 6.2, (ii) the Company’s Board of Directors or any committee thereof shall for any reason have taken action (or failed to have taken action) such that a Change of Recommendation has occurred, (ii) the Company shall have failed to include in the Proxy Statement/Prospectus the Board Recommendation, (iii) the Company’s Board of Directors or any committee thereof shall have for any reason approved or recommended that the stockholders of the Company approve any Acquisition Proposal (whether or not a Superior Proposal), (iv) the Company shall have entered into any letter of intent or similar document with respect to, or any agreement, contract or commitment accepting or agreeing to discuss, any Acquisition Proposal (whether or not a Superior Proposal), except for a confidentiality agreement entered into in accordance with Section 6.1, or (v) an Acquisition Proposal (whether or not a Superior Proposal) shall have been made by a Person unaffiliated with Parent, and the Company shall have sent to the stockholders of the Company, pursuant to Rule 14e-2 under the Exchange Act, a statement of the Board of Directors of the Company or any committee thereof recommending that the stockholders of the

Company accept such Acquisition Proposal and tender shares of Company stock into such Acquisition Proposal, if made in the form of a tender or exchange offer;

(f)            by Parent, if since the date of this Agreement, there shall have been any event, circumstance or fact that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect (it being understood and agreed by the parties that if a Company Material Adverse Effect shall occur following the date of this Agreement and Parent chooses to terminate the Agreement in accordance with this Section 8.1(f), the Company shall not have any right to cure the Company Material Adverse Effect pursuant to Section 8.1(g);

(g)           by Parent, if the Company shall have breached any of its covenants or obligations under this Agreement or if any representation or warranty of the Company under this Agreement shall have been untrue or incorrect, such that the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue or incorrect, provided, however, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the Closing Date through the exercise of all commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 8.1(g) prior to 20 days following the receipt of written notice from Parent to the Company of such breach, as long as the Company continues to exercise all commercially reasonable efforts to cure such breach during such 20 day period (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(g) if it shall have materially breached this Agreement or if such breach by the Company is cured within such 20 day period; provided, however, that if the Closing Date is to occur on a date which is less than 20 days following the date of receipt of written notice by Parent to the Company, then such breach must be cured at or prior to the Closing Date);

(h)           by the Company, if since the date of this Agreement, there shall have been any event, circumstance or fact that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect (it being understood and agreed by the parties that if a Parent Material Adverse Effect shall occur following the date of this Agreement and the Company chooses to terminate the Agreement in accordance with this Section 8.1(h), Parent shall not have any right to cure the Parent Material Adverse Effect pursuant to Section 8.1(i);

(i)            by the Company, if Parent, BV Sub or Merger Sub shall have breached any of its respective covenants or obligations under this Agreement or if any representation or warranty of Parent, BV Sub or Merger Sub under this Agreement shall have been untrue or incorrect, such that the conditions set forth in Sections 7.3(a) or 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue or incorrect, provided, however, that if such inaccuracy in the Parent, BV Sub or Merger Sub’s representations and warranties or breach by the Parent, BV Sub or Merger Sub is curable by Parent, BV Sub or Merger Sub prior to the Closing Date through the exercise of all commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 8.1(i) prior to 20 days following the receipt of written notice from the Company to Parent, BV Sub and Merger Sub of such breach, as long as Parent, BV Sub and Merger Sub continue to exercise all commercially reasonable efforts to cure such breach during such 20 day period (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(i) if it shall have materially breached this Agreement or if such breach by Parent, BV Sub or Merger Sub is cured within such 20 day period; provided, however, that if the Closing Date is to occur on a date which is less than 20 days following the date of receipt of written notice by the Company to Parent, then such breach must be cured at or prior to the Closing Date); or

(j)            by the Company, if prior to approval of the Merger and this Agreement by the stockholders of the Company in accordance with this Agreement and concurrently with the termination, the Company shall enter into a definitive binding agreement with respect to a Superior Proposal (other than as a result of a breach or violation of the terms of Section 6.1) and the Company shall have paid to Parent the Termination Fee.

8.2.          Notice of Termination; Effect of Termination.  Any valid termination of this Agreement under Section 8.1 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party or parties hereto, as applicable.  In the event of the valid termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any stockholder, director, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except as set forth in Section 6.5(a), Section 8.2, Section 8.3 and Article IX, each of which shall survive the termination of this Agreement; provided, however, that nothing herein shall relieve any party from liability to another party for any fraud or willful breach of this Agreement.  In addition, the parties acknowledge and agree that no termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.3.          Fees and Expenses.

(a)           General.  Except as otherwise set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally the filing fees and related expenses (but not attorneys’ fees and expenses) in connection with (i) the filing of the Notification and Report Forms filed with the FTC and DOJ under the HSR Act and all premerger notification and reports forms under similar Applicable Laws of other jurisdictions, and (ii) the filing, printing and mailing of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

(b)           Termination Fee.

(i)            The Company shall pay to Parent a fee equal to $6,250,000 (the “Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within one Business Day after demand by Parent, in the event that (A)(1) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(d) or (2) this Agreement is terminated by Parent pursuant to Section 8.1(g), (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement a bona fide Acquisition Proposal shall have been publicly announced or shall have become publicly known, or shall have been communicated or otherwise made known to the stockholders of the Company and not withdrawn (a “Prior Acquisition Proposal”), and (C) within twelve (12) months following the termination of this Agreement, either (X) an Acquisition is consummated with the Person having made a Prior Acquisition Proposal (whether or not the Prior Acquisition Proposal referenced in the preceding clause (B)), or (Y) the Company enters into a letter of intent, memorandum of understanding or other agreement or understanding providing for an Acquisition Proposal with the Person having made such Prior Acquisition Proposal (whether or not the Prior Acquisition Proposal referenced in the preceding clause (B)), or (Z) the Person having made a Prior Acquisition Proposal acquires beneficial ownership or the right to acquire beneficial ownership of, or any “group” (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated hereunder), shall have been formed which included such Person that beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of capital stock of the Company then representing 50% or more of the combined power to vote generally for the election of directors and the Company’s Board of Directors has taken any action for the benefit of such Person or group, that facilitates the acquisition by such Person or group of such beneficial ownership (whether or not the transaction or transactions through which such beneficial ownership was obtained was the Prior Acquisition Proposal referenced in the preceding clause (B)).  For the purpose of this Section 8.3(b)(i), the percentage “50%” shall be substituted for “10%” and “90%” in the definition of Acquisition Proposal with respect to any transaction which does not involve a Person who, as of the date hereof or at any time prior to the Effective Time, holds or has the right to acquire any shares of capital stock of the Company (other than Parent).

(ii)           In the event that this Agreement is terminated by the Company pursuant to Section 8.1(j), the Company shall pay to Parent a fee equal to the Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent within one Business Day after demand by Parent; provided, however, that if this Agreement is terminated by Parent pursuant to Section 8.1(e)(ii) and the publicly-stated reason for the Board Recommendation Change is the occurrence and continuation of a Parent Material Adverse Effect, no Termination Fee pursuant to this Section 8.3(b)(ii) shall be payable.

(iii)          In the event that this Agreement is terminated by the Company pursuant to Section 8.1(j), the Company shall pay to Parent a fee equal to the Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent within one Business Day after demand by Parent.

(c)           Enforcement.  The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent, BV Sub and Merger Sub would not enter into this Agreement.  Accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to Section 8.3(b), and, in order to obtain such payment, the Parent makes a claim that results in a judgment against the Company for the amounts set forth in Section 8.3(b), the Company shall pay to the Parent the reasonable costs and expenses of the Parent (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 8.3(b) at the prime rate published by The Wall Street Journal (Eastern Edition) and in effect on the date such payment was required to be made.  Payment of the Termination Fee described in this Section 8.3 shall not be in lieu of damages incurred in the event of any breach of this Agreement.

8.4.          Amendment.  Subject to Applicable Law, this Agreement may be amended by the parties hereto at any time before or after approval of the Merger by the stockholders of the Company; provided, however, that after approval of the Merger by the stockholders of the Company, no amendment to this Agreement may be made which under Applicable Law or the applicable listing and corporate governance rules and regulations of NASDAQ further approval by the stockholders of the Company is required, unless such further stockholder approval is so obtained.  This Agreement may amended only by execution of an instrument in writing signed on behalf of each of Parent, BV Sub, Merger Sub and the Company.

8.5.          Extension; Waiver.  At any time prior to the Effective Time any party hereto may, to the extent legally permitted, extend the time for the performance of any of the obligations or other acts of the other parties hereto, waive any inaccuracies in the representations and warranties made to such party in this Agreement or in any document delivered pursuant hereto, and waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party agreeing to such extension or waiver.  Any delay by a party in exercising any right under this Agreement shall not constitute a waiver of such right.

Article IX
GENERAL PROVISIONS

9.1.          Non-Survival of Representations and Warranties.  The representations and warranties of the Company, Parent, BV Sub and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article IX shall survive the Effective Time.

9.2.          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Parent, BV Sub or Merger Sub, to:

NAVTEQ Corporation

222 Merchandise Mart, Suite 900

Chicago, Illinois 60654

Attention:  Lawrence M. Kaplan, General Counsel

Telephone:  (312) 894-7000

Telecopy:  (312) 894-7228

with copies (which shall not constitute notice) to:

Pepper Hamilton LLP

600 Fourteenth Street, N.W., Suite 500

Washington, D.C. 20005

Attention:  Thomas L. Hanley

Telephone:  (202) 220-1200

Telecopy:  (202) 220-1665

if to the Company, to:

Traffic.com, Inc.

851 Duportail Road

Wayne, PA 19087

Attention:  Brian Sisko, General Counsel

Telephone:  (610) 725-9700

Telecopy:  (610) 725-0847

with copies (which shall not constitute notice) to:

Klehr, Harrison, Harvey, Branzburg & Ellers, LLP

260 South Broad Street

Philadelphia, PA 19102

Attention:  William Matthews and Barry Siegel

Telephone:  215-568-6060

Telecopy:  215-5686603

with an additional copy (which shall not constitute notice) to:

Morris, Nichols, Arsht & Tunnell LLP

1201 North Market Street

P.O. Box 1347

Wilmington, DE  19899-1347

Attention:  Frederick H. Alexander, Esq.

Facsimile:  302-425-4666

9.3.          Interpretation.  When a reference is made in this Agreement to Exhibits or the Schedules, such reference shall be to the corresponding Exhibit or Schedule to this Agreement, unless otherwise indicated.  When a reference is made in this Agreement to Articles or Sections, such reference shall be to the corresponding Article or Section of this Agreement, unless otherwise indicated.  For purposes of this Agreement, the words “include,” “includes” and

“including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”  Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.4.          Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

9.5.          Attorneys’ Fees.  If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

9.6.          Entire Agreement; Third-Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, the Parent Disclosure Letter and the Voting Agreements and other Exhibits and Schedules hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect in accordance with its terms and shall survive any termination of this Agreement.  This Agreement is not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 6.15.

9.7.          Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8.          Other Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

9.9.          Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.10.        Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.  Any purported assignment in violation of this Section 9.10 shall be void.

9.11.        Specific Performance.  The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions pursuant thereto as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware state court or, if under Applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.

9.12.        Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.  Each of the parties hereto (i) irrevocably consents to the jurisdiction and venue of the Delaware Court of Chancery or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery or, if under Applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in Section 9.2.  Each of the Company, Parent, BV Sub and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any Legal Proceeding in connection with this Agreement or the transactions contemplated hereby.

9.13.        Waiver of Jury Trial.  EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[remainder of page intentionally blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

PARENT:

NAVTEQ Corporation

By:	/s/ David B. Mullen

Name:	David B. Mullen

Title:	Executive Vice President and Chief Financial Officer

B.V. SUB:

NAVTEQ Holdings B.V.

By:	/s/ David B. Mullen

Name:	David B. Mullen

Title:	Executive Vice President and Chief Financial Officer

MERGER SUB:

NAVTEQ Holdings Delaware, Inc.

By:	/s/ David B. Mullen

Name:	David B. Mullen

Title:	Executive Vice President and Chief Financial Officer

COMPANY:

Traffic.com, Inc.

By:	/s/ Robert N. Verratti

Name:	Robert N. Verratti

Title:	CEO

Exhibit A-1

STOCKHOLDER VOTING AGREEMENT

This STOCKHOLDER VOTING AGREEMENT (this “Agreement”) is made and entered into as of November 6, 2006 by and among NAVTEQ Corporation, a Delaware corporation (the “Parent”), NAVTEQ Holdings B.V., a corporation organized under the laws of The Netherlands (“BV Sub”), NAVTEQ Holdings Delaware, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Traffic.com, Inc., a Delaware corporation (the “Company”), and the person whose name appears on the signature page hereto as a Stockholder (the “Stockholder”) of the Company.  Capitalized terms used and not otherwise defined herein, and defined in the Merger Agreement (as defined below), shall have the respective meanings ascribed to them in the Merger Agreement.

RECITALS

WHEREAS, concurrently with the execution of this Agreement, the Company, Parent, BV Sub and Merger Sub are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to the Merger;

WHEREAS, the Stockholder is the beneficial owner of such number of shares of common stock of the Company, par value $0.01 per share (the “Company Common Stock”), set forth on the signature page hereto, and options, warrants or other rights to acquire such number of shares of Company Common Stock as set forth on the signature page hereto; and

WHEREAS, as a material inducement and a condition to Parent, BV Sub and Merger Sub entering into the Merger Agreement, Parent has requested that the Stockholder agree, and the Stockholder has agreed (in the Stockholder’s capacity as such), for the benefit of Parent, BV Sub and Merger Sub, to enter into this Agreement to facilitate the consummation of the Merger;

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, BV Sub, Merger Sub and the Stockholder hereby agree as follows:

1.             Certain Definitions.  For purposes of this Agreement:

“Expiration Date” shall mean the earlier to occur of (a) such date and time as the Merger Agreement shall have been validly terminated pursuant to its terms, (b) the Effective Time, or (c) the occurrence of a Material Adverse Amendment.

“Material Adverse Amendment” means an amendment to the Merger Agreement that (i) materially and adversely affects the Stockholder and (ii) is approved by the Company’s Board of

Directors notwithstanding the fact that in such vote the Stockholder’s nominee on the Company’s Board of Directors voted against such amendment.

“Shares” means (a) all equity securities of the Company (including all shares of Company Common Stock, and all options, warrants and other rights to acquire shares of Company Common Stock) beneficially owned by the Stockholder as of the date of this Agreement and (b) all additional equity securities of the Company (including all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires beneficial ownership during the period commencing with the execution and delivery of this Agreement until the Expiration Date.

“Voting Period” means the period commencing on the date of this Agreement and continuing until the Expiration Date.

2.             Representations and Warranties of Stockholder.  The Stockholder represents and warrants to Parent, BV Sub and Merger Sub as follows:

(a)           The Stockholder is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act, provided, however, that for the purposes of this Agreement, such term shall include any Shares that may be acquired more than sixty (60) days from the date hereof) of all of the Shares.  The Stockholder has sole voting power and the sole power of disposition with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights (subject to applicable federal securities laws and the terms of this Agreement).  Such Shares constitute all of the Shares beneficially owned by the Stockholder.  The Shares are held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all mortgages, claims, charges, liens, security interests, pledges, options, proxies, voting trusts or agreements (“Encumbrances”), except for any such Encumbrances arising hereunder and Encumbrances applicable to all securityholders alike, such as the restrictions upon resale imposed by the Securities Act.

(b)           The Stockholder has the legal capacity, power and authority, as applicable, to enter into and perform all of the Stockholder’s obligations under this Agreement.  This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes (assuming due execution and delivery of this Agreement by Parent, BV Sub and Merger Sub) a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.  The execution, delivery and performance of this Agreement by the Stockholder will not violate any agreement or court order to which the Stockholder is a party or is subject, including, without limitation, any voting agreement or voting trust, except for any of the foregoing as would not impair the Stockholder’s ability to perform its obligations under this Agreement in any material respect.

(c)           Except for any applicable filings under the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or any other Person is required to be made or obtained by the Stockholder for the execution of this Agreement by the Stockholder, compliance by the Stockholder with the provisions hereof or performance of the Stockholder’s obligations hereunder.

(d)           If the Stockholder is married and the Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder’s spouse, enforceable against such person in accordance with its terms.

(e)           The Stockholder understands and acknowledges that Parent is entering into, and causing BV Sub and Merger Sub to enter into, the Merger Agreement in reliance upon the Stockholder’s concurrent execution and delivery of this Agreement, including Parent’s reliance on the Stockholder’s representations and warranties contained herein.

3.             Representations and Warranties of the Company.  The Company hereby represents and warrants to Parent, BV Sub and Merger Sub as follows:

(a)           The Company has the corporate power and authority to enter into and perform all of its obligations under this Agreement.  This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b)           Except for filings under the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution of this Agreement by the Company, compliance by the Company with the provisions hereof or performance of its obligations hereunder.

4.             Representations and Warranties of Parent, BV Sub and Merger Sub.  Parent and Merger Sub hereby represent and warrant to the Stockholder as follows:

(a)           Parent, BV Sub and Merger Sub have the corporate power and authority to enter into and perform all of their respective obligations under this Agreement.  This Agreement has been duly and validly executed and delivered by Parent, BV Sub and Merger Sub and constitutes a valid and binding agreement of each of them, enforceable against them in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b)           Except for filings under the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution of this Agreement by Parent, BV Sub or Merger Sub, compliance by Parent, BV Sub and Merger Sub with the provisions hereof or performance of their obligations hereunder.

5.             Voting Agreement.

(a)           The Stockholder hereby irrevocably and unconditionally agrees that, during the Voting Period, the Stockholder shall (i) appear (in person or by proxy) at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock, properly called, or otherwise cause the Shares then beneficially owned by the Stockholder to be counted as present thereat for purposes of establishing a quorum, and (ii) vote or provide a written consent with respect to all Shares (or will cause all Shares to be voted, or cause a written consent to be provided with respect to all Shares) (A) in favor of adoption and approval of the Merger Agreement and approval of the Merger, not including any Material Adverse Amendment, (B) against any action, proposal, transaction or agreement that would result, or could reasonably be expected to result, in any material respect in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, and (C) against any proposal made in opposition to, or in competition with, consummation of the Merger and the other transactions contemplated by the Merger Agreement, including any Acquisition Proposal.  In all other matters, the Shares shall be voted by and in the manner determined by the Stockholder.

(b)           Notwithstanding any other provision of this Agreement, if the Stockholder is a director or officer of the Company, it is expressly understood and agreed that this Agreement shall not limit or restrict any actions taken by the Stockholder in his or her capacity as a director or officer of the Company either (i) pursuant to Applicable Law or (ii) in exercising the Company’s rights or fulfilling the Company’s obligations under the Merger Agreement (to the extent permitted or required by the Merger Agreement).

6.             Grant of Irrevocable Proxy.  Concurrently with the execution and delivery of this Agreement, the Stockholder has delivered to Parent a proxy in the form attached hereto as Exhibit A (the “Proxy”) with respect to the Shares.  Such Proxy shall be irrevocable to the fullest extent permitted by Applicable Law and shall terminate upon the termination of this Agreement.

7.             No Solicitation.  The Stockholder shall, and shall cause its affiliates that it controls and its and its control affiliates’ respective directors, officers, employees, investment bankers, attorneys, financial and other advisors or other representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage, or induce the making, submission or announcement of, an Acquisition Proposal, (ii) furnish to any Person (other than Parent, BV Sub, Merger Sub or any designees of Parent, BV Sub or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Person (other than Parent, BV Sub, Merger Sub or any designees of Parent, BV Sub or Merger Sub), or take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (other than to notify such Person as to the existence of this provision), (iv) approve, endorse or recommend an Acquisition Proposal, (v) enter into any letter of intent, memorandum of understanding or other agreement, contract or arrangement contemplating or otherwise relating to an Acquisition Transaction, or (vi) terminate, amend or waive any rights under any “standstill” or other similar agreement between the Stockholder and any Person (other than Parent).  The Stockholder shall immediately cease any and all existing activities, discussions or negotiations with any persons (other than Parent and its affiliates and representatives) conducted heretofore with respect to any Acquisition Proposal.  Without limiting the generality of the foregoing, the Stockholder acknowledges and hereby agrees that any violation of the restrictions set forth in this Section 7 by the Stockholder or any representatives of the Stockholder shall be deemed to be a breach of this Section 7 by the Stockholder.  The Stockholder shall not enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to an Acquisition Proposal unless and until this Agreement is terminated pursuant to its terms.

8.             No Transfers During Voting Period.  The Stockholder agrees that during the Voting Period, except as expressly contemplated by the terms of this Agreement, such Stockholder shall not, directly or indirectly,  (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (including by merger, testamentary disposition, interspousal disposition pursuant to spousal domestic relations proceedings or otherwise, or otherwise by operation of law) (collectively, “Transfer”) any of the Shares, or enter into any contract, option or other agreement to Transfer any of the Shares, or otherwise cause or permit the Transfer of any Shares, (ii) grant any proxies or powers of attorney or enter into any voting trust or other similar agreements or arrangements with respect to any Shares; (iii) request that the Company register the Transfer of any certificate or uncertificated interest representing any of the Shares, or (iv) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its obligations under this Agreement.  The Stockholder hereby agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent in respect of the Shares.  Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Stockholder may surrender shares in connection with “cashless” or net exercise provisions of Company Options or Warrants to the extent necessary to effect exercises thereof (including the payment of any taxes required to be withheld and paid with respect to such exercises).

9.             Acquisition of Additional Shares.

(a)           At all times during the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, the Stockholder shall promptly notify Parent of the number of any additional shares of Company Common Stock and the number and type of any other voting securities of the Company acquired by the Stockholder, if any, after the date hereof.  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall obligate the Stockholder to exercise any option, warrant or other right to acquire Shares.

(b)           In the event of a stock dividend or distribution, or any change in the Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

10.           No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares.  Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to the Stockholder.

11.           Disclosure.  The Stockholder hereby agrees to permit Parent to publish and disclose in the Registration Statement and the Proxy Statement/Prospectus (including all documents and schedules filed with the SEC), and in any press release or other disclosure document which Parent reasonably determines to be necessary or desirable to comply with applicable law or the rules and regulations of The New York Stock Exchange in connection with the Merger and any transactions related thereto, the Stockholder’s identity and ownership of the Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement, provided that any public announcement or disclosure is made in accordance with the terms of the Merger Agreement and the requirements of Applicable Law, subject to Parent using its reasonable best efforts to consult with the Stockholder and giving the Stockholder the right to review and comment upon any such disclosure.  In addition, the Stockholder will cooperate with Parent in connection with the filing of any Schedule 13D or amendment thereto that Parent reasonably determines is required under the Exchange Act in connection with this Agreement.

12.           Consent and Waiver.  The Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement or instrument to which the Stockholder is a party.  Without limiting the generality of or effect of the foregoing, the Stockholder hereby waives any and all rights to contest or object to the execution and delivery of the Merger Agreement, the actions of the Board of Directors of the Company in approving and recommending the Merger, the consummation of the Merger and the other transactions contemplated by the Merger Agreement, or to seek damages or other legal or equitable relief in connection therewith.  From and after the Effective Time, the Stockholder’s right to receive its portion of the Merger Consideration on the terms and subject to the conditions set forth in the Merger Agreement shall constitute the Stockholder’s sole and exclusive right against the Company and/or Parent or Merger Sub in respect of the Stockholder’s status as a stockholder of the Company.

13.           Confidentiality.  The Stockholder shall hold any information regarding this Agreement and the Merger in strict confidence and shall not divulge any such information to any third person (except to affiliates and to its limited partners, investment bankers, attorneys, financial and other advisors) until the Parent has publicly disclosed the Merger, except for disclosures which the Stockholder’s legal counsel advises are necessary in order to fulfill such Stockholder’s obligations imposed by law, in which event the Stockholder shall give prior notice of such disclosure to Parent as promptly as practicable.  Subject to the exception in the immediately preceding sentence, neither the Stockholder, nor any of its affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Merger, the Merger Agreement or other transactions contemplated thereby.

14.           Termination.  This Agreement shall automatically terminate (without requirement of further action or notice) on the Expiration Date.

15.           Miscellaneous.

(a)           This Agreement may be amended, modified or supplemented only by written agreement of the parties.

(b)           Any failure of the Stockholder, on the one hand, or Parent and Merger Sub, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Parent (with respect to any failure by the Stockholder) or the Stockholder (with respect to any failure by Parent or Merger Sub), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 15(b).

(c)           All notices and other communications hereunder shall be in writing and shall be delivered personally by overnight courier or similar means or sent by facsimile with written confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice. Any such notice shall be effective upon receipt, if personally delivered or on the next business day following transmittal if sent by confirmed facsimile. Notices, including oral notices, shall be delivered as follows:

if to the Stockholder, at the address set forth on the
signature page, with a copy to the address provided
thereto (if blank no such copy shall be required).

if to Parent, BV Sub or Merger Sub, to:

NAVTEQ Corporation
222 Merchandise Mart, Suite 900
Chicago, Illinois 60654
Attention:  Lawrence M. Kaplan
Facsimile:  312-894-7212

with a copy to:

Pepper Hamilton LLP
600 Fourteenth Street, N.W.
Washington, D.C. 20005
Attention:  Thomas L. Hanley
Facsimile:  202-220-1665

(d)           Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of Parent and Merger Sub and its and their successors and permitted assigns and shall be binding upon the Stockholder and the

Stockholder’s heirs, successors and assigns by will or by the laws of descent. This Agreement is not intended to confer any rights or remedies hereunder upon any other person except the parties hereto.

(e)           This agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflicts of law provisions.

(f)            EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.

(g)           Each of the parties hereto (i) irrevocably consents to the jurisdiction and venue of the Delaware Court of Chancery or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery or, if under Applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in Section 15(c).  Each party hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth herein for the delivery of notices generally shall be effective service of process for any legal proceeding in connection with this Agreement or the transactions contemplated hereby.

(h)           This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(i)            In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a party hereto, it shall be adjusted if possible to effect the intent of the parties.  In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such final determination shall have been made.

(j)            The section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. The word “including” shall be deemed to mean “including without limitation.”

(k)           This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein.  There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

(l)            The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part in accordance with the terms and conditions of this Agreement to facilitate the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy.  Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

(m)          Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

(n)           All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

(o)           Each party to this Agreement has been represented by counsel during the preparation and execution of this Agreement, and therefore waives any rule of construction that would construe ambiguities against the party drafting the agreement.

(p)           From time to time, at the other party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have signed this Stockholder Voting Agreement, in the case of each of Parent, BV Sub and Merger Sub, by its duly authorized officer, as of the date first above written.

NAVTEQ CORPORATION	NAVTEQ Holdings B.V.

By:	By:
Name:	Name:
Title:	Title:

NAVTEQ Holdings Delaware, Inc.

By:
Name:
Title:

STOCKHOLDER	SPOUSE SIGNATURE (if applicable)

Name (print)	Name (print)

Signature	Signature

Stockholder Address:	with a copy to:

Shares Beneficially Owned:

NUMBER OF OUTSTANDING SHARES OF COMMON STOCK BENEFICIALLY OWNED BY STOCKHOLDER:	______________
NUMBER OF SHARES SUBJECT TO COMPANY OPTIONS HELD BY STOCKHOLDER:	______________
NUMBER OF SHARES SUBJECT TO COMPANY WARRANTS HELD BY STOCKHOLDER:	______________

EXHIBIT A

IRREVOCABLE PROXY

The undersigned Stockholder (the “Stockholder”) of Traffic.com, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints each of Judson D. Green, David Mullen and Lawrence M. Kaplan of NAVTEQ Corporation, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”), in accordance with the terms of this Proxy.  The Shares beneficially owned by the Stockholder as of the date of this Proxy are listed on the signature page of this Proxy, along with the number(s) of the stock certificate(s) representing such Shares.  Upon the Stockholder’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and terminated, and the Stockholder agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Stockholder Voting Agreement of even date herewith (the “Voting Agreement”) by and among NAVTEQ Corporation, a Delaware corporation (the “Parent”), NAVTEQ Holdings B.V., a corporation organized under the laws of The Netherlands (“BV Sub”), NAVTEQ Holdings Delaware, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), the Company and the undersigned Stockholder of the Company, and is granted in consideration of Parent, BV Sub and Merger Sub entering into that certain Agreement and Plan of Merger of even date herewith (as it may hereafter be amended from time to time in accordance with the provisions thereof, the “Merger Agreement”) by and among Parent, BV Sub, Merger Sub and the Company.  The Merger Agreement provides for the merger of the Company with and into Merger Sub (the “Merger”), and Stockholder will be entitled to receive a portion of the consideration payable in connection with the Merger.  The term “Expiration Date”, as used in this Proxy, shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to its terms, (ii) such date and time as the Merger shall become effective in accordance with the terms and conditions set forth in the Merger Agreement or (iii) the occurrence of a Material Adverse Amendment.  The term “Material Adverse Amendment” means an amendment to the Merger Agreement that (i) materially and adversely affects the Stockholder and (ii) is approved by the Company’s Board of Directors notwithstanding the fact that in such vote the Stockholder’s nominee on the Company’s Board of Directors voted against such amendment.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the Stockholder, at any time prior during the Voting Period (as defined in the Voting Agreement), to act as the Stockholder’s attorney and proxy to vote all of the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to all of the Shares (including, without limitation, the power to execute and deliver written consents) at every annual or special meeting of stockholders of the Company (and at every adjournment or postponement thereof), and in every written consent in lieu of such meeting:

(a)           in favor of the approval and adoption of the Merger Agreement and approval of the Merger, not including any Material Adverse Amendment;

(b)           against the approval of any action, proposal, transaction or agreement that would result, or could reasonably be expected to result, in any material respect in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement; and

(c)           against any proposal made in opposition to, or in competition with, consummation of the Merger and the other transactions contemplated by the Merger Agreement, including any Acquisition Proposal (as defined in the Merger Agreement).

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided in clauses (a), (b) and (c) above.  The Stockholder may vote the Shares on all other matters.  Notwithstanding anything in this Proxy to the contrary, if the Stockholder is a director or officer of the Company, nothing contained in this Proxy shall not limit or restrict any actions taken by the Stockholder in his or her capacity as a director or officer of the Company either (i) pursuant to Applicable Law or (ii) in exercising the Company’s rights or fulfilling the Company’s obligations under the Merger Agreement (to the extent permitted or required by the Merger Agreement).

Any obligation of Stockholder hereunder shall be binding upon the successors and assigns of Stockholder.

This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

[signature page follows]

2

IN WITNESS WHEREOF, the Stockholder has caused this Irrevocable Proxy to be duly executed as of the day and year first above written.

STOCKHOLDER:

Signature:

Name:

Address

Shares Beneficially Owned:

NUMBER OF OUTSTANDING SHARES OF COMMON STOCK BENEFICIALLY OWNED BY STOCKHOLDER:	______________
NUMBER OF SHARES SUBJECT TO COMPANY OPTIONS HELD BY STOCKHOLDER:	______________
NUMBER OF SHARES SUBJECT TO COMPANY WARRANTS HELD BY STOCKHOLDER:	______________

Exhibit A-2

STOCKHOLDER VOTING AGREEMENT

This STOCKHOLDER VOTING AGREEMENT (this “Agreement”) is made and entered into as of November 5, 2006 by and among NAVTEQ Corporation, a Delaware corporation (the “Parent”), NAVTEQ Holdings B.V., a corporation organized under the laws of The Netherlands (“BV Sub”), NAVTEQ Holdings Delaware, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Traffic.com, Inc., a Delaware corporation (the “Company”), and the person whose name appears on the signature page hereto as a Stockholder (the “Stockholder”) of the Company.  Capitalized terms used and not otherwise defined herein, and defined in the Merger Agreement (as defined below), shall have the respective meanings ascribed to them in the Merger Agreement.

RECITALS

WHEREAS, concurrently with the execution of this Agreement, the Company, Parent, BV Sub and Merger Sub are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to the Merger;

WHEREAS, the Stockholder is the beneficial owner of such number of shares of common stock of the Company, par value $0.01 per share (the “Company Common Stock”), set forth on the signature page hereto, and options, warrants or other rights to acquire such number of shares of Company Common Stock as set forth on the signature page hereto;

WHEREAS, the Stockholder has expressed its intention to elect to receive the Merger Consideration in respect of such Shares (as defined below) beneficially owned by such Stockholder entirely in shares of Parent Common Stock through the making of a Stock Election;

WHEREAS, as a material inducement and a condition to Parent, BV Sub and Merger Sub entering into the Merger Agreement, Parent has requested that the Stockholder agree, and the Stockholder has agreed (in the Stockholder’s capacity as such), for the benefit of Parent, BV Sub and Merger Sub, to enter into this Agreement to facilitate the consummation of the Merger;

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, BV Sub, Merger Sub and the Stockholder hereby agree as follows:

1.             Certain Definitions.  For purposes of this Agreement:

“Expiration Date” shall mean the earlier to occur of (a) such date and time as the Merger Agreement shall have been validly terminated pursuant to its terms, (b) the Effective Time, or (c) the occurrence of a Material Adverse Amendment; provided, however, that the obligations of the

Stockholder pursuant to Section 9 hereof shall survive the Expiration Date and continue for such time as provided in Section 9.

“Material Adverse Amendment” means an amendment to the Merger Agreement that (i) materially and adversely affects the Stockholder and (ii) is approved by the Company’s Board of Directors notwithstanding the fact that in such vote the Stockholder’s nominee on the Company’s Board of Directors voted against such amendment.

“Shares” means (a) all equity securities of the Company (including all shares of Company Common Stock, and all options, warrants and other rights to acquire shares of Company Common Stock) beneficially owned by the Stockholder as of the date of this Agreement and (b) all additional equity securities of the Company (including all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires beneficial ownership during the period commencing with the execution and delivery of this Agreement until the Expiration Date; provided, however, that nothing herein shall obligate the holder to acquire additional equity securities of the Company, by exercise of options, warrants or other rights to acquire, or otherwise.

“Voting Period” means the period commencing on the date of this Agreement and continuing until the Expiration Date.

2.             Representations and Warranties of Stockholder.  The Stockholder represents and warrants to Parent, BV Sub and Merger Sub as follows:

(a)           The Stockholder is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act, provided, however, that for the purposes of this Agreement, such term shall include any Shares that may be acquired more than sixty (60) days from the date hereof) of all of the Shares.  The Stockholder has sole voting power and the sole power of disposition with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights (subject to applicable federal securities laws and the terms of this Agreement).  Such Shares constitute all of the Shares beneficially owned by the Stockholder.  The Shares are held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all mortgages, claims, charges, liens, security interests, pledges, options, proxies, voting trusts or agreements (“Encumbrances”), except for any such Encumbrances arising hereunder and Encumbrances applicable to all securityholders alike, such as the restrictions upon resale imposed by the Securities Act.

(b)           The Stockholder has the legal capacity, power and authority, as applicable, to enter into and perform all of the Stockholder’s obligations under this Agreement.  This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes (assuming due execution and delivery of this Agreement by Parent, BV Sub and Merger Sub) a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.  The execution, delivery and performance of this Agreement by the Stockholder will not violate any agreement or court order to which the Stockholder is a party or is subject, including, without limitation, any voting agreement or voting trust, except for any of the foregoing as would not impair the Stockholder’s ability to perform its obligations under this Agreement in any material respect.

(c)           Except for any applicable filings under the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or any other Person is required to be made or obtained by the Stockholder for the execution of this Agreement by the Stockholder, compliance by the Stockholder with the provisions hereof or performance of the Stockholder’s obligations hereunder.

(d)           The Stockholder understands and acknowledges that Parent is entering into, and causing BV Sub and Merger Sub to enter into, the Merger Agreement in reliance upon the Stockholder’s concurrent execution and delivery of this Agreement, including Parent’s reliance on the Stockholder’s representations and warranties contained herein.

3.             Representations and Warranties of the Company.  The Company hereby represents and warrants to Parent, BV Sub and Merger Sub as follows:

(a)           The Company has the corporate power and authority to enter into and perform all of its obligations under this Agreement.  This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b)           Except for filings under the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution of this Agreement by the Company, compliance by the Company with the provisions hereof or performance of its obligations hereunder.

4.             Representations and Warranties of Parent, BV Sub and Merger Sub.  Parent, BV Sub and Merger Sub hereby represent and warrant to the Stockholder as follows:

(a)           Parent, BV Sub and Merger Sub have the corporate power and authority to enter into and perform all of their respective obligations under this Agreement.  This Agreement has been duly and validly executed and delivered by Parent, BV Sub and Merger Sub and constitutes a valid and binding agreement of each of them, enforceable against them in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b)           Except for filings under the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution of this Agreement by Parent, BV Sub or Merger Sub, compliance by Parent, BV Sub and Merger Sub with the provisions hereof or performance of their obligations hereunder.

5.             Voting Agreement.

(a)           The Stockholder hereby irrevocably and unconditionally agrees that, during the Voting Period, the Stockholder shall (i) appear (in person or by proxy) at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock, properly called, or otherwise cause the Shares then beneficially owned by the Stockholder to be counted as present thereat for purposes of establishing a quorum, and (ii) vote or provide a written consent with respect to all Shares (or will cause all Shares to be voted, or cause a written consent to be provided with respect to all Shares) (A) in favor of adoption and approval of the Merger Agreement and approval of the Merger, not including any Material Adverse Amendment, (B) against any action, proposal, transaction or agreement that would result, or could reasonably be expected to result, in any material respect in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, and (C) against any proposal made in opposition to, or in competition with, consummation of the Merger and the other transactions contemplated by the Merger Agreement, including any Acquisition Proposal.  In all other matters, the Shares shall be voted by and in the manner determined by the Stockholder.

(b)           Notwithstanding any other provision of this Agreement, if the Stockholder is a director or officer of the Company, it is expressly understood and agreed that this Agreement shall not limit or restrict any actions taken by the Stockholder in his or her capacity as a director or officer of the Company either (i) pursuant to Applicable Law or (ii) in exercising the Company’s rights or fulfilling the Company’s obligations under the Merger Agreement (to the extent permitted or required by the Merger Agreement).

6.             Grant of Irrevocable Proxy.  Concurrently with the execution and delivery of this Agreement, the Stockholder has delivered to Parent a proxy in the form attached hereto as Exhibit A (the “Proxy”) with respect to the Shares.  Such Proxy shall be irrevocable to the fullest extent permitted by Applicable Law and shall terminate upon the termination of this Agreement.

7.             No Solicitation.  The Stockholder shall, and shall cause its affiliates that it controls and its and its control affiliates’ respective directors, officers, employees, investment bankers, attorneys, financial and other advisors or other representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage, or induce the making, submission or announcement of, an Acquisition Proposal, (ii) furnish to any Person (other than Parent, BV Sub, Merger Sub or any designees of Parent, BV Sub or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Person (other than Parent, BV Sub, Merger Sub or any designees of Parent, BV Sub or Merger Sub), or take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (other than to notify such Person as to the existence of this provision), (iv) approve, endorse or recommend an Acquisition Proposal, (v) enter into any letter of intent, memorandum of understanding or other agreement, contract or arrangement contemplating or otherwise relating to an Acquisition

Transaction, or (vi) terminate, amend or waive any rights under any “standstill” or other similar agreement between the Stockholder and any Person (other than Parent).  The Stockholder shall immediately cease any and all existing activities, discussions or negotiations with any persons (other than Parent and its affiliates and representatives) conducted heretofore with respect to any Acquisition Proposal.  Without limiting the generality of the foregoing, the Stockholder acknowledges and hereby agrees that any violation of the restrictions set forth in this Section 7 by the Stockholder or any representatives of the Stockholder shall be deemed to be a breach of this Section 7 by the Stockholder.  The Stockholder shall not enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to an Acquisition Proposal unless and until this Agreement is terminated pursuant to its terms.

8.             No Transfers During Voting Period.  The Stockholder agrees that during the Voting Period, except as expressly contemplated by the terms of this Agreement, such Stockholder shall not, directly or indirectly,  (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (including by merger, testamentary disposition, interspousal disposition pursuant to spousal domestic relations proceedings or otherwise, or otherwise by operation of law) (collectively, “Transfer”) any of the Shares, or enter into any contract, option or other agreement to Transfer any of the Shares, or otherwise cause or permit the Transfer of any Shares, (ii) grant any proxies or powers of attorney or enter into any voting trust or other similar agreements or arrangements with respect to any Shares; (iii) request that the Company register the Transfer of any certificate or uncertificated interest representing any of the Shares, or (iv) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its obligations under this Agreement.  The Stockholder hereby agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent in respect of the Shares.  Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Stockholder may surrender shares in connection with “cashless” or net exercise provisions of Company Options or Warrants to the extent necessary to effect exercises thereof (including the payment of any taxes required to be withheld and paid with respect to such exercises).

9.             Agreement Regarding Stock Election; Lock-Up.

(a)           The Stockholder agrees that, in connection with the consummation of the Merger, it shall elect to receive the Merger Consideration in respect of such Shares beneficially owned by such Stockholder entirely in shares of Parent Common Stock (the “Acquired Parent Shares”) through the making of a Stock Election under the Merger Agreement.  The Stockholder agrees that it shall submit one or more Form(s) of Election designating a Stock Election with respect to all of the Shares and, in the event that the Stockholder should fail to submit a Form or Form(s) of Election with such designation with respect to any or all of the Shares, the Stockholder authorizes Parent and the Exchange Agent to submit a Form or Form(s) of Election with such designation in the name and on behalf of the Stockholder.

(b)           The Stockholder agrees that from the Effective Time and continuing for a period of six (6) months following the Effective Time (the “Lock-Up Expiration Date”), such Stockholder shall not, directly or indirectly, (i) Transfer any of the Acquired Parent Shares, or enter into any contract, option or other agreement to Transfer any of the Acquired Parent Shares, or otherwise cause or permit the Transfer of any Acquired Parent Shares or (ii) request that the Company register the Transfer of any certificate or uncertificated interest representing any of the Acquired Parent Shares.  The Stockholder hereby agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent in respect of the Acquired Parent Shares.  The restrictions on transfer provided in this Section 9(b) shall be in addition to any restrictions on transfer of the Acquire Parent Shares imposed by Applicable Law.

(c)           Notwithstanding anything to the contrary contained herein, the Stockholder may Transfer Acquired Parent Shares (i) if such transfer occurs by operation of law or statutes governing the effects of a merger, (ii) as a distribution to limited partners of the Stockholder (provided, however, that such limited partners agree in writing to be bound by the applicable terms of this Section 9), (iii) at any time after Parent consummates a transaction, or enters into an agreement, that would cause or result in a Change In Control of Parent; or (iv) at any time after any agreement that imposes a Transfer restriction on Parent Acquired Shares by any other stockholder of the Company has terminated or been amended, or any rights of Parent or obligations of such stockholder under such agreement have been waived.  In addition, the Stockholder may Transfer up to that number of shares (A) not in excess of five percent (5%) of the Acquired Parent Shares beneficially owned by the Stockholder at the Effective Time if the price per share of Parent common stock as reported on the New York Stock Exchange (“NYSE”) on the date of initiation of such Transfer is not less than $40, (B) not in excess of 15 percent (15%) (including any shares Transferred pursuant to the immediately preceding clause (A)) of the Acquired Parent Shares beneficially owned by the Stockholder at the Effective Time if the price per share of Parent common stock as reported on the NYSE on the date of the initiation of such Transfer is not less than $45, and (C) not in excess of 25 percent (25%) (including any shares Transferred pursuant to the immediately preceding clauses (A) and (B)) of the Acquired Parent Shares beneficially owned by the Stockholder at the Effective Time if the price per share of Parent common stock as reported on the NYSE on the date of the initiation of such Transfer is not less than $50.  For purposes of this paragraph, “Change In Control” means (a) the direct or indirect acquisition (except for transactions described in clause (b) of this paragraph below), whether in one or a series of transactions by any person, or related persons of (i) ownership, beneficial or otherwise, of issued and outstanding shares of capital stock of a party, the result of which acquisition is that such person or such group possesses 50% or more of the combined voting power of all then-issued and outstanding capital stock of such party, or (ii) the power to elect, appoint, or cause the election or appointment of at least a majority of the members of the board of directors (or such other governing body in the event a party or any successor entity is not a corporation); (b) a merger, consolidation or other reorganization or recapitalization of a party with a person or a direct or indirect subsidiary of such person, provided that the result of such merger, consolidation or other reorganization or recapitalization, whether in one or a series of related transactions, is that the holders of the outstanding voting stock of such party immediately prior to such consummation do not possess, whether directly or indirectly, immediately after the consummation of such transaction, in excess of 50% of the combined voting power of all then-issued and outstanding stock of the merged, consolidated, reorganized or recapitalized person, its direct or indirect parent, or the surviving person of such transaction; (c) the stockholders of a party approve a plan of complete liquidation of such party; or (d) a sale or disposition, whether in one or a series of transactions, of all or substantially all of a party’s assets.

10.           Acquisition of Additional Shares.

(a)           At all times during the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, the Stockholder shall promptly notify Parent of the number of any additional shares of Company Common Stock and the number and type of any other voting securities of the Company acquired by the Stockholder, if any, after the date hereof.  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall obligate the Stockholder to exercise any option, warrant or other right to acquire Shares.

(b)           In the event of a stock dividend or distribution, or any change in the Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

11.           No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares.  Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to the Stockholder.

12.           Disclosure.  The Stockholder hereby agrees to permit Parent to publish and disclose in the Registration Statement and the Proxy Statement/Prospectus (including all documents and schedules filed with the SEC), and in any press release or other disclosure document which Parent reasonably determines to be necessary or desirable to comply with applicable law or the rules and regulations of The New York Stock Exchange in connection with the Merger and any transactions related thereto, the Stockholder’s identity and ownership of the Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement, provided that any public announcement or disclosure is made in accordance with the terms of the Merger Agreement and the requirements of Applicable Law, subject to Parent using its reasonable best efforts to consult with the Stockholder and giving the Stockholder the right to review and comment upon any such disclosure.  In addition, the Stockholder will cooperate with Parent in connection with the filing of any Schedule 13D or amendment thereto that Parent reasonably determines is required under the Exchange Act in connection with this Agreement.

13.           Consent and Waiver.  The Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement or instrument to which the Stockholder is a party.  Without limiting the generality of or effect of the foregoing, the Stockholder hereby waives any and all rights to contest or object to the execution and delivery of the Merger Agreement, the actions of the Board of Directors of the Company in approving and recommending the Merger, the consummation of the Merger and the other transactions contemplated by the Merger Agreement, or to seek damages or other legal or equitable relief in connection therewith.  From and after the Effective Time, the Stockholder’s right to receive its portion of the Merger Consideration on the terms and subject to the conditions set forth in the Merger Agreement shall constitute the Stockholder’s sole and exclusive right against the Company and/or Parent or Merger Sub in respect of the Stockholder’s status as a stockholder of the Company.

14.           Confidentiality.  The Stockholder shall hold any information regarding this Agreement and the Merger in strict confidence and shall not divulge any such information to any third person (except to affiliates and to its limited partners, investment bankers, attorneys, financial and other advisors) until the Parent has publicly disclosed the Merger, except for disclosures which the Stockholder’s legal counsel advises are necessary in order to fulfill such Stockholder’s obligations imposed by law, in which event the Stockholder shall give prior notice of such disclosure to Parent as promptly as practicable.  Subject to the exception in the immediately preceding sentence, neither the Stockholder, nor any of its affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Merger, the Merger Agreement or other transactions contemplated thereby.

15.           Termination.  This Agreement shall automatically terminate (without requirement of further action or notice) on the Expiration Date; provided, however, that the provisions of Section 9(b) shall continue in effect after the Expiration Date until the Lock-Up Expiration Date and the provisions of Section 13 and Section 16 shall continue in effect with respect to Section 9(b) until the Lock-Up Termination Date.

16.           Miscellaneous.

(a)           This Agreement may be amended, modified or supplemented only by written agreement of the parties.

(b)           Any failure of the Stockholder, on the one hand, or Parent and Merger Sub, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Parent (with respect to any failure by the Stockholder) or the Stockholder (with respect to any failure by Parent or Merger Sub), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 16(b).

(c)           All notices and other communications hereunder shall be in writing and shall be delivered personally by overnight courier or similar means or sent by facsimile with written confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice. Any such notice shall be effective upon receipt, if personally delivered or on the next business day following transmittal if sent by confirmed facsimile. Notices, including oral notices, shall be delivered as follows:

if to the Stockholder, at the address set forth on the
signature page, with a copy to the address provided

thereto.

if to Parent, BV Sub or Merger Sub, to:

NAVTEQ Corporation
222 Merchandise Mart, Suite 900
Chicago, Illinois 60654
Attention:  Lawrence M. Kaplan
Facsimile:  312-894-7212

with a copy to:

Pepper Hamilton LLP
600 Fourteenth Street, N.W.
Washington, D.C. 20005
Attention:  Thomas L. Hanley
Facsimile:  202-220-1665

(d)           Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of Parent and Merger Sub and its and their successors and permitted assigns and shall be binding upon the Stockholder and the Stockholder’s heirs, successors and assigns by will or by the laws of descent. This Agreement is not intended to confer any rights or remedies hereunder upon any other person except the parties hereto.

(e)           This agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflicts of law provisions.

(f)            EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.

(g)           Each of the parties hereto (i) irrevocably consents to the jurisdiction and venue of the Delaware Court of Chancery or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery or, if under Applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United

States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in
Section 16(c).  Each party hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth herein for the delivery of notices generally shall be effective service of process for any legal proceeding in connection with this Agreement or the transactions contemplated hereby.

(h)           This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(i)            In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a party hereto, it shall be adjusted if possible to effect the intent of the parties.  In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such final determination shall have been made.

(j)            The section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. The word “including” shall be deemed to mean “including without limitation.”

(k)           This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein.  There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

(l)            The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part in accordance with the terms and conditions of this Agreement to facilitate the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy.  Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

(m)          Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

(n)           All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that Parent shall reimburse the reasonable legal fees and expenses incurred by Stockholder up to a maximum of $20,000.

(o)           Each party to this Agreement has been represented by counsel during the preparation and execution of this Agreement, and therefore waives any rule of construction that would construe ambiguities against the party drafting the agreement.

(p)           From time to time, at the other party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have signed this Stockholder Voting Agreement, in the case of each of Parent, BV Sub and Merger Sub, by its duly authorized officer, as of the date first above written.

NAVTEQ CORPORATION	NAVTEQ Holdings B.V.

By:	By:
Name:	Name:
Title:	Title:

NAVTEQ Holdings Delaware, Inc.

By:
Name:
Title:

STOCKHOLDER

Name (print)

Signature

Stockholder Address:	with a copy to:

Shares Beneficially Owned:

NUMBER OF OUTSTANDING SHARES OF COMMON STOCK BENEFICIALLY OWNED BY STOCKHOLDER:	______________
NUMBER OF SHARES SUBJECT TO COMPANY OPTIONS HELD BY STOCKHOLDER:	______________
NUMBER OF SHARES SUBJECT TO COMPANY WARRANTS HELD BY STOCKHOLDER:	______________

EXHIBIT A

IRREVOCABLE PROXY

The undersigned Stockholder (the “Stockholder”) of Traffic.com, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints each of Judson D. Green, David Mullen and Lawrence M. Kaplan of NAVTEQ Corporation, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”), in accordance with the terms of this Proxy.  The Shares beneficially owned by the Stockholder as of the date of this Proxy are listed on the signature page of this Proxy, along with the number(s) of the stock certificate(s) representing such Shares.  Upon the Stockholder’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and terminated, and the Stockholder agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Stockholder Voting Agreement of even date herewith (the “Voting Agreement”) by and among NAVTEQ Corporation, a Delaware corporation (the “Parent”), NAVTEQ Holdings B.V., a corporation organized under the laws of The Netherlands (“BV Sub”), NAVTEQ Holdings Delaware, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), the Company and the undersigned Stockholder of the Company, and is granted in consideration of Parent, BV Sub and Merger Sub entering into that certain Agreement and Plan of Merger of even date herewith (as it may hereafter be amended from time to time in accordance with the provisions thereof, the “Merger Agreement”) by and among Parent, BV Sub, Merger Sub and the Company.  The Merger Agreement provides for the merger of the Company with and into Merger Sub (the “Merger”), and Stockholder will be entitled to receive a portion of the consideration payable in connection with the Merger.  The term “Expiration Date”, as used in this Proxy, shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to its terms, (ii) such date and time as the Merger shall become effective in accordance with the terms and conditions set forth in the Merger Agreement or (iii) the occurrence of a Material Adverse Amendment.  The term “Material Adverse Amendment” means an amendment to the Merger Agreement that (i) materially and adversely affects the Stockholder and (ii) is approved by the Company’s Board of Directors notwithstanding the fact that in such vote the Stockholder’s nominee on the Company’s Board of Directors voted against such amendment.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the Stockholder, at any time prior during the Voting Period (as defined in the Voting Agreement), to act as the Stockholder’s attorney and proxy to vote all of the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to all of the Shares (including, without limitation, the power to execute and deliver written consents) at every annual or special meeting of stockholders of the Company (and at every adjournment or postponement thereof), and in every written consent in lieu of such meeting:

(a)           in favor of the approval and adoption of the Merger Agreement and approval of the Merger, not including any Material Adverse Amendment;

(b)           against the approval of any action, proposal, transaction or agreement that would result, or could reasonably be expected to result, in any material respect in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement; and

(c)           against any proposal made in opposition to, or in competition with, consummation of the Merger and the other transactions contemplated by the Merger Agreement, including any Acquisition Proposal (as defined in the Merger Agreement).

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided in clauses (a), (b) and (c) above.  The Stockholder may vote the Shares on all other matters.  Notwithstanding anything in this Proxy to the contrary, if the Stockholder is a director or officer of the Company, nothing contained in this Proxy shall not limit or restrict any actions taken by the Stockholder in his or her capacity as a director or officer of the Company either (i) pursuant to Applicable Law or (ii) in exercising the Company’s rights or fulfilling the Company’s obligations under the Merger Agreement (to the extent permitted or required by the Merger Agreement).

Any obligation of Stockholder hereunder shall be binding upon the successors and assigns of Stockholder.

This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

[signature page follows]

2

IN WITNESS WHEREOF, the Stockholder has caused this Irrevocable Proxy to be duly executed as of the day and year first above written.

STOCKHOLDER:

Signature:

Name:

Address

Shares Beneficially Owned:

NUMBER OF OUTSTANDING SHARES OF COMMON STOCK BENEFICIALLY OWNED BY STOCKHOLDER:	______________
NUMBER OF SHARES SUBJECT TO COMPANY OPTIONS HELD BY STOCKHOLDER:	______________
NUMBER OF SHARES SUBJECT TO COMPANY WARRANTS HELD BY STOCKHOLDER:	______________

Exhibit B

Form of Affiliate Agreement

NAVTEQ Corporation

222 Merchandise Mart

Suite 900

Chicago, Illinois 60654

Ladies and Gentlemen:

The undersigned has been advised that as of the date hereof the undersigned may be deemed to be an “affiliate” of Traffic.com, Inc., a Delaware corporation (the “Company”), as the term “affiliate” is defined for purposes of Rule 145 of the Rules and Regulations (the “Rules and

Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).  Pursuant to the terms of the Agreement and Plan of Merger, dated as of November 6, 2006 (the “Agreement”), by and among NAVTEQ Holdings B.V., a corporation organized under the laws of The Netherlands (“BV Sub”), NAVTEQ Holdings Delaware, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”) and the Company, the Company will be merged with and into Merger Sub (the “Merger”).

As a result of the Merger, the undersigned will be entitled to receive cash and shares of Common Stock, par value $0.001 per share, of Parent (the “Parent Common Stock”) in exchange for shares of common stock of the Company owned by the undersigned.  In connection therewith, the undersigned hereby represents and warrants to, and covenants with, Parent as set forth below and acknowledges and agrees that the execution and delivery of this Affiliate Agreement by the undersigned is a material inducement to Parent, BV Sub and Merger Sub to enter into the Merger Agreement.

(a)           The undersigned shall not make any sale, transfer or other disposition of the Parent Common Stock in violation of the Act or the Rules and Regulations.

(b)           The undersigned has carefully read this Affiliate Agreement and discussed its requirements and other applicable limitations upon the undersigned’s ability to offer, sell, transfer or otherwise dispose of the Parent Common Stock, to the extent the undersigned believes necessary, with the undersigned’s counsel.

(c)           The undersigned has been advised that the issuance of shares of Parent Common Stock to the undersigned in connection with the Merger is expected to be registered by Parent under the Act through the filing by Parent of a Registration Statement with the Commission on Form S-4.  However, the undersigned has also been advised that because at the time the Merger was submitted to a vote of the stockholders of the Company, the undersigned may be deemed an affiliate of the Company, and the distribution by the undersigned of the Parent Common Stock has not been registered under the Act, the undersigned may not offer, sell, transfer or otherwise dispose of Parent Common Stock issued to the undersigned in connection with the Merger unless (i) such offer, sale, transfer or other disposition has been registered under the Act, (ii) such offer, sale, transfer or other disposition is made in conformity with the volume and other applicable limitations imposed by Rule 145 under the Act, or (iii) in the opinion of counsel, in form and substance reasonably acceptable to Parent or under a “no-action” letter or interpretative letter obtained by the undersigned from the staff of the Commission, such offer, sale, transfer or other disposition is otherwise exempt from registration under the Act.

(d)           The undersigned understands that Parent will be under no obligation to register the offer, sale, transfer or other disposition of the Parent Common Stock by the undersigned or on the undersigned’s behalf under the Act.

(e)           The undersigned understands that stop transfer instructions will be given to Parent’s transfer agent with respect to the Parent Common Stock owned by the undersigned and that there may be placed on the certificates for the Parent Common Stock issued to the undersigned, or any substitutions therefor, a legend substantially in the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 UNDER THE SECURITIES ACT OF 1933 APPLIES.  THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 COVERING THE RESALE OF SUCH SHARES OR IN ACCORDANCE WITH AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.”

(f)            The undersigned also understands that unless undersigned certifies to Parent that the transfer by the undersigned of the undersigned’s Parent Common Stock has been registered under the Act or is a transfer made in conformity with the provisions of this Affiliate Agreement, Parent reserves the right, in its sole discretion, to place the a substantially similar legend as that set forth in (e) above on the certificates issued to any transferee of shares from the undersigned.

(g)           By Parent’s execution of this Affiliate Agreement, Parent hereby agrees with the undersigned as follows:

(1)           For so long as Parent is obligated to file reports pursuant to Section 13 or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), Parent shall (a) use its commercially reasonable efforts to (i) file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Exchange Act and (ii) furnish to the undersigned upon request a written statement as to whether

Parent has complied with such reporting requirements during the 12 months preceding any proposed sale of the Parent Common Stock by the undersigned under Rule 145, and (b) otherwise use its commercially reasonable efforts to permit such sales pursuant to Rule 145 and Rule 144.  Parent hereby represents to the undersigned that it has filed all reports required to be filed with the Commission under Section 13 of the Exchange Act during the 12 months preceding the date of this Affiliate Agreement.

(2)           It is understood and agreed that an offer, sale or other transfer of the shares of Parent Common Stock shall be permitted and the legends in paragraph (e) or (f) above shall be removed in connection therewith by delivery of substitute certificates without such legend if the undersigned shall have delivered to Parent (i) a copy of a “no action” or interpretive letter from the staff of the Commission, or an opinion of counsel, in form and substance reasonably satisfactory to Parent, to the effect that such offer sale or other transfer is permissible under the Act and/or such legend is not required for purposes of the Act, (ii) an opinion of counsel, in form and substance reasonably satisfactory to Parent, to the effect that the offer, sale or other transfer of such shares by the holder thereof is no longer subject to Rule 145, or (iii) satisfactory evidence that the shares of Parent Common Stock represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rule 145.

(3)           It is understood and agreed that an offer, sale or other transfer of the shares of Parent Common Stock shall be permitted and the legends in paragraph (e) or (f) above shall be removed in connection therewith by delivery of substitute certificates without such legend if (i) one year shall have elapsed from the date the undersigned acquired the Parent Common Stock received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned or (ii) two years shall have elapsed from the date the undersigned acquired the Parent Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned.

Execution of this Affiliate Agreement should not be considered an admission on the undersigned’s part that the undersigned is an “affiliate” of the Company as described in the first paragraph of this Affiliate Agreement or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this Affiliate Agreement.

Very truly yours,

[Print Name]

Acknowledged this day of , 2006.

NAVTEQ Corporation

By:

Name:

Title:

SCHEDULE I

Parties to Voting Agreement

•                  TL Ventures III, L.P.

•                  TL Ventures III Offshore, L.P.

•                  TL Ventures III Interfund, L.P.

•                  TL Ventures IV, L.P.

•                  TL Ventures IV Interfund, L.P.

•                  Robert N. Verratti

•                  David L. Jannetta

•                  The Jannetta Family Trust

•                  Mark J. DeNino

•                  Christopher M. Rothey

SCHEDULE II

List of Company Warrants

•                  Safeguard Delaware, Inc. (Warrant for 17,565 shares of Common Stock of the Company dated April 22, 2005)

•                  National Electrical Benefit Fund (Warrant for 116,666 shares of Common Stock of the Company dated April 22, 2005)

•                  PA Early Stage Partners, L.P. (Warrant for 66,666 shares of Common Stock of the Company dated August 24, 2005)

•                  Square 1 Bank (Warrant for 26,087 shares of Common Stock of the Company dated August 27, 2006)

•                  Comerica Bank (Warrant for 100,000 shares of Series E Preferred Stock of the Company convertible into 33,333 shares of Common Stock of the Company dated December 7, 2003 and Warrant for 25,000 shares of Series E Preferred Stock of the Company convertible into 8,333 shares of Common Stock of the Company dated July 8, 2003)

•                  Potomac Technology Development, LLC (Warrant for 41,666 shares of Common Stock of the Company dated April 17,2002)

•                  PNC Bank, National Association (Warrant for 10,000 shares of Common Stock of the Company dated January 26, 2001)

•                  Hearst Communications, Inc. (Warrant for 13,333 shares of Common Stock of the Company dated March 16, 2001)

SCHEDULE III

Holders Making Stock Elections

•                  TL Ventures III, L.P.

•                  TL Ventures III Offshore, L.P.

•                  TL Ventures III Interfund, L.P.

•                  TL Ventures IV, L.P.

•                  TL Ventures IV Interfund, L.P.

SCHEDULE IV

Holders of Exchanged Warrants

•                  TL Ventures IV, L.P.

•                  TL Ventures IV Interfund, L.P.

•                  TL Ventures III, L.P.

•                  TL Ventures III Interfund, L.P.

•                  TL Ventures III Offshore, L.P.